CITRUS BANK
                            2861 South Delaney Avenue
                             Orlando, Florida 32806

                                  May 12, 1999


Dear Shareholder:

        You are cordially invited to attend the Special Meeting of Shareholders of Citrus Bank to be held on Tuesday, June 15, 1999, at 5:00 p.m., local time, at the Orlando Marriott Downtown Hotel, 400 West Livingston Street, Orlando, Florida.

        AT THE SPECIAL MEETING, YOU WILL BE ASKED TO VOTE UPON THE PROPOSED ACQUISITION OF CITRUS BY CAROLINA FIRST CORPORATION. At the time the acquisition becomes effective, each share of Citrus common stock will be converted into a number of shares of Carolina First common stock that will depend upon the average closing price of Carolina First common stock over a 30 day trading period ending immediately prior to the closing of the acquisition. If this average price is between $18.35 and $24.83, you will receive a number of shares of Carolina First common stock determined by dividing $37.07 by the average price. However, if the average price is $24.83 or more, you will receive 1.493 shares of Carolina First common stock for each share of Citrus common stock that you own, and if the average price is $18.35 or less, you will receive 2.020 shares of Carolina First common stock for each share of Citrus common stock that you own.

        THE BOARDS OF EACH OF CITRUS AND CAROLINA FIRST HAVE APPROVED THE ACQUISITION. THE CITRUS BOARD RECOMMENDS THAT YOU VOTE IN FAVOR OF THE ACQUISITION.

        Enclosed with this Letter and Notice of Special Meeting of Shareholders are a Proxy Statement/Prospectus and a Proxy for use in connection with the Special Meeting. The Proxy Statement/Prospectus includes, among other things,
(1) a description of the terms and conditions of the proposed acquisition and related agreements, and (2) certain financial and other information about Carolina First and Citrus. You may also obtain information about Carolina First from documents that it has filed with the Securities and Exchange Commission. You are urged to review all of this information carefully, because it is important.

        The transaction may not be completed unless it is approved by holders of at least a majority of the issued and outstanding shares of Citrus common stock. CONSEQUENTLY, YOUR VOTE IS IMPORTANT. You can vote either in person at the Special Meeting or by proxy. If you choose to vote by proxy, please complete, date and sign the enclosed Proxy, and return it promptly in the enclosed return envelope, which does not require any postage if mailed in the United States. If you attend the Special Meeting, you may nevertheless vote your shares in person, even if you have already returned your Proxy.



                                            By Order of the Board of Directors,

                                             /s/ Randy O. Burden

                                             Randy O. Burden
                                             Chairman, President and
                                             Chief Executive Officer

   REGARDLESS  OF THE NUMBER OF SHARES THAT YOU OWN AND WHETHER OR NOT YOU PLAN
               TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD.

                                   CITRUS BANK
                            2861 South Delaney Avenue
                             Orlando, Florida 32806
                                 (407) 428-9338

                  ---------------------------------------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 15, 1999
                  ---------------------------------------------


                       TO THE SHAREHOLDERS OF CITRUS BANK

        NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Citrus Bank, a Florida banking corporation, will be held at 5:00 p.m., local time, on Tuesday, June 15, 1999 at the Orlando Marriott Downtown, 400 West Livingston Street, Orlando, Florida 32801 (the "Special Meeting"), for the following purposes, as more fully described in the accompanying Proxy Statement/Prospectus.

        1. To consider and vote upon a proposal to authorize, adopt and approve a Reorganization Agreement (the "Agreement"), between Carolina First Corporation and Citrus Bank. A copy of the Agreement is attached as Annex A to the accompanying Proxy Statement/Prospectus.

        2. To transact such other business as may properly come before the Special Meeting and at any adjournment or postponement thereof.

        Only shareholders of record at the close of business on April 30, 1999 are entitled to notice of, and to vote at, the Special Meeting and at any adjournment or postponement thereof. A shareholder who either (i) votes against the approval of the Agreement or (ii) gives written notice to Citrus Bank, at or prior to the Special Meeting, that he or she dissents from the Agreement, will be entitled to payment in cash of the value of the shares held by such shareholder. A copy of the dissenters' rights provisions is attached to the enclosed Proxy Statement/Prospectus as Annex C.

                              By Order of the Board of Directors of Citrus Bank,

                             /s/ Randy O. Burden

                             Randy O. Burden
                             Chairman, President and Chief Executive Officer
Orlando, Florida
May 12, 1999

PLEASE FILL IN, SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. IF YOU ATTEND THE MEETING IN
PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR OWN SHARES.

                           PROXY STATEMENT/PROSPECTUS


                           CAROLINA FIRST CORPORATION
    PROSPECTUS FOR 4,229,375 SHARES OF COMMON STOCK $1.00 PAR VALUE PER SHARE

                                   CITRUS BANK
               PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS

        This Proxy Statement/Prospectus is provided with respect to the proposed acquisition of Citrus Bank ("Citrus") by Carolina First Corporation ("Carolina First").

        If the acquisition is consummated, Citrus will become a wholly-owned subsidiary of Carolina First. In the acquisition, each share of Citrus common stock will be converted into a number of shares of Carolina First common stock that will depend upon the average closing price of Carolina First common stock over a 30 day trading period ending immediately prior to the closing of the acquisition. If this average price is between $18.35 and $24.83, you will receive a number of shares of Carolina First common stock determined by dividing $37.07 by the average price. However, if the average price is $24.83 or more, you will receive 1.493 shares of Carolina First common stock for each share of Citrus common stock that you own, and if the average price is $18.35 or less, you will receive 2.020 shares of Carolina First common stock for each share of Citrus common stock that you own. The average of the closing prices of Carolina First common stock for the 30 day trading period ending May 6, 1999 was $25.5407, which would have resulted in a conversion ratio of 1.493 shares of Carolina First common stock for each share of Citrus stock.

        The acquisition must be approved by the holders of at least a majority of the issued and outstanding shares of Citrus common stock. A Special Meeting of shareholders of Citrus is being held on June 15, 1999 in order to provide the shareholders with an opportunity to vote on the proposed acquisition. More specific information regarding the Special Meeting is included in this document. Completion of the acquisition is also subject to compliance with certain other conditions, including approval by applicable regulatory authorities.

        The acquisition will be structured as a merger, in which a wholly-owned subsidiary of Carolina First will be merged into Citrus. After the acquisition, the surviving corporation in the merger will be Citrus, and the former Citrus shareholders will hold Carolina First common stock. Citrus shareholders who wish to exercise dissenters' rights with respect to this acquisition may do so by following the procedure set forth herein. If such procedure is followed, such shareholders will receive cash upon the surrender of the Citrus stock, instead of receiving Carolina First common stock. Cash will be paid in lieu of fractional shares to which a Citrus shareholder becomes entitled. The exact terms of the acquisition are set forth in the Reorganization Agreement attached hereto as Annex A. A discussion and description of these terms are set forth below in this Proxy Statement/Prospectus. See "THE PROPOSED TRANSACTION" below.

        PLEASE REVIEW CAREFULLY THE "RISK FACTORS" SECTION BEGINNING ON PAGE 17. IT SETS FORTH A DISCUSSION OF CERTAIN IMPORTANT FACTORS THAT SHOULD BE CONSIDERED BY SHAREHOLDERS OF CITRUS IN EVALUATING THE ACQUISITION.

        THE CITRUS BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE PROPOSED ACQUISITION.

        Carolina First's common stock is traded on the Nasdaq National Market under the Nasdaq market symbol "CAFC." On March 17, 1999 (the last business day prior to the announcement of the acquisition), the closing price of the Carolina First common stock, as reported by Nasdaq, was $22.00 per share. The Citrus common stock is not traded on any established market and has experienced very limited trading.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE CAROLINA FIRST COMMON STOCK TO BE ISSUED IN THE ACQUISITION, OR DETERMINED THAT THIS PROXY STATEMENT/PROSPECTUS IS EITHER ACCURATE OR INACCURATE, OR ADEQUATE OR INADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        THE CAROLINA FIRST SHARES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS AND LOAN ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR OTHER GOVERNMENTAL AGENCY.

             The date of this Proxy Statement/Prospectus is May 12, 1999.


                                         TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION........................................................5
SUMMARY............................................................................................7
        Purpose of this Proxy Statement/Prospectus.................................................7
        Time, Place and Purpose of the Special Meeting.............................................7
        Principal Parties to the Transaction.......................................................7
               Carolina First......................................................................7
               Citrus .............................................................................7
        Basic Terms of the Transaction.............................................................7
        Shareholder Vote Required and Record Date..................................................8
        Recommendation of Citrus' Board of Directors...............................................8
        Rights of Dissenting Shareholders..........................................................8
        Differences in Shareholders' Rights after the Acquisition..................................9
        Conditions to the Consummation of the Acquisition..........................................9
        Circumstances under which the Transaction may be Terminated................................9
        Anticipated Effective Time of the Transaction..............................................9
        Opinion of Citrus' Financial Advisor......................................................10
        Certain Federal Income Tax Consequences to Citrus Shareholders............................10
        Interests of Certain Affiliates of Citrus in the Transaction..............................10
        Restrictions on Resales by Citrus Affiliates..............................................11
        Accounting Treatment of the Transaction...................................................11
        Market Prices and Dividends of Carolina First and Citrus Stock............................11
        Selected Consolidated Financial Data......................................................12
        Comparative Per Share Data................................................................15
RISK FACTORS......................................................................................16
        Carolina First is very dependent on its senior management.................................16
        Carolina First has experienced significant growth through acquisitions....................16
        Carolina First has certain antitakeover measures..........................................16
        Carolina First has experienced significant growth in commercial lending activities........17
INFORMATION CONCERNING THE SPECIAL MEETING........................................................17
        Special Meeting...........................................................................17
               Purpose of the Special Meeting.....................................................17
               Citrus Record Date and Voting Rights...............................................17
               Proxies............................................................................18
               Recommendation.....................................................................18
THE PROPOSED TRANSACTION..........................................................................19
        General Description of the Terms of the Reorganization Agreement..........................19
        Background of and Reasons for the Reorganization Agreement................................20
               Citrus Reasons.....................................................................20
               Carolina First Reasons.............................................................22
        Opinion of Citrus' Financial Advisor......................................................23
               General............................................................................23
               Valuation Methodologies............................................................24
                      Analysis of Terms of the Merger.............................................24
                      Stock Trading History.......................................................24
                      Comparable Transaction Analysis.............................................25
                      Discounted Cash Flow Analysis...............................................25
                      Dividend Analysis...........................................................26
               Compensation of Ewing..............................................................27
        Exchange of Citrus Stock Certificates.....................................................27
CITRUS SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY
    RECEIVE THE TRANSMITTAL FORMS.................................................................27
        Conditions to Consummation of the Acquisition.............................................28
        Termination...............................................................................29


        Amendment.................................................................................29
        Conduct of Citrus' and Carolina First's Business Prior to the Effective Time..............29
        Required Regulatory Approvals.............................................................31
        Operations after the Acquisition..........................................................31
        Interests of Certain Persons in the Acquisition...........................................32
               Directors..........................................................................32
               Indemnification; Advancement of Expenses; Directors' and Officers' Insurance.......32
               Employment Agreements..............................................................32
               Other Matters Related to Employees and Employee Benefit Plans......................32
        Options and Warrants......................................................................32
        Accounting Treatment......................................................................32
        Certain Federal Income Tax Consequences...................................................33
               Fractional Share Interests.........................................................33
               Cash Received by Holders of Citrus Common Stock Who Dissent........................33
        Restrictions on Resales by Affiliates.....................................................34
        Rights of Dissenting Shareholders of Citrus...............................................34
        Recommendation of the Citrus Board of Directors...........................................35
PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION................................................36
INFORMATION ABOUT CAROLINA FIRST..................................................................42
        General...................................................................................42
               Carolina First.....................................................................42
               Carolina First Bank................................................................43
               Carolina First Mortgage Company....................................................43
               Citizens First National Bank.......................................................43
               Blue Ridge Finance Company, Inc....................................................43
               Resource Processing Group, Inc.....................................................43
               Carolina First Bank, F.S.B.........................................................44
        Capital Adequacy..........................................................................44
               Carolina First.....................................................................44
               Pro Forma Regulatory Capital.......................................................44
        Recent Developments.......................................................................45
               March 31, 1999 Quarterly Earnings and Financial Data...............................45
               Sale of Consumer Credit Card Portfolio.............................................45
               Other Acquisitions.................................................................45
INFORMATION ABOUT CITRUS BANK.....................................................................46
        History and Business......................................................................46
        Management's Discussion and Analysis of Financial Condition and Results of Operations.....46
        Earnings..................................................................................46
               1998 Compared with 1997............................................................46
               1997 Compared with 1996............................................................46
        Net Interest Income.......................................................................46
        Interest Rate Sensitivity.................................................................48
        Provision for Loan Losses.................................................................49
        Noninterest Income........................................................................49
        Noninterest Expenses......................................................................50
        Income Tax Expense (Benefit)..............................................................50
        Investment Portfolio......................................................................50
        Loan Portfolio Composition................................................................52
        Nonperforming Loans; Other Problem Assets.................................................53
        Potential Problem Loans...................................................................53
        Allowance for Loan Losses.................................................................54
        Deposits..................................................................................55
        Return on Equity and Assets...............................................................55
        Liquidity.................................................................................56
        Capital Resources.........................................................................56


        Inflation.................................................................................57
        Correspondent Banking.....................................................................57
        Data Processing...........................................................................57
        Employees.................................................................................57
        Monetary Policies.........................................................................57
        Supervision and Regulation................................................................57
        Description of Property...................................................................60
        Legal Proceedings.........................................................................61
        Market for Common Stock and Dividends.....................................................61
        Management and Principal Shareholders of Citrus...........................................62
COMPARATIVE RIGHTS OF SHAREHOLDERS................................................................64
        Comparison of Carolina First Common Stock and Citrus Common Stock.........................64
               Capitalization.....................................................................64
               Voting in General..................................................................64
               Dissenters' Rights.................................................................64
               Mergers, Consolidations, Exchanges, Sales of Assets or Dissolution.................65
               Directors..........................................................................65
               Nomination of Directors............................................................65
               Indemnification of Officers and Directors..........................................65
               Conversion; Redemption; Sinking Fund...............................................65
               Liquidation Rights.................................................................65
               Dividends..........................................................................66
               Amendment..........................................................................66
               Anti-takeover Measures.............................................................66
               Other Considerations...............................................................67
CAROLINA FIRST CAPITAL STOCK......................................................................67
        Common Stock..............................................................................67
        Preferred Stock...........................................................................67
        Certain Matters...........................................................................68
               Shareholders' Rights Agreement.....................................................68
               Management Contracts...............................................................69
        Board of Directors........................................................................69
               Classification of Board of Directors...............................................69
               Removal of Directors...............................................................70
               Limitation of Director Liability...................................................70
               Evaluation of Proposed Business Combinations.......................................70
        Voting ...................................................................................70
               Voting For Directors...............................................................70
               Supermajority Voting Requirements..................................................70
               Control Share Acquisition/Business Combination Statutes............................71
               Transfer Agent.....................................................................71
               Dividend Reinvestment Plan.........................................................71
LEGAL MATTERS.....................................................................................71
EXPERTS...........................................................................................71
OTHER MATTERS.....................................................................................72
ADDITIONAL INFORMATION AVAILABLE THROUGH THE SEC..................................................72
INCORPORATION OF CERTAIN INFORMATION FILED WITH THE SEC BY REFERENCE..............................73
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS...................................................73
RESALE MATTERS; SOURCE OF INFORMATION; CERTAIN OTHER MATTERS......................................74
INDEX TO FINANCIAL STATEMENTS....................................................................F-1
ANNEXES
        Reorganization Agreement.............................................................Annex A
        Opinion of Allen C. Ewing & Co.......................................................Annex B
        Dissenters' Rights Statute...........................................................Annex C

                             QUESTIONS AND ANSWERS ABOUT THE TRANSACTION


Q:      WHY DO CITRUS AND CAROLINA FIRST WANT TO MERGE?

A: Citrus believes that shareholder value will be maximized and that its customers will benefit from an affiliation with Carolina First. Carolina First wants to expand Carolina First's presence in Citrus' service areas.


Q:      HOW WILL I BENEFIT?

A: The Citrus Board of Directors believes that Carolina First is offering a fair price for your shares and that you will benefit by becoming a shareholder of a bank holding company with a strong record of growth and attractive operating strategy. The Citrus Board also believes that you will benefit from the opportunity to hold stock in a larger, more diversified company, the stock of which is more widely held, more actively traded and has historically received cash dividends.


Q:      WHAT WILL I RECEIVE FOR MY CITRUS SHARES?

A: You will receive shares of Carolina First common stock valued at $37.07 for each share of Citrus common stock that you currently own, subject to certain limits on the minimum and maximum number of Carolina First shares to be issued. The value of the Carolina First common stock will be the average closing price for the 30 trading days immediately prior to the closing of the transaction, subject to certain exceptions and limitations described in greater detail herein. The average of the closing prices of Carolina First common stock for the 30 trading days ending May 6, 1999, was $25.5407. Fractional shares will not be issued. Instead, shareholders will receive cash in lieu of fractional shares based on the fair market value of the Carolina First common stock.


Q:      WHEN DO YOU EXPECT THE TRANSACTION TO BE COMPLETED?

A: We plan to complete the transaction as soon as possible after the special meeting, assuming the required shareholder approval is obtained. The transaction is also subject to the approval of federal and state banking regulatory authorities and the satisfaction of other closing conditions. We expect the transaction to be completed in July, 1999.


Q:      WHEN AND WHERE WILL THE SPECIAL MEETING TAKE PLACE?

A: The special meeting will be held on Tuesday, June 15, 1999, at 5:00 p.m., local time, at the Orlando Marriott Downtown Hotel, 400 West Livingston Street, Orlando, Florida.


Q:      WHAT DO I NEED TO DO NOW?

A: After reviewing this document, indicate on your proxy card how you want to vote, sign it and mail it in the enclosed return envelope as soon as possible.

Q:      HOW WILL MY SHARES BE VOTED IF I RETURN A BLANK PROXY CARD?

A: If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the transaction.


Q:      WHAT WILL BE THE EFFECT IF I DO NOT VOTE?

A: If you do not return your proxy card, your shares will not be voted in favor of the transaction.


Q:      CAN I VOTE MY SHARES IN PERSON?

A: Yes. You may attend the special meeting and vote your shares in person, rather than signing and mailing your proxy card.


Q:      CAN I REVOKE MY PROXY AND CHANGE MY MIND?

A: Yes. You may take back your proxy until its exercise at the special meeting by following the directions on page 19. Then you can either change your vote or attend the special meeting and vote in person.


Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you instruct your broker on how to vote. Your broker will send you directions on how you can instruct your broker to vote. Your broker cannot vote your shares without instructions from you.


Q:      SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the transaction is completed, we will send you written instructions for exchanging your stock certificates.


Q:      WHO CAN ANSWER MY QUESTIONS ABOUT THE TRANSACTION?

A: If you have more questions about the transaction, please call Randy O. Burden, Chairman, President and Chief Executive Officer at Citrus, at 407-428-9338.

                                     SUMMARY

        THIS SUMMARY HIGHLIGHTS CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS DOCUMENT. THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO A COMPLETE UNDERSTANDING OF THIS TRANSACTION. TO UNDERSTAND THE PROPOSED TRANSACTION MORE FULLY, PLEASE REFER TO THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS DOCUMENT, INCLUDING THE DOCUMENTS ATTACHED AS ANNEXES AND THE DOCUMENTS REFERENCED HEREIN. NOTE, IN PARTICULAR, THAT A COPY OF THE REORGANIZATION AGREEMENT (EXCLUDING THE SCHEDULES ATTACHED THERETO) IS ATTACHED HERETO AS ANNEX A. THE TERMS "CAROLINA FIRST" AND "CITRUS" REFER TO CAROLINA FIRST CORPORATION AND CITRUS BANK, RESPECTIVELY, AND WITH RESPECT TO CAROLINA FIRST, UNLESS THE CONTEXT OTHERWISE REQUIRES, ITS CONSOLIDATED SUBSIDIARIES.

PURPOSE OF THIS PROXY STATEMENT/PROSPECTUS

        This Proxy Statement/Prospectus is being sent to the Citrus shareholders in order to provide information concerning the proposed acquisition of Citrus by Carolina First. This document is called a "Proxy Statement/Prospectus" because it is both (1) a proxy statement with respect to the solicitation of proxies by the Citrus Board of Directors for the Special Meeting and (2) a prospectus with respect to the proposed issuance by Carolina First of its common stock to the Citrus shareholders. This Proxy Statement/Prospectus is first being mailed to Citrus shareholders on or about May 12, 1999.

TIME, PLACE AND PURPOSE OF THE SPECIAL MEETING

        The Special Meeting will be held on June 15, 1999 at 5:00 p.m., local time, at the Orlando Marriott Downtown Hotel, 400 West Livingston Street, Orlando, Florida. At the Special Meeting, shareholders of Citrus will consider and vote upon the proposed acquisition of Citrus. See "INFORMATION CONCERNING THE SPECIAL MEETING."

PRINCIPAL PARTIES TO THE TRANSACTION

        There are two principal parties to this transaction: Carolina First and Citrus.

        CAROLINA FIRST. Carolina First is a bank holding company headquartered in Greenville, South Carolina which engages in a general banking business through its operating subsidiaries. It was organized in 1986. At December 31, 1998, it had total consolidated assets of approximately $2.7 billion. Its principal executive offices are located at 102 South Main Street, Greenville, South Carolina 29601, and its telephone number is (864) 255-7900. See "INFORMATION ABOUT CAROLINA FIRST."

        CITRUS. Citrus is a Florida state banking corporation headquartered in Orlando, Florida which conducts a general banking business principally in Orange, Seminole, Osceola and Citrus Counties in Florida. At December 31, 1998, Citrus had total assets of approximately $227.4 million. Its principal executive offices are located at 2861 South Delaney Avenue, Orlando, Florida 32806, and its telephone number is (407) 428-9338.
See "INFORMATION ABOUT CITRUS."

BASIC TERMS OF THE TRANSACTION

        Assuming the acquisition is consummated, Citrus stockholders will receive Carolina First common shares equal to $37.07 divided by the average closing price of Carolina First common stock over a 30 day trading period ending immediately prior to the closing of the acquisition. However, if this average price is $24.83 or more, you will receive 1.493 shares of Carolina First common stock for each share of Citrus common stock, and if the average price is $18.35 or less, you will receive 2.020 shares of Carolina First common stock for each share of Citrus common stock. Except for certain instances involving a change of control of Carolina First, the value of the

Carolina First common stock to be issued in the transaction will be determined based on the average of the closing prices as quoted on the Nasdaq National Market for Carolina First common stock for the 30 days in which Carolina First common stock was traded immediately prior to the closing of the transaction (except that the parties have agreed that fair market value shall never be deemed to be lower than $18.35 per share or higher than $24.83 per share). Based on the $25.5407 average of the closing prices of Carolina First common stock for the 30 trading days ending May 6, 1999, this would have resulted in a conversion ratio of 1.493 shares of Carolina First common stock for each share of Citrus stock. Citrus shareholders are advised to obtain current market quotations for Carolina First common stock.

        The transaction is being structured as a merger in which a wholly-owned subsidiary of Carolina First will be merged into Citrus. After the acquisition, the surviving corporation in the merger will be Citrus, and the former Citrus shareholders will hold Carolina First common stock (which they will receive upon surrender of their Citrus shares), except to the extent that dissenters' rights are perfected.

        The complete terms of the acquisition are set forth in the Reorganization Agreement attached hereto as Annex A. A discussion and description of these terms are set forth below in this Proxy
Statement/Prospectus. See "THE PROPOSED TRANSACTION" below.

SHAREHOLDER VOTE REQUIRED AND RECORD DATE

        Only Citrus shareholders of record at the close of business on April 30, 1999 ("Record Date") will be entitled to vote at the Special Meeting. The proposed acquisition must be approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Citrus common stock. As of the Record Date, there were 1,862,177 shares of Citrus common stock entitled to vote. As of the date hereof, the directors and executive officers of Citrus and their affiliates beneficially owned 857,641 shares, or approximately 46% of Citrus common stock. Citrus anticipates that substantially all of such shares will be voted for the approval of the Reorganization Agreement. Upon consummation of the proposed acquisition (and assuming a fair market value of $25.00 per share of Carolina First common stock), the directors and executive officers of Citrus and their affiliates will beneficially own 1,280,458 shares of Carolina First common stock, or approximately 5.1% of the outstanding shares of Carolina First common stock.

RECOMMENDATION OF CITRUS' BOARD OF DIRECTORS

        THE BOARD OF DIRECTORS OF CITRUS HAS APPROVED THE PROPOSED ACQUISITION AND BELIEVES IT TO BE IN THE BEST INTERESTS OF CITRUS AND ITS SHAREHOLDERS. ACCORDINGLY, IT RECOMMENDS THAT CITRUS' SHAREHOLDERS VOTE FOR THE PROPOSED ACQUISITION. SEE "THE PROPOSED TRANSACTION -- RECOMMENDATION OF THE CITRUS BOARD OF DIRECTORS."

RIGHTS OF DISSENTING SHAREHOLDERS

        Shareholders of Citrus who comply with certain statutory procedures relating to dissenters' rights will be entitled to receive payment in cash of the value of only those shares held by the shareholder (1) which are voted against the approval of the Reorganization Agreement at the Special Meeting, or
(2) with respect to which the shareholder has given written notice to Citrus at or prior to the Special Meeting that the shareholder dissents from the Reorganization Agreement. Failure to comply strictly with certain statutory procedures will result in the forfeiture of such rights. It is a condition to consummation of the acquisition that dissenters' rights not have been perfected with respect to more than 10% of Citrus' outstanding shares of common stock. See "THE PROPOSED TRANSACTION -- Rights of Dissenting Shareholders of Citrus."

DIFFERENCES IN SHAREHOLDERS' RIGHTS AFTER THE ACQUISITION

        Upon consummation of the acquisition, the former Citrus shareholders will become shareholders of Carolina First, and their rights as shareholders will be determined by Carolina First's Articles of Incorporation and Bylaws. The rights of shareholders of Carolina First differ from the rights of shareholders of Citrus in several important respects, including, among other things, with respect to required shareholder votes on certain matters and the existence of certain antitakeover provisions. In addition, Carolina First is a South Carolina corporation instead of a Florida state banking corporation (like Citrus). See "COMPARATIVE RIGHTS OF SHAREHOLDERS."

CONDITIONS TO THE CONSUMMATION OF THE ACQUISITION

        Consummation of the proposed acquisition is subject to various conditions, including receipt of the necessary regulatory approvals and the requisite shareholder approval of Citrus. The necessary regulatory approvals include the approval by the Federal Deposit Insurance Corporation (the "FDIC") and the State of Florida Department of Banking and Finance. Also, certain notices are required to be filed with the Office of the Comptroller of the Currency (the "OCC") and the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). These necessary applications and notices have been filed. The parties expect that the applications will be approved. Carolina First and Citrus may waive certain of the conditions to their respective obligations to consummate the acquisition, other than conditions required by law. See "THE PROPOSED TRANSACTION -- Conditions to Consummation of the Acquisition" and "THE PROPOSED TRANSACTION -- Required Regulatory Approvals."

CIRCUMSTANCES UNDER WHICH THE TRANSACTION MAY BE TERMINATED

        The parties' obligation to pursue the transaction may be terminated at any time prior to the Closing Date:

        (1)    by mutual consent of the parties;

        (2) by either Carolina First or Citrus, (a) if a permanent injunction or other order has been issued by a court or regulatory body which prevents the consummation of the transactions contemplated herein, or (b) if the Citrus shareholder approval is not received at the Special Meeting;

        (3) by either Carolina First or Citrus if the other party has breached the Reorganization Agreement and such breach constitutes a "material adverse event;"

        (4) by either Carolina First or Citrus in the event that closing has not occurred by September 30, 1999;

        (5) by Carolina First, if the average closing price of Carolina First's Common Stock for the 30 day trading period ending on the day before the closing date is $25.91 or higher; or

        (6) by Citrus, if the average closing price of Carolina First's Common Stock for the 30 day trading period ending on the day before the closing date is $17.27 or lower.

ANTICIPATED EFFECTIVE TIME OF THE TRANSACTION

        The Effective Time of the acquisition will be set forth in the Articles of Merger that are filed with the Florida Secretary of State and the OCC, as applicable, and will occur after all conditions specified in the Reorganization Agreement have been satisfied or waived. The Effective Time currently is anticipated to be on or about July 1, 1999, although delays in the satisfaction of the conditions to consummation of the acquisition could result in a later Effective Time. See "THE PROPOSED TRANSACTION -- Conditions to Consummation of the Acquisition."

OPINION OF CITRUS' FINANCIAL ADVISOR

        Allen C. Ewing & Co. ("Ewing") has served as financial advisor to Citrus in connection with the proposed acquisition and has rendered an opinion to the Citrus Board of Directors that the consideration to be received by shareholders of Citrus in the merger is fair from a financial point of view to the Citrus shareholders. For additional information concerning Ewing and its opinion, see "THE PROPOSED TRANSACTION -- Opinion of Citrus' Financial Advisor" and the opinion of Ewing attached as Annex B to this Proxy Statement/Prospectus.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO CITRUS SHAREHOLDERS

        Citrus will receive an opinion of counsel to Carolina First stating that, subject to certain conditions, the acquisition will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended ("Code"). However, this opinion of counsel is not binding on the Internal Revenue Service ("IRS"). In such opinion, counsel will opine (among other things) that if certain conditions are met:

        (1) no taxable gain or loss for federal income tax purposes will be recognized by Citrus shareholders upon the exchange of Citrus common stock solely for Carolina First common stock;

        (2) to the extent that shareholders receive cash consideration for fractional shares, such shareholders will be taxed to the extent that the cash exceeds such shareholder's allocated basis in such Citrus common stock; and

        (3) a dissenting shareholder who receives cash in lieu of Carolina First common stock will be taxed to the extent that the cash exceeds such dissenting shareholder's basis in the Citrus common stock.

See "THE PROPOSED TRANSACTION -- Certain Federal Income Tax Consequences." Because of the complexities of the federal income tax laws and because the tax consequences may vary depending upon a holder's individual circumstances or tax status, it is recommended that each Citrus shareholder consult his or her tax advisor concerning the federal (and any applicable state, local or other) tax consequences of the acquisition.

INTERESTS OF CERTAIN AFFILIATES OF CITRUS IN THE TRANSACTION

        In the Reorganization Agreement, for a period of at least two years following closing, Carolina First has agreed to nominate and elect the existing Citrus board members to the board of the surviving corporation. The Reorganization Agreement also provides that Carolina First will indemnify Citrus directors and executive officers against certain liabilities and will maintain such directors' and officers' insurance for these persons after the Closing Date as shall be obtainable for annual premiums of $25,000. In addition, Randy O. Burden (an officer of Citrus) is expected to enter into a two year employment contract with Carolina First after closing. Also, certain officers of Citrus are expected to enter into one year employment contracts with Carolina First after the closing, some of which include awards to the officers of shares under Carolina First's restricted stock plan. At the closing, the Chief Financial Officer of Citrus is entitled to receive a cash payment of $112,000 pursuant to the change of control provisions of his agreement with Citrus. Carolina First has also agreed to honor Citrus' obligations under its various existing employee benefit plans. See "THE PROPOSED TRANSACTION -- Interests of Certain Persons in the Acquisition."

RESTRICTIONS ON RESALES BY CITRUS AFFILIATES

        Citrus has agreed that, prior to closing, it will use its best efforts to cause certain affiliates of Citrus to deliver written agreements to Carolina First that they will not dispose of any shares of Carolina First common stock received upon consummation of the merger except in compliance with the Securities Act and rules and regulations promulgated thereunder. See "THE PROPOSED TRANSACTION -- Restrictions on Resales by Affiliates."

ACCOUNTING TREATMENT OF THE TRANSACTION

        The acquisition is expected to be accounted for as a "pooling-of-interests" of Citrus by Carolina First under generally accepted accounting principles. See "THE PROPOSED TRANSACTION -- Accounting Treatment."

MARKET PRICES AND DIVIDENDS OF CAROLINA FIRST AND CITRUS STOCK

        Carolina First common stock is traded on the Nasdaq National Market. Carolina First currently pays a regular quarterly cash dividend of $.09 per share. Although Carolina First currently expects to continue payment of its regular cash dividend on the Carolina First common stock, there can be no assurance that Carolina First's current dividend policy will continue unchanged after closing. The declaration and payment of dividends on Carolina First common stock is subject to legal restrictions and further depends upon business conditions, operating results, capital and reserve requirements and the Carolina First Board of Directors' consideration of other relevant factors.

        Citrus common stock is not traded on any established market and has experienced very limited trading. Citrus has not paid any cash dividends. Federal and state banking regulations restrict the amount of dividends that Citrus can pay to shareholders. See "COMPARATIVE RIGHTS OF SHAREHOLDERS -- Dividends."

        The information presented in the following table reflects the last reported sales prices for Carolina First common stock on March 17, 1999, the last trading day prior to the public announcement of the proposed acquisition, and on May 6, 1999. The Citrus Equivalent is the total dollar amount of consideration to be received by holders of Citrus common stock. The actual Conversion Ratio is subject to adjustment based on the average closing price of Carolina First common stock over a 30-day period ending immediately prior to the closing of the acquisition. The table also includes a historical price of $15.00, based on the price at which Citrus sold certain of its shares in September 1998.

                                   Market Values Per Share
                        ------------------------------------------------------
                        Carolina First                      Citrus
                        ---------------            ---------------------------
                          Historical               Historical       Equivalent
                          ----------               ----------       ----------
March 17, 1999            $22.00                   $15.00            $37.07
May 6, 1999                27.00                    15.00             37.07

        Citrus shareholders are advised to obtain current market quotations for the Carolina First common stock. The market price of Carolina First common stock at the effective time of the acquisition may be higher or lower than the market price at the time the Reorganization Agreement was executed, at the date of mailing this Proxy Statement/Prospectus, at the time of the Special Meeting, or on the date that Citrus shareholders receive certificates for Carolina First common stock.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following tables present selected unaudited historical financial information and selected unaudited combined pro forma financial information of Carolina First and Citrus. This information is derived from the historical financial statements of Carolina First and Citrus, and should be read in conjunction with such historical financial statements and the notes thereto either contained elsewhere in this Proxy Statement/Prospectus, the documents that accompany this Proxy Statement/Prospectus or incorporated herein by reference. The pro forma financial data are presented using the pooling-of-interests method of accounting. The selected pro forma combined unaudited financial information showing the combined results of Carolina First and Citrus is provided for informational purposes only. It is not necessarily indicative of actual results that would have been achieved had the Reorganization Agreement been consummated on the dates or at the beginning of the periods presented, nor is it necessarily indicative of future results. For additional pro forma information, see "PRO FORMA COMBINED FINANCIAL INFORMATION."

                                     CAROLINA FIRST CORPORATION
                           (Dollars in thousands, except per share data)


                                                              Years Ended December 31,
                                              -----------------------------------------------------
                                              1994         1995        1996        1997        1998
                                              ----         ----        ----        ----        ----
STATEMENT OF INCOME DATA
Net interest income................     $    43,260  $   50,772 $    57,070  $    66,706  $  89,136
Provision for loan losses..........           1,197       6,846      10,263       11,646     11,129
Noninterest income, excluding
   securities transactions.........           8,151      16,557      20,368       16,604     21,951
Securities transactions............              75         769         973        3,011        580
Noninterest income.................           8,226      17,326      21,341       19,615     22,531
Noninterest expenses (1)...........          51,839      46,882      51,675       52,243     64,844
Net income (loss) (1)..............          (1,740)      9,414      10,474       14,340     22,443
Dividends on preferred stock.......           2,433       2,752          63           --         --
Net income (loss) applicable to
   common shareholders (1).........          (4,173)      6,662      10,411       14,340     22,443
BALANCE SHEET DATA (PERIOD END)
Total assets.......................      $1,204,350  $1,414,922  $1,574,204   $2,156,346  $2,725,934
Securities and temporary
   investments.....................         137,091     187,029     271,396      333,236    508,018
Loans, net of unearned income......         923,068   1,062,660   1,124,775    1,602,415  1,859,138
Allowance for loan losses..........           6,002       8,661      11,290       16,211     17,509
Nonperforming assets...............           4,722       4,868       5,880        3,767      5,204
Total earning assets...............       1,059,455   1,249,689   1,396,171    1,935,651  2,367,156
Total deposits.....................       1,001,748   1,095,491   1,281,050    1,746,542  2,125,236
Borrowed funds.....................         106,074     186,789     145,189      139,739    155,823
Long-term debt.....................           1,162      26,347      26,442       39,119     63,081
Preferred stock....................          37,014      32,909         943           --         --
Shareholders' equity...............          86,482      94,967     104,964      201,659    344,363
PER SHARE DATA (2)
Net income (loss) per common share:
   Basic (1).......................     $     (0.59) $     0.89 $      0.97  $      1.19  $    1.21
   Diluted (1).....................           (0.59)       0.84        0.92         1.18       1.19
Cash dividends declared............            0.17        0.21        0.25         0.29       0.33
Book value per common share
   (period end)....................            6.61        7.61        9.26        12.88      15.65
Common shares outstanding:
   Weighted average - basic .......       7,004,214   7,516,629  10,705,107   11,989,517  18,556,727
   Weighted average - diluted......      10,114,812  11,183,726  11,368,035   12,175,561  18,871,153
   Period end......................       7,079,866   7,820,839  11,225,568   15,659,338  22,005,391
FINANCIAL RATIOS
Return on average assets...........          (0.16)%       0.74%       0.71 %       0.84%      0.95%
Return on average equity...........          (1.99)       10.43       10.56        11.62       8.34
Net interest margin................            4.65        4.54        4.35         4.36       4.24

-----------------------------------------

(1) Includes 1996 Savings Association Insurance Fund special assessment of $1,184 (pre-tax) and 1994 restructuring charges of $12,214 (pre-tax).
(2)    Adjusted for stock dividends and stock splits.


                                            CITRUS BANK
                             (Dollars in thousands, except share data)



                                                           Years Ended December 31,
                                           ------------------------------------------------------
                                           1994        1995         1996         1997        1998
                                           ----        ----         ----         ----        ----
STATEMENT OF OPERATIONS DATA
Net interest income................     $     782  $    1,330   $    3,021  $    5,525    $   10,018
Provision for loan losses..........            37         320          460         462         1,595
Noninterest income, excluding
   securities transactions.........           227         281          438         785         1,858
Securities transactions............            --          --           --          --            --
Noninterest income.................           227         281          438         785         1,858
Noninterest expenses...............           741       1,458        2,141       6,344         7,134
Net income (loss)..................           146        (104)         541        (300)        2,002
Dividends on preferred stock.......            --          --           --          --            --
Net income (loss) applicable to
   common shareholders.............           146        (104)         541        (300)        2,002
BALANCE SHEET DATA (PERIOD END)
Total assets.......................     $   15,591 $    46,172  $   76,881   $  145,823   $   227,358
Securities and temporary
   investments.....................         4,733      15,923       18,369      35,465        35,768
Loans, net of unearned income......         9,226      22,823       51,859      94,140       171,048
Allowance for loan losses..........           122         326          749       1,158         2,757
Nonperforming assets...............           164          13           --          --           174
Total earning assets...............        13,837      38,420       69,479     128,447       204,059
Total deposits.....................        13,940      38,701       68,892     132,085       208,947
Borrowed funds.....................            --          --           --          --            --
Long-term debt.....................            --          --           --          --            --
Preferred stock....................            --          --           --          --            --
Shareholders' equity...............         1,574       7,348        7,890      13,554        17,624
PER SHARE DATA
Net income (loss) per common share:
   Basic...........................     $     0.49 $     (0.1)   $    0.49   $   (0.22)    $    1.10
   Diluted.........................          0.49       (0.12)        0.49       (0.22)         1.06
Cash dividends declared............            --          --           --          --            --
Book value per common share
   (period end)....................          5.25        6.68         7.17        7.97          9.46
Common shares outstanding:
   Weighted average - basic .......       300,000     836,986    1,100,000   1,377,818     1,826,885
   Weighted average - diluted......       300,000     836,986    1,107,350   1,377,818     1,884,514
   Period end......................       300,000   1,100,000    1,100,010   1,700,010     1,862,177
FINANCIAL RATIOS
Return on average assets...........          0.94%      (0.34)%       0.90%      (0.29)%        1.05%
Return on average equity...........          9.52       (2.33)        7.12       (2.74)        12.01
Net interest margin................          5.78        5.09         5.47        5.98          5.81

                                    UNAUDITED PRO FORMA COMBINED
                                      SELECTED FINANCIAL DATA
                           OF CAROLINA FIRST CORPORATION AND CITRUS BANK
                           (Dollars in thousands, except per share data)

                                                          Years Ended December 31,
                                           -----------------------------------------------------
                                           1994         1995        1996        1997        1998
                                           ----         ----        ----        ----        ----
STATEMENT OF INCOME DATA
Net interest income................     $   44,042  $    52,102 $    60,091 $    72,231  $   99,155
Provision for loan losses..........          1,234        7,166      10,723      12,108      12,724
Noninterest income, excluding
   securities transactions.........          8,378       16,838      20,806      17,389      23,809
Securities transactions............             75          769         973       3,011         580
Noninterest income.................          8,453       17,607      21,779      20,400      24,389
Noninterest expenses (1)...........         52,580       48,340      53,816      58,587      71,978
Net income (loss) (1)..............         (1,594)       9,310      11,015      14,040      24,445
Dividends on preferred stock.......          2,433        2,752          63          --          --
Net income (loss applicable to
   common shareholders (1).........         (4,027)       6,558      10,952      14,040      24,445
BALANCE SHEET DATA (Period End)
Total assets.......................     $1,219,941   $1,461,094  $1,651,085  $2,302,169   $2,953,292
Securities and temporary
   investments.....................        141,824      202,952     289,765     368,701     543,786
Loans, net of unearned income......        932,294    1,085,483   1,176,634   1,696,555   2,030,186
Allowance for loan losses..........          6,124        8,987      12,039      17,369      20,266
Nonperforming assets...............          4,886        4,881       5,880       3,767       5,378
Total earning assets...............      1,073,292    1,288,109   1,465,650   2,064,098   2,571,215
Total deposits.....................      1,015,688    1,134,192   1,349,942   1,878,627   2,334,183
Borrowed funds.....................        106,074      186,789     145,189     139,739     155,823
Long-term debt.....................          1,162       26,347      26,442      39,119      63,081
Preferred stock....................         37,014       32,909         943          --          --
Shareholders' equity...............         88,056      102,315     112,854     215,213     357,987
PER SHARE DATA (2)
Net income (loss) per common share:
   Basic (1).......................     $    (0.54) $      0.75 $      0.89 $      1.00 $      1.15
   Diluted (1).....................          (0.54)        0.75        0.85        0.99        1.13
Cash dividends declared............           0.16         0.17        0.22        0.25        0.29
Book value per common share
   (period end)....................           6.78         7.33        8.70       11.83       14.60
Common shares outstanding:
   Weighted average - basic .......      7,452,114    8,766,240  12,347,407  14,046,599   21,284,266
   Weighted average - diluted......     10,562,712   12,433,346  13,021,309  14,232,643   21,684,732
Period end.........................      7,527,766    9,463,139  12,867,883  18,197,453   24,785,621
FINANCIAL RATIOS (3)
Return on average assets...........          (0.15)%       0.72%       0.71%       0.78 %      0.96%
Return on average equity...........          (1.79)        9.83       10.31       10.45        8.56
Net interest margin................           4.67         4.56        4.39        4.45        4.35

-------------------------------------------

(1) Includes Carolina First's 1996 Savings Association Insurance Fund special assessment of $1,184 (pre-tax) and 1994 restructuring charges of $12,214 (pre-tax).
(2)     Adjusted for stock dividends and stock splits.

COMPARATIVE PER SHARE DATA

        The following tables present at the dates and for the periods indicated
(i) certain consolidated historical and pro forma combined per share data for the Carolina First common stock after giving effect to the Reorganization Agreement and (ii) certain historical and pro forma data for the Citrus common stock. The pro forma financial data are presented using the pooling-of-interests method of accounting, and an assumed fair market value of Carolina First common stock of $25.00 per share, resulting in a Conversion Ratio of 1.493 shares of Carolina First common stock for each share of Citrus common stock. The data presented should be read in conjunction with the historical financial statements and the related notes thereto included elsewhere herein or incorporated herein by reference and in conjunction with the pro forma combined condensed financial information included elsewhere herein. The data are not necessarily indicative of actual results that would have been achieved had the Reorganization Agreement been consummated at the beginning of the periods presented and are not indicative of future results.

YEAR ENDED DECEMBER 31, 1998

                                                                                               Fully     Fully Pro Forma
                                                                  Pro Forma     Citrus       Pro Forma      Combined
                                     Carolina First   Citrus       Combined   Equivalent(1)   Combined    Equivalent(2)
                                     --------------   -------     ---------   ----------      --------    ----------
Diluted earnings per common share        $1.19        $1.06         $1.13       $1.69          $0.74        $1.10
Cash dividends declared per
   common share                           0.33          --           0.29        0.43           0.25         0.37
Book value per common share
   (period end)                          15.65         9.46         14.60       21.80          14.19        21.19

---------------------------
(1) Calculated by multiplying the Pro Forma Combined by the assumed Conversion
    Ratio of 1.493.
(2) Calculated by multiplying the Fully Pro Forma Combined by an assumed Conversion Ratio of 1.493.




YEAR ENDED DECEMBER 31, 1997

                                                                                               Fully     Fully Pro Forma
                                                                 Pro Forma      Citrus       Pro Forma     Combined
                                     Carolina First   Citrus      Combined    Equivalent(1)   Combined   Equivalent(2)
                                     --------------   -------     ---------   ----------      --------    ----------
Diluted earnings per common share        $1.18       $(0.22)        $0.99       $1.48          $0.68        $1.02
Cash dividends declared per
   common share                           0.29          --           0.25        0.37           0.19         0.28
Book value per common share
   (period end)                          12.88         7.97         11.83       17.66          11.51        17.18

---------------------------
(1) Calculated by multiplying the Pro Forma Combined by the assumed Conversion
    Ratio of 1.493.
(2) Calculated by multiplying the Fully Pro Forma Combined by an assumed Conversion Ratio of 1.493.



YEAR ENDED DECEMBER 31, 1996

                                                                                               Fully    Fully Pro Forma
                                                                  Pro Forma     Citrus       Pro Forma     Combined
                                      Carolina First  Citrus       Combined   Equivalent(1)  Combined(2)  Equivalent(3)
                                     --------------   -------     ---------   ----------      --------    ----------
Diluted earnings per common share        $0.92        $0.49         $0.85       $1.27          $0.84        $1.25
Cash dividends declared per
   common share                           0.25          --           0.22        0.33           0.21         0.31
Book value per common share
   (period end)                           9.26         7.17          8.70       12.99           8.74        13.05

---------------------------------
(1) Calculated by multiplying the Pro Forma Combined by an assumed Conversion
    Ratio of 1.493.
(2) Includes Citizens First National Bank but does not include Carolina First's
    1998 acquisitions.
(3) Calculated by multiplying the Fully Pro Forma Combined by an assumed
    Conversion Ratio of 1.493.

                                            RISK FACTORS

        IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY WHEN EVALUATING THIS TRANSACTION AND THE VALUE OF CAROLINA FIRST COMMON STOCK TO BE RECEIVED IN THIS TRANSACTION.

        CAROLINA FIRST IS VERY DEPENDENT ON ITS SENIOR MANAGEMENT. Carolina First is dependent upon the services of certain of the senior executive officers of Carolina First and its subsidiaries. The loss of the services of one or more of such individuals could have an adverse effect on Carolina First. No assurance can be given that replacements for any of these officers could be employed if their services were no longer available. Carolina First maintains key employee insurance on Mack I. Whittle, Jr., Carolina First's Chief Executive Officer.

        CAROLINA FIRST HAS EXPERIENCED SIGNIFICANT GROWTH THROUGH ACQUISITIONS, WHICH COULD, IN CERTAIN CIRCUMSTANCES, ADVERSELY AFFECT NET INCOME. Carolina First has experienced significant growth in assets as a result of acquisitions. Moreover, Carolina First anticipates engaging in selected acquisitions of financial institutions and assets in the future. There are certain risks associated with Carolina First's acquisition strategy that could adversely impact net income. Such risks include, among others, incorrectly assessing the asset quality of a particular institution being acquired, encountering greater than anticipated costs of incorporating acquired businesses into Carolina First and being unable to profitably deploy funds acquired in an acquisition. Furthermore, there can be no assurance as to the extent that Carolina First can continue to grow through acquisitions.

        In the past, Carolina First has engaged in acquisitions accounted for by the purchase method of accounting. Acquisitions accounted for by the purchase method of accounting may lower the capital ratios of the entities involved. Consequently, in the event that Carolina First engages in significant acquisitions accounted for by the purchase method of accounting in the future, Carolina First may be required to raise additional capital in order to maintain capital levels required by the Federal Reserve Board.

        In the future, Carolina First may issue capital stock in connection with additional acquisitions. Such acquisitions and related issuances of stock may have a dilutive effect on earnings per share and ownership. Carolina First does not currently have any definitive understandings or agreements for any acquisitions material to Carolina First. However, as noted above, Carolina First anticipates that it will continue to expand by acquisition in the future.

        CAROLINA FIRST HAS CERTAIN ANTITAKEOVER MEASURES WHICH COULD IMPEDE THE TAKEOVER OF CAROLINA FIRST. Carolina First has certain antitakeover measures in place, certain of which are listed below. Any one or more of these measures may impede the takeover of Carolina First without the approval of Carolina First's Board of Directors and may prevent shareholders from taking part in a transaction in which they could realize a premium over the current market price of Carolina First common stock. See "CAROLINA FIRST CAPITAL STOCK."

        The antitakeover measures include:
        (1) a Shareholders' Rights Plan which, among other things, provides for the dilution of the Carolina First common stock holdings of certain shareholders who acquire 20% or more of the Carolina First common stock and attempt to acquire Carolina First without the consent of management;
        (2) certain management contracts which provide for additional management compensation in the event that executive officers who are a party thereto are terminated after a change in control of Carolina First, and
        (3) various charter provisions providing for, among other things, a "staggered" board of directors and supermajority voting requirements in connection with the removal of directors without cause and certain business combinations involving Carolina First.

        CAROLINA FIRST HAS EXPERIENCED SIGNIFICANT GROWTH IN COMMERCIAL LENDING ACTIVITIES, WHICH ENTAILS SPECIAL RISKS NOT ASSOCIATED WITH CERTAIN OTHER TYPES OF LOANS. Over the past several years, Carolina First has

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

experienced significant growth in commercial and commercial mortgage loans. These loans are generally more risky than one-to-four family or consumer loans because they are unique in character, generally larger in amount and dependent upon the borrower's ability to generate cash to service the loan. There are certain risks inherent in making all loans, including risks with respect to the period of time over which loans may be repaid, risks resulting from uncertainties as to the future value of collateral, risks resulting from changes in economic and industry conditions and risks inherent in dealing with individual borrowers. While Carolina First's nonperforming loans as a percentage of total loans is below its peer group average, there is a risk that the quality of Carolina First's loan portfolio could decline, particularly in connection with the rapid growth in loans Carolina First has experienced over the past several years.

                   INFORMATION CONCERNING THE SPECIAL MEETING

SPECIAL MEETING

        This Proxy Statement/Prospectus is being furnished to shareholders of Citrus as of the Record Date in connection with the solicitation of proxies by the Board of Directors of Citrus for use at the Special Meeting and at any adjournments. The Special Meeting is to be held on June 15, 1999 at 5:00 p.m., local time, at the Orlando Marriott Downtown Hotel, 400 West Livingston Street, Orlando, Florida. Holders of Citrus common stock are requested to complete, date and sign the accompanying Proxy and return it promptly to Citrus in the enclosed postage-paid envelope.

        PURPOSE OF THE SPECIAL MEETING. The purpose of the Special Meeting is to consider and take action with respect to approval of the Reorganization Agreement. As required by Florida law, approval of the Reorganization Agreement will require the affirmative vote of the holders of at least a majority of the outstanding shares of Citrus common stock entitled to vote on the Reorganization Agreement. See "-- Citrus Record Date and Voting Rights." This Proxy Statement/Prospectus, Notice of Special Meeting and the Proxy are first being mailed to shareholders of Citrus on or about May 12, 1999.

        CITRUS RECORD DATE AND VOTING RIGHTS. Only the holders of Citrus common stock as of the Record Date are entitled to receive notice of and to vote at the Special Meeting and at any adjournments thereof. On the Record Date, there were 1,862,177 shares of Citrus common stock outstanding, which were held by approximately 350 holders of record. Each share of Citrus common stock outstanding on the Record Date is entitled to one vote as to each of the matters submitted at the Special Meeting.

        A majority of the shares entitled to be voted at the Special Meeting constitutes a quorum. If a share is represented for any purpose at the Special Meeting by the presence of the registered owner or a person holding a valid proxy for the registered owner, it is deemed to be present for purposes of establishing a quorum. Therefore, valid proxies which are marked "Abstain," as to which no vote is marked, including proxies submitted by brokers that are the record owners of shares (so-called "broker non-votes"), will be included in determining the number of shares present or represented at the Special Meeting.

        THE ACQUISITION MUST BE APPROVED BY THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF CITRUS COMMON STOCK ELIGIBLE TO VOTE AT THE SPECIAL MEETING. ACCORDINGLY, PROXIES MARKED "ABSTAIN" AND SHARES THAT ARE NOT VOTED (INCLUDING BROKER NON-VOTES) WILL NOT BE VOTED TO APPROVE THE REORGANIZATION AGREEMENT.

        On the Record Date, the directors and executive officers of Citrus and their affiliates owned a total of 857,641 shares, or approximately 46% of Citrus common stock. Citrus anticipates that substantially all of such shares will be voted for the approval of the Reorganization Agreement.

        PROXIES. The accompanying Proxy is for use at the Special Meeting. A shareholder may use this Proxy if the holder is unable to attend the Special Meeting in person or wishes to have his or her shares voted by proxy even if the holder does attend the Special Meeting. All shares represented by valid proxies received pursuant to this solicitation that are not revoked before they are exercised will be voted in the manner specified therein. If no specification is made, the proxies will be voted FOR approval of the Reorganization Agreement. The Board of Directors of Citrus is not aware of any other matters that may be presented for action at the Special Meeting, but if other matters do properly come before the Special Meeting, it is intended that shares represented by proxies in the accompanying form will be voted by the persons named in the Proxy in accordance with their best judgment.

        If a quorum is not obtained, or if fewer shares of Citrus common stock are voted in favor of approval of the Reorganization Agreement than the number required for approval, it is expected that the Special Meeting will be postponed or adjourned for the purpose of allowing additional time for obtaining additional proxies or votes, and, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have theretofore effectively been revoked).

        The presence of a record shareholder at the Special Meeting will not automatically revoke such shareholder's proxy. The proxy may be revoked by the record shareholder:

        (1) by giving written notice to the Secretary of Citrus at any time before it is voted,
        (2) by submitting a proxy having a later date, or
        (3) by such person appearing at the Special Meeting and giving notice of revocation to the corporate officers responsible for maintaining the list of shareholders.

        Solicitation of proxies may be made in person or by mail, or by telephone or other electronic means, by directors, officers and regular employees of Citrus, who will not be specially compensated in such regard. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation materials to beneficial owners and secure their voting instructions, if necessary, and will be reimbursed for the expenses incurred in sending proxy materials to beneficial owners. Citrus will bear the costs associated with the solicitation of proxies and other expenses associated with the Special Meeting.

        No person is authorized to give any information or to make any representation not contained or incorporated by reference in this Proxy Statement/Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by Citrus, Carolina First or any other person. The delivery of this Proxy Statement/Prospectus will not, under any circumstances, create any implication that there has been no change in the affairs of Citrus or Carolina First since the date of this Proxy Statement/Prospectus.

        RECOMMENDATION. THE CITRUS BOARD OF DIRECTORS HAS APPROVED THE REORGANIZATION AGREEMENT AND BELIEVES THAT THE PROPOSED TRANSACTION IS FAIR TO AND IN THE BEST INTERESTS OF CITRUS AND ITS SHAREHOLDERS. THE CITRUS BOARD OF DIRECTORS RECOMMENDS THAT CITRUS' SHAREHOLDERS VOTE FOR APPROVAL OF THE REORGANIZATION AGREEMENT.

                            THE PROPOSED TRANSACTION

        THE FOLLOWING DESCRIPTION OF THE TERMS AND PROVISIONS OF THE REORGANIZATION AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE REORGANIZATION AGREEMENT, WHICH IS SET FORTH IN FULL AS ANNEX A TO THIS PROXY STATEMENT/PROSPECTUS AND INCORPORATED HEREIN BY REFERENCE.

GENERAL DESCRIPTION OF THE TERMS OF THE REORGANIZATION AGREEMENT

        The Reorganization Agreement provides for the merger of Citizens First National Bank ("Citizens"), a wholly-owned national bank subsidiary of Carolina First, with and into Citrus. As a result of the acquisition, the separate corporate existence of Citizens will cease and Citrus, as the surviving entity, will possess all rights, franchises and interests of Citizens.

        As of the effective time of the acquisition, certificates of Citrus common stock will represent only the right to receive the requisite number of shares of Carolina First common stock and cash for any fractional shares. The Reorganization Agreement also provides that Carolina First may restructure the transactions contemplated therein, provided that any such restructuring does not:

        (1) alter the type of consideration to be issued to the holders of Citrus common stock,
        (2) reduce the value of such consideration,
        (3) adversely affect the intended tax-free treatment to Citrus' shareholders as a result of receiving such consideration or prevent the parties from obtaining the tax opinion of Wyche, Burgess, Freeman & Parham, P.A. referred to herein,
        (4) materially impair the ability to receive the required regulatory approvals, or
        (5) materially delay the closing.

        If Carolina First restructures the transaction and it results in the merger being treated as a "purchase," as opposed to a "pooling-of-interests," for accounting purposes, then as a condition to closing the merger, Citrus has the right to seek an update to the fairness opinion received from Ewing that the consideration to be received by Citrus shareholders in the merger is fair, from a financial point of view, to the Citrus shareholders.

        Pursuant to the terms of the Reorganization Agreement, upon consummation of the acquisition, holders of Citrus' common stock, except shares as to which shareholders exercise dissenters' rights, will be entitled to receive shares of Carolina First common stock equal to $37.07 divided by the average closing price of Carolina First common stock over a 30 day trading period ending immediately prior to the closing of the acquisition. However, if the average price is $24.83 or more, Citrus shareholders will receive 1.493 shares of Carolina First common stock for each share of Citrus common stock, and if the average price is $18.35 or less, Citrus shareholders will receive 2.020 shares of Carolina First common stock for each share of Citrus common stock.

        The average of the closing prices will be computed using the closing prices as quoted on the Nasdaq National Market for Carolina First common stock for the 30 days in which Carolina First common stock is traded immediately prior to the Closing Date, except that (1) the average will never be deemed to be lower than $18.35 per share or higher than $24.83 per share and (2) if prior to the effective time of the acquisition, any other person or entity has publicly announced an intention to acquire control of Carolina First by acquisition or otherwise or Carolina First has publicly acknowledged that it is seeking to be acquired by another person or entity or is discussing being acquired by another person or entity, then the average of the closing prices as quoted on the Nasdaq National Market for Carolina First common stock for the 30 days for which the Carolina First common stock was traded immediately prior to such announcement or acknowledgment will be determined and, if such average is less than the average derived from the 30 trading days immediately prior to the Closing Date, then the smaller average will be the fair market value. All of the stock prices set forth above are subject to equitable adjustment for stock splits, stock dividends, reverse stock splits and similar items.

        Because the number of shares of Carolina First common stock to be received by Citrus shareholders will depend on the average closing price of Carolina First common stock over a 30-day period, the exact number of shares to be received by Citrus shareholders will not be known until the Closing Date. On May 6 , 1999, the most recent date for which it was practicable to obtain information prior to the printing of this Prospectus/Proxy Statement, the closing price per share of Carolina First common stock, as reported on the Nasdaq National Market, was $27.00. Citrus shareholders should note, however, that the market price of the Carolina First common stock they receive will continue to be subject to market fluctuations, as well as the future results of operations and financial condition of Carolina First, among other factors, and therefore may be worth less than, or more than, such amount as of the date they receive their Carolina First common stock certificates. Citrus shareholders are advised to obtain current market quotations for Carolina First common stock.

        No fractional shares of Carolina First common stock will be issued as a result of the acquisition. In lieu of the issuance of fractional shares, cash will be paid to the holders of Citrus common stock in respect of any fractional share that would otherwise be issuable based on the fair market value of Carolina First common stock.

        The Reorganization Agreement generally provides that Carolina First and Citrus will each bear and pay their own costs and expenses incurred in connection with the transactions contemplated by the Reorganization Agreement, including fees of attorneys and accountants. The Reorganization Agreement specifically provides that Carolina First will bear the cost of the filing fees for the Registration Statement and the cost for all filing fees associated with obtaining necessary regulatory approvals.

        The acquisition will become effective at the Effective Time, which will be specified in the Articles of Merger that are filed with the Florida Secretary of State or the OCC, as applicable. At the Effective Time, by operation of law, Citrus shareholders will no longer be owners of Citrus common stock and (to the extent that they receive Carolina First common stock as consideration) will automatically become owners of Carolina First common stock, except to the extent that dissenters' rights are perfected. After the Effective Time, each outstanding certificate representing shares of Citrus common stock prior to the Effective Time shall be deemed for all corporate purposes (other than the payment of dividends and other distributions by Citrus to which the former shareholders of Citrus common stock may be entitled) to evidence only the right of the holder thereof to surrender such certificate and receive the consideration as provided in the Reorganization Agreement.

BACKGROUND OF AND REASONS FOR THE REORGANIZATION AGREEMENT

        CITRUS REASONS. Citrus is headquartered in Orlando, Florida and conducts its business through eight branch offices in Orange, Seminole, Osceola, and Citrus Counties. In connection with its normal strategic planning process, Citrus continuously reviews its strategic business alternatives, including devoting attention to the continuing consolidation and increasing competition in the banking and financial services industries in Central Florida. In recent years, competition in the local banking and financial services industries has intensified and required increased efforts to enhance Citrus' ability to remain competitive in this environment.

        From time to time over the past several years, the directors of Citrus had discussions regarding the prospects of Citrus, conditions in the community banking market in Florida, and the merger activity among financial institutions in the state. Also during this time, Citrus had periodically received inquiries from other parties regarding the possible interest of Citrus in pursuing a sale transaction. None of the inquiries had resulted in Citrus entering into any letter of intent or agreement for the sale of Citrus.

        In early January, a representative of Ewing met with Randy O. Burden (Chairman, President and Chief Executive Officer of Citrus) to discuss strategic alternatives available to Citrus. During the discussion, the Ewing representative indicated that he would be meeting the following day with representatives of Carolina First and asked Mr. Burden's consent to mention Citrus, without any commitment on Citrus' part to meet or have any discussions with Carolina First. On January 9, 1999, the Ewing representative met with Messrs. Mack I. Whittle, Jr. (President and Chief Executive Officer), William S. Hummers, III (Executive Vice President) and William J. Moore (Executive Vice President) of Carolina First. The discussion primarily related to Carolina First's interest in continuing its expansion in the Florida market. The Ewing representative mentioned Citrus as a financial institution that Carolina First might consider as a part of its expansion strategy, and the Carolina First representatives expressed a possible interest in exploring the alternative with Citrus representatives. On January 11, 1999, the Ewing representative reported to Mr. Burden on the January 9, 1999 meeting with the Carolina First representatives, and proposed that Citrus enter into preliminary discussions with Carolina First with respect to a possible business combination.

        During the ensuing weeks, various telephone calls were held between the Ewing representative, Mr. Burden, and Carolina First representatives. The discussions included an exchange of information regarding the Carolina First and Citrus organizations. On January 24, 1999, various members of the board of directors and management of Citrus met with Carolina First representatives for general discussion of the two institutions, their philosophies, their banking markets and services, and the potential synergies and values that could be realized in an acquisition of Citrus by Carolina First. On January 30, 1999, several Citrus directors met with the Ewing representative to review the status of the discussions with Carolina First. During the meeting, the directors advised the Ewing representative to inform Carolina First of the range of value that would be required for Citrus to have an interest in pursuing additional consideration of a transaction with Carolina First. On February 1, 1999, additional discussions were held between Carolina First representatives and Ewing's representative regarding the terms of a possible transaction with Citrus.

        On February 3, 1999, Carolina First delivered to Citrus an initial terms sheet regarding the parameters for a possible acquisition of Citrus by Carolina First. Without committing to any possible sale of Citrus at that time, the Citrus directors authorized Mr. Burden and the Citrus representatives to continue discussions with Carolina First regarding the possible acquisition of Citrus by Carolina First. The Citrus directors also authorized Carolina First to commence a due diligence review of Citrus. On February 8, 1999, Citrus retained Ewing to serve as financial advisor to Citrus.

        On February 10, 1999, Carolina First commenced a due diligence review of Citrus. Carolina First also forwarded to Citrus a copy of an agreement utilized by Carolina First in a prior acquisition transaction so that Citrus representatives could review terms that Carolina First anticipated would be addressed in an acquisition transaction with Citrus. During the following week, representatives of Carolina First and representatives of Citrus had continued discussions regarding the terms of a proposed transaction. On February 23, 1999, the executive officers and several other officers of Citrus visited Carolina First for a review of the operations of Carolina First and additional information regarding its organization. During the remainder of February and the first several weeks of March, representatives of Carolina First and representatives of Citrus negotiated the terms of a definitive agreement.

        The Reorganization Agreement was reviewed by the Board of Directors of Citrus at a meeting held on March 18, 1999. At this meeting, legal counsel reviewed generally for Citrus' directors the fiduciary obligations of directors in sales of financial institutions and commented on the Reorganization Agreement, the agreements to be entered into between Carolina First and officers of Citrus (SEE "Interests of Certain Persons in the Acquisition"), and other issues. At the meeting, representatives of Ewing rendered an oral opinion that the consideration to be received by shareholders of Citrus in the merger is fair, from a financial point of view, to the Citrus shareholders. The Citrus board then unanimously approved the Reorganization Agreement and the transactions contemplated thereby. Citrus management also was authorized to execute the Reorganization Agreement, which was signed by Carolina First and Citrus effective March 18, 1999.

In deciding to approve the Reorganization Agreement the Board of Directors received information and advice from the officers of Citrus, Citrus' counsel and Ewing, including Ewing's opinion that the consideration to be received by the shareholders of Citrus in the merger is fair from a financial point of view to the Citrus shareholders. In reaching its decision the Citrus Board of Directors considered a number of factors, including the following:

        (i)    The terms of the merger;
        (ii) Citrus' business, operations, earnings, managerial and technological requirements and resources, prospects and financial condition;
        (iii) Carolina First's business, operations, earnings, financial condition and lending capacity on both a historical and prospective basis;
        (iv) The value of the consideration to be received by Citrus shareholders relative to the book value and earnings per share of Citrus common stock;
        (v) The fact that the merger will enable Citrus shareholders to exchange their shares of Citrus common stock (for which there is no established public trading market) for shares of common stock of a larger and more diversified entity, the stock of which is more widely held and more actively traded;
        (vi) That the merger will enable Citrus shareholders to hold stock in a financial institution that has historically paid cash dividends to its shareholders, as compared to Citrus which has not previously paid cash dividends;
        (vii) The enhanced opportunities for operating efficiencies that could result from the acquisition, the enhanced opportunities for growth in Citrus' market areas that the acquisition would make possible and the respective contributions the parties would bring to a combined institution;
        (viii) The Citrus Board of Directors' belief that Carolina First would retain valued employees of Citrus and continue to make substantial contributions in the communities served by Citrus;
        (ix) The terms of the Reorganization Agreement and the value of the Carolina First common stock to be received by Citrus shareholders;
        (x) Carolina First as an ongoing institution and its growth prospects, asset quality, reserves for losses, capital adequacy and profitability;
        (xi)   The liquidity of the Carolina First common stock;
        (xii) Alternatives to the acquisition, including remaining independent and growing internally, or remaining independent for a period of time and then selling;
        (xiii) The expectation that the acquisition will be a tax free transaction to Citrus and its shareholders; (xiv) Factors that may affect the market value of Carolina First common stock in the near future and the long term;
        (xv) Current and prospective economic environment, competitive constraints and regulatory burdens facing financial institutions, including Citrus; and
        (xvi)  Other information.

        The Citrus Board of Directors also took into account an opinion received from Ewing that the consideration to be received by Citrus shareholders in the merger is fair from a financial point of view to the Citrus shareholders. The foregoing discussion of the information and factors considered by the Citrus Board of Directors is not intended to be exhaustive of the factors considered by the Board. The Citrus Board of Directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given different weights to different factors.

        The terms of the Reorganization Agreement were the result of arm's length negotiations between representatives of Citrus and Carolina First.

        CAROLINA FIRST REASONS. Carolina First has determined to continue to expand its banking operations into Florida. After consideration of relevant business, financial, and market factors, the Board of Directors of Carolina First believes that the acquisition of Citrus will provide it with a favorable means for its expansion in Florida. Carolina First believes that acquiring an existing institution is a superior means of expanding in Citrus' markets, as opposed to opening DE NOVO branches, primarily because of the acquisition of established customer relationships. Carolina First believes that Citrus has valuable community relationships which it will be able to use to expand its banking operations in Citrus' market areas. Citrus is located in Orlando, Florida, which is believed by Carolina First to be a very desirable market with many of the same characteristics as South Carolina. Carolina First also believes that the terms of the proposed acquisition are fair from its point of view and from a financial perspective.

OPINION OF CITRUS' FINANCIAL ADVISOR

        GENERAL. Citrus retained Ewing as financial advisor in connection with the merger. At the March 18, 1999 meeting of the Board of Directors of Citrus, Ewing rendered an oral opinion to the Board of Directors of Citrus to the effect that the consideration to be received by the shareholders of Citrus in the merger was fair, from a financial point of view, to the shareholders of Citrus. On March 17, 1999, the day before Ewing delivered its oral opinion to the Board of Directors of Citrus, the closing price of Carolina First common stock was $22.00 per share. This oral opinion was followed by a written opinion to the same effect dated April 5, 1999. The closing price of Carolina First common stock at April 5, 1999 was $22.00 per share. Ewing subsequently updated its written opinion to May 6, 1999. At May 5, 1999, the closing price of Carolina First common stock was $26.875 per share. THE TEXT OF EWING'S WRITTEN OPINION IS SET FORTH IN ANNEX B TO THIS PROXY STATEMENT/PROSPECTUS AND SHOULD BE READ IN ITS ENTIRETY BY SHAREHOLDERS OF CITRUS.

        EWING'S OPINIONS ARE DIRECTED TO THE BOARD OF DIRECTORS OF CITRUS AND ADDRESS ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, TO THE SHAREHOLDERS OF CITRUS, OF THE CONSIDERATION TO BE RECEIVED BY THE SHAREHOLDERS OF CITRUS IN THE MERGER, BASED ON CONDITIONS AS THEY EXIST AND CAN BE EVALUATED AS OF THE DATE OF THE OPINION. EWING'S OPINIONS DO NOT CONSTITUTE A RECOMMENDATION TO ANY CITRUS SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING NOR DO EWING'S OPINIONS ADDRESS THE UNDERLYING BUSINESS DECISION TO EFFECT THE MERGER.

        The terms of the merger were determined by Citrus and Carolina First after arms-length negotiations between the parties. Representatives of Ewing participated in the negotiations leading to the Reorganization Agreement.

        No limitations were imposed by Citrus on Ewing regarding the scope of its investigation nor were any specific instructions given to Ewing in connection with its fairness opinions.

        In connection with its opinions, Ewing reviewed, analyzed and relied upon information and material bearing upon the merger and the financial and operating condition of Citrus and Carolina First, including, among other things, the following: (i) the Reorganization Agreement; (ii) audited financial statements for Citrus for the three years ended December 31, 1997; (iii) certain unaudited interim financial information for Citrus for various periods for the year 1999; (iv) Annual Reports to Shareholders and Annual Reports on Form 10-K for Carolina First for the three years ended December 31, 1998; (v) certain unaudited financial information for Carolina First for the three months ended March 31, 1999; (vi) other financial information concerning the business and operations of Citrus furnished to Ewing by Citrus for purposes of its analysis, including certain internal forecasts for Citrus prepared by its senior management; (vii) information concerning the limited market for the shares of Citrus common stock; and (viii) certain publicly available information concerning the trading of, and the trading market for, Carolina First common stock. Ewing also held discussions with the management of Citrus and Carolina First concerning their respective institution's operations, financial condition, and prospects, as well as the results of regulatory examinations.

        Ewing also considered such further financial, economic, regulatory, and other factors as it deemed relevant and appropriate under the circumstances, including among others the following: (i) discussions with certain other banking companies regarding their possible interest in an acquisition of Citrus; (ii) certain publicly available information concerning the financial terms of certain mergers and acquisitions of other financial institutions in Florida and the financial position and operating performance of the institutions acquired in those transactions; and (iii) certain publicly available information concerning the trading of, and the trading market for, the publicly-traded common stocks of certain other financial institutions. Ewing also took into account its assessment of general economic, market, and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking and thrift industry generally.

        In conducting its review and arriving at its opinions, Ewing relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available, and Ewing did not attempt to verify such information independently. Ewing relied upon the management of Citrus as to the reasonableness and achievability of the financial and operational forecasts and projections (and the assumptions and bases therefor) provided to it and assumed that such forecasts and projections reflected the best currently available estimates and judgments of management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by management. Ewing also assumed, without independent verification, that the aggregate allowances for loan and other losses for Citrus and Carolina First are adequate to cover such losses. Ewing did not make or obtain any inspections, evaluations, or appraisals of the assets or liabilities of Citrus, Carolina First, or any subsidiaries of Carolina First, nor did Ewing examine any individual loan, property, or securities files. Ewing also assumed that Citrus and Carolina First have taken the necessary steps to address Year 2000 issues and makes no assurances with respect to Year 2000 readiness for Citrus or Carolina First. Ewing was informed by Citrus, and assumed for purposes of its opinion, that the merger will be recorded as a pooling-of-interests under generally accepted accounting principles. Ewing also assumed that the conditions to the merger as set forth in the Reorganization Agreement would be satisfied and that the merger would be consummated on a timely basis as contemplated by the Reorganization Agreement.

        VALUATION METHODOLOGIES. In connection with its opinions, Ewing performed several analyses. Set forth below is a brief summary of these analyses, as updated in connection with Ewing's most recent written opinion.

        Analysis of Terms of the Merger. Ewing calculated the imputed value of the merger to the holders of Citrus common stock based upon the description of the conversion of Citrus common stock contained in the Reorganization Agreement and varying assumptions concerning the stock price of Carolina First common stock. Under the terms of the Reorganization Agreement, each share of Citrus common stock outstanding at the Effective Time of the merger will be converted into a number of shares of Carolina First common stock equal to $37.07 divided by the average closing price of Carolina First common stock over a 30 day trading period ending immediately prior to the closing of the merger. However, if the average closing price is $24.83 or more, Citrus shareholders will receive
1.493 shares of Carolina First common stock for each share of Citrus common stock, and if the average closing price is $18.35 or less, Citrus shareholders will receive 2.020 shares of Carolina First common stock for each share of Citrus common stock. See "THE PROPOSED TRANSACTION -- General Description of the Terms of the Reorganization Agreement."

        For the purposes of its analyses, Ewing used assumed closing prices for Carolina First common stock ranging from $16.00 to $28.00, producing an imputed value for each share of Citrus common stock ranging from $32.32 to $41.80 ("Assumed Range of Merger Value").

        Stock Trading History. Ewing examined the recent history of trading prices for Carolina First common stock and the relationship between movements of those stock prices and movements in the Nasdaq Bank Index (the

"Bank Index"). The Bank Index (trading symbol BANK) is composed of more than 750 over-the-counter stocks representing banks, thrifts and other banking related companies.

        This analysis showed that the price growth or (decrease) per share of Carolina First common stock (excluding cash dividends but adjusted for stock splits) was 13.1%, 31.3%, 10.7%, 33.2%, and 17.7% during the years ended December 31, 1994, 1995, 1996, 1997, and 1998, respectively, and (13.1)% during the period from December 31, 1998 to March 17, 1999. This analysis also showed that, for the period from January 1, 1994 through March 17, 1999, the price of Carolina First common stock increased by a total of approximately 124%, while the Bank Index increased by a total of approximately 163%. In considering these analyses, Ewing noted that prior performance is not necessarily indicative of future performance.

        Ewing also examined recent trading volume history for Carolina First common stock, which trades on the Nasdaq National Market. Based upon this analysis, Ewing concluded that an active trading market exists for Carolina First common stock. Ewing also reviewed the prior trading history for Citrus common stock, and concluded that no active trading market exists for Citrus common stock. Because shares of Citrus common stock are not traded actively, Ewing placed relatively little weight on the market price of Citrus common stock.

        Comparable Transaction Analysis. Ewing performed an analysis of the premiums paid in comparable acquisition transactions. For such purposes, Ewing considered comparable transactions to be seven acquisitions announced from January 1, 1998 to March 1, 1999, where the target institution was a bank or bank holding company located in Florida with total assets between $100 million and $750 million. In each of the selected transactions, Ewing analyzed the announced purchase price multiple to the comparable target institution's book value, tangible book value, trailing twelve months' earnings, total deposits, and total assets. Ewing then compared the ranges of these multiples to the ranges of proposed purchase price multiples for Citrus resulting from the comparison of the Assumed Range of Merger Value to Citrus' book value, tangible book value, trailing twelve months' earnings, total deposits, and total assets. The analyses produced the following results: (i) price offered as a multiple of book value for the comparable target institutions ranging from 1.70 times to
4.27 times, with a mean of 3.11 times and a median of 3.23 times, compared to a multiple ranging from 3.41 times to 4.42 times for the Assumed Range of Merger Value based upon Citrus' book value at December 31, 1998; (ii) price offered as a multiple of tangible book value for the comparable target institutions ranging from 1.70 times to 4.27 times, with a mean of 3.11 times and a median of 3.23 times, compared to a multiple ranging from 3.41 times to 4.42 times for the Assumed Range of Merger Value based upon Citrus' tangible book value at December 31, 1998; (iii) price offered as a multiple of trailing twelve months' earnings for the comparable target institutions ranging from 17.44 times to 35.14 times, with a mean of 25.70 times and a median of 25.45 times, compared to a multiple ranging from 30.07 times to 38.89 times for the Assumed Range of Merger Value based upon Citrus' trailing twelve months' earnings at December 31, 1998; (iv) price offered as a percentage of total deposits for the comparable target institutions ranging from 26.10% to 38.68%, with a mean of 32.97% and a median of 33.35%, compared to 28.80% to 37.26% for the Assumed Range of Merger Value based upon Citrus' total deposits at December 31, 1998; and (v) price offered as a percentage total assets for the comparable target institutions ranging from 24.08% to 33.20%, with a mean of 28.68% and a median of 29.03%, compared to 26.47% to 34.24% for the Assumed Range of Merger Value based upon Citrus' total assets at December 31, 1998. No target institution or transaction used as a comparison in the analysis described above is identical to Citrus or the merger. Accordingly, an analysis of the foregoing necessarily involves complex considerations and judgments, as well as other factors that affect the acquisition value of the companies being compared.

        Discounted Cash Flow Analysis. Using discounted cash flow analysis, Ewing estimated the present value of the future stream of after-tax cash flows that Citrus might be expected to produce through 2002, under various circumstances, based on certain internal forecasts for Citrus prepared by its senior management. Ewing estimated the terminal value of Citrus at the end of the period by applying various multiples of earnings (ranging from 16.0 times to 19.0 times) and then discounting the cash flow streams and terminal value using various discount rates

(ranging from 17.0% to 19.0%) chosen to reflect different assumptions about the required rates of return of Citrus and the inherent risk surrounding the underlying projections by the management of Citrus. This discounted cash flow analysis indicated a reference range of $30.00 to $36.76 per share of Citrus common stock, or $26.70 to $32.71 per fully diluted share of Citrus common stock.

        Dividend Analysis. Ewing analyzed the effect of the merger on the dividends received by Citrus shareholders. Since its inception, Citrus has not paid a cash dividend on shares of Citrus common stock. Based upon the indicated annual cash dividends payable on Carolina First common stock at March 31, 1999, Ewing noted that Citrus shareholders would receive $0.36 in annual cash flow for each share of Carolina First common stock received in the merger, or an estimated annual cash flow of a minimum of $0.537 and a maximum of $0.727 for each share of Citrus common stock converted in the merger, assuming a minimum exchange ratio of 1.493 and a maximum exchange ratio of 2.020, respectively.

        The summary set forth above does not purport to be a complete description of the analyses performed by Ewing. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Ewing believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses without considering all analyses, or selecting part or all of the above summary without considering all factors and analyses, would create an incomplete view of the processes underlying the analyses reflected in Ewing's opinions. In addition, Ewing may have given various analyses more or less weight than other analyses and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Ewing's view of the actual value of Citrus. The fact that any specific analysis has been referred to in the summary above is not intended to indicate that such analysis was given greater weight than any other analysis.

        In performing its analyses, Ewing made numerous assumptions with respect to industry performance, general business, and economic conditions and other matters, many of which are beyond the control of Citrus and Carolina First. The analyses performed by Ewing are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Ewing's analysis of the fairness to the shareholders of Citrus, from a financial point of view, of the consideration to be received by the shareholders of Citrus in the merger. The analyses do not purport to be appraisals or to reflect the prices at which a company actually might be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, Ewing's opinion is just one of many factors taken into consideration by the Board of Directors of Citrus in determining to enter into the Reorganization Agreement.

        As a part of its investment banking business, Ewing is regularly engaged in the valuation of securities in connection with mergers and acquisitions, underwritings, private placements, trading and market making activities, and valuations for various other purposes. The Board of Directors of Citrus engaged Ewing based on its experience as a financial advisor in mergers and acquisitions of financial institutions, particularly transactions in Florida, and its general investment banking experience in the financial services industry.

        In the ordinary course of its business as a broker/dealer, Ewing may, from time to time, purchase securities from, and sell securities to, banking and thrift companies and as a market maker in securities may, from time to time, have a long or short position in, and buy or sell, debt or equity securities of banking and thrift companies for its own account and for the account of its customers. As of May 6, 1999, Ewing made a net trading market in Carolina First common stock and, as of the close of business on such date, held a net long position in Carolina First common stock. Ewing had no such position in the securities of Citrus. However, as of such date, certain officers, directors, and affiliates of Ewing beneficially owned a total of 51,500 shares of Citrus common stock, which were owned of record by Ewing/Florida Bank Stock Fund, Limited Partnership ("E/FBSF"), an investment fund organized by certain such officers, directors, and affiliates. Ewing serves as financial advisor to E/FBSF.

        COMPENSATION OF EWING. Citrus has agreed to pay Ewing a fee, payable at the closing of the merger, equal to 1.0% of the aggregate value of any consideration paid by Carolina First to the shareholders of Citrus in the merger. Citrus also has paid Ewing $7,500 for the fairness opinion issued by it (which amount will be credited toward the 1.0% fee if the merger closes). Further, Citrus has agreed to reimburse Ewing for reasonable out-of-pocket expenses incurred in connection with acting as financial advisor to Citrus. Citrus has also agreed to indemnify and hold harmless Ewing and its directors, officers, and employees against certain liabilities, including liabilities under the federal securities laws, in connection with its services.

EXCHANGE OF CITRUS STOCK CERTIFICATES

        As soon as practicable after the Effective Time (but in no event more than five days after the Effective Time), Carolina First or its transfer agent (in such capacity, the "Exchange Agent") will mail, and otherwise make available to each former record holder of shares of Citrus common stock, a form of the letter of transmittal and instructions for use in effecting surrender and exchange of certificates which immediately before the Effective Time represented shares of Citrus common stock ("Certificates") for payment therefor. Adequate provisions shall be made to permit Certificates to be surrendered and exchanged in person not later than the business day following the Effective Time.

CITRUS SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE TRANSMITTAL FORMS.

        Upon receipt of such notice and transmittal form, each holder of Certificates at the Effective Time should send or provide the Certificate or Certificates to the Exchange Agent, whereupon the holder will promptly receive the Carolina First common stock issuable to the holder in exchange for such Certificates. If any portion of the payment to be made upon surrender and exchange of a Certificate is to be paid to a person other than the person in whose name the Certificate is registered, it will be a condition of such payment that the Certificate will be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment will pay in advance any transfer or other taxes or establish to the satisfaction of Carolina First that no such tax is applicable.

        Carolina First is not obligated to deliver the Carolina First common stock to which any former holder of Citrus common stock is entitled as a result of the acquisition until such holder surrenders his or her Certificates, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be reasonably required in each case by Carolina First or Citrus. In addition, no dividend or other distribution payable to the holders of record of Carolina First common stock as of any time subsequent to the Effective Time will be paid to the holder of any certificate representing shares of Citrus common stock issued and outstanding at the Effective Time until such holder surrenders such Certificate to the Exchange Agent for exchange. However, upon surrender of the Certificates, both the Carolina First common stock certificate, together with all such withheld dividends or other distributions and any withheld cash payments in respect of fractional share interest, but without any obligation for payment of interest by such withholding, will be delivered and paid with respect to each share represented by such Certificates.

        After the Effective Time, each outstanding Certificate will be deemed for all corporate purposes (other than voting and the payment of dividends and other distributions to which the former shareholders of Citrus common stock may be entitled) to evidence only the right of the holder thereof to surrender such Certificate and receive the requisite number of shares of Carolina First common stock in exchange therefor (and cash in lieu of fractional shares) as provided in the Reorganization Agreement.

CONDITIONS TO CONSUMMATION OF THE ACQUISITION

        The obligations of Carolina First to consummate the transactions contemplated in the Reorganization Agreement are subject to the satisfaction of the following conditions (among others) at or before the Closing Date:

        (1) the compliance by Citrus with its covenants set forth in the Reorganization Agreement and the material accuracy, on the Closing Date, of each of the representations and warranties of Citrus set forth in the Reorganization Agreement (subject to certain limited exceptions);

        (2) the receipt by Carolina First of an opinion of counsel of Citrus in form and substance reasonably satisfactory to Carolina First and its counsel;

        (3) that there shall have been no "material adverse event" (as defined in the Reorganization Agreement) with respect to Citrus through the Closing Date;

        (4)    the receipt of necessary regulatory approvals;

        (5)    the receipt of the necessary shareholder approval of Citrus;

        (6) that immediately prior to Closing, the Citrus allowance for loan losses meets certain requirements;

        (7) the execution of the employment agreement between Carolina First and Randy O. Burden; and

        (8) that the holders of 10% or more of the Citrus common stock outstanding at the time of the Shareholders' Meeting shall not have dissented to the acquisition.

        The obligations of Citrus to consummate the transactions contemplated in the Reorganization Agreement are subject to the satisfaction of the following conditions (among others) at or before the Closing Date:

        (1) the compliance by Carolina First with its covenants set forth in the Reorganization Agreement and the material accuracy, on the Closing Date, of each of the representations and warranties of Carolina First set forth in the Reorganization Agreement (subject to certain limited exceptions);

        (2) the receipt by Citrus of an opinion of counsel of Carolina First in form and substance reasonably satisfactory to Citrus and its counsel;

        (3) that there shall have been no "material adverse event" (as defined in the Reorganization Agreement) with respect to Carolina First through the Closing Date;

        (4)    the receipt of necessary regulatory approvals;

        (5)    the receipt of the necessary shareholder approval of Citrus;

        (6) the receipt of a tax opinion from Wyche, Burgess, Freeman & Parham, P.A., reasonably satisfactory to Citrus, opining, subject to reasonable qualifications, that the acquisition shall, upon compliance with reasonable conditions, qualify as a tax-free reorganization under Section 368(a) of the Code; and

        (7) the execution of the employment agreement between Carolina First and Randy O. Burden.

        Carolina First and Citrus may, to the extent permitted by applicable law, waive certain of the conditions imposed with respect to their respective obligations to consummate the Reorganization Agreement.

TERMINATION

        The Reorganization Agreement may be terminated at any time prior to the Closing Date:

        (1)   by mutual consent of the parties;

        (2) by either Carolina First or Citrus, at that party's option, (i) if a permanent injunction or other order (including any order denying any required regulatory consent or approval) shall have been issued by any Federal or state court of competent jurisdiction in the United States or by any United States Federal or state governmental or regulatory body, which order prevents the consummation of the transactions contemplated herein, or (ii) if the requisite Citrus shareholder approval is not received at the Special Meeting;

        (3) by either Carolina First or Citrus if the other party (or its subsidiaries) has failed to comply with the agreements or fulfill the conditions contained in the Reorganization Agreement except that any such failure of compliance or fulfillment must result in a "material adverse event" (as defined in the Reorganization Agreement) and the breaching party must be given notice of the failure to comply and a reasonable period of time to cure;

        (4) by either Carolina First or Citrus in the event that closing has not occurred by September 30, 1999.

        (5) by Carolina First, if the average closing price of Carolina First's Common Stock for the 30 day trading period ending on the day before the closing date is $25.91 or higher; or

        (6) by Citrus, if the average closing price of Carolina First's Common Stock for the 30 day trading period ending on the day before the closing date is $17.27 or lower.

AMENDMENT

        The Reorganization Agreement may be amended or supplemented in writing by mutual agreement of Carolina First and Citrus. The Reorganization Agreement also provides that Carolina First may restructure the transactions contemplated therein, provided that any such restructuring does not (i) alter the type of consideration to be issued to the holders of Citrus common stock as provided for in the Reorganization Agreement, (ii) reduce the value of such consideration,
(iii) adversely affect the intended tax-free treatment to Citrus' shareholders as a result of receiving such consideration or prevent the parties from obtaining the tax opinion of Wyche, Burgess, Freeman & Parham, P.A. referred to herein, (iv) materially impair the ability to receive the required regulatory approvals, or (v) materially delay the closing. If Carolina First restructures the transaction and it results in the merger being treated as a "purchase," as opposed to a "pooling-of-interests," for accounting purposes, then as a condition to closing the merger, Citrus has the right to seek an update to the fairness opinion received from Ewing that the consideration to be received by Citrus shareholders in the merger is fair, from a financial point of view, to the Citrus shareholders.

CONDUCT OF CITRUS' AND CAROLINA FIRST'S BUSINESS PRIOR TO THE EFFECTIVE TIME

        Under the terms of the Reorganization Agreement, Citrus has agreed with respect to the conduct of its business pending closing, among other things:

        (1) to carry on its business only in the ordinary course and to use all reasonable efforts to preserve intact its business organization and goodwill, maintain the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business dealings;

        (2)    not to amend its charter or bylaws;

        (3) not to issue (except pursuant to the exercise of outstanding options for Citrus common stock) or acquire any shares of its capital stock of any class or any securities convertible into its capital stock or declare or pay any dividends or distributions, or make any change in its capital structure;

        (4) to promptly advise Carolina First of any material adverse change in the business of Citrus;

        (5) not to breach the Reorganization Agreement or cause any of the representations of Citrus contained in the Reorganization Agreement to become untrue;

        (6) not to incur any indebtedness other than in the ordinary course of business;

        (7) except for acquisition-related expenses and current contractual obligations, not to incur any expense in excess of $50,000;

        (8) not to grant any executive officers any increase in compensation (except in the ordinary course of business) or enter into any employment agreement;

        (9)    not to engage in acquisitions, mergers or other reorganizations;

        (10) except as may be directed by any regulatory authority or in certain other limited instances, not change its lending, investment, liability management or other material banking or other policies in any material respect, or implement or adopt any change in accounting principles, practices or methods; and

        (11) except in limited instances, not impose, or permit or suffer the imposition of any liens on any of its assets.

        Under the terms of the Reorganization Agreement, Carolina First has agreed, with respect to the conduct of its business pending closing, among other things:

        (1) to carry on its business in substantially the same manner as heretofore conducted;

        (2) not to amend its Articles of Incorporation or Bylaws in any manner that will adversely affect the Citrus shareholders in any material respect;

        (3) to promptly advise Citrus of any material adverse change in its business; and

        (4) not to take any action that would be contrary to or breach any of the terms or provisions of the Reorganization Agreement, or which would cause Carolina First's representations in the Reorganization Agreement to become untrue in any material respect.

REQUIRED REGULATORY APPROVALS

        The acquisition is subject to certain regulatory approvals as set forth below. To the extent that the following information describes statutes and regulations, it is qualified in its entirety by reference to the particular statutes and regulations promulgated under such statutes.

        The acquisition of Citrus as contemplated herein is subject to approval of the FDIC pursuant to the Bank Merger Act (12 U.S.C. Sec. 1828 et seq.). The BMA requires that the relevant regulatory agency take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The BMA prohibits the FDIC from approving the acquisition (i) if such transaction would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or (ii) if the effect of such transaction in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the relevant regulatory agency finds that the anticompetitive effects of such merger are clearly outweighed by the public interest and by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, the FDIC must take into account the record of performance of the existing and proposed institutions under the Community Reinvestment Act of 1977 ("CRA") in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institutions. Applicable regulations also require publication of notice of the application for approval of the acquisition and provide an opportunity for the public to comment on the application in writing and to request a hearing. Subject to certain exceptions, the BMA provides that no bank merger may be consummated until the 15th day after approval, during which time the United States Department of Justice ("DOJ") may challenge the Reorganization Agreement on antitrust grounds. Carolina First has submitted an application to the FDIC for approval to consummate the acquisition.

        The acquisition of Citrus is also subject to the approval of the State of Florida Department of Banking and Finance.

        The parties are also required to file certain notices with the OCC, pursuant to the Bank Holding Company Act of 1956, as amended, and the Federal Reserve Board. Carolina First has filed these notices.

        Carolina First and Citrus are not aware of any other governmental approvals or actions that are required for consummation of the acquisition except as described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, could be obtained or would not delay consummation of the acquisition.

OPERATIONS AFTER THE ACQUISITION

        After consummation of the acquisition, it is expected that all of the former Citrus banking locations will continue to be operated as branch locations of the surviving bank (which will be called Citrus Bank) and such locations are expected to conduct their business in generally the same manner as prior to the acquisition. Carolina First has taken steps to address potential computer and business risks associated with the "Year 2000 problem" as more fully described in its Annual Report on Form 10-K for the year ended December 31, 1998, a copy of which has been filed with the Commission.

        It is generally expected that the retained Citrus officers and employees will continue in similar positions of Carolina First Bank in an at-will employment capacity. In general, retained Citrus officers and employees will continue at approximately their current levels of compensation and will be eligible for benefits available to other similarly situated officers and employees of other Carolina First banking subsidiaries. After consummation of the acquisition, it is anticipated that Carolina First Bank will continue to conduct its business in generally the same manner in which it is now conducted. See "-- Interests of Certain Persons in the Acquisition."

INTERESTS OF CERTAIN PERSONS IN THE ACQUISITION

        DIRECTORS. In accordance with the Reorganization Agreement, Carolina First will nominate and elect the existing Citrus directors to the Board of Directors of Citrus (the surviving bank) for a period of two years following the acquisition, subject to certain limited exceptions.

        INDEMNIFICATION; ADVANCEMENT OF EXPENSES; DIRECTORS' AND OFFICERS' INSURANCE. The Reorganization Agreement provides that Carolina First will indemnify the Citrus directors and executive officers against certain liabilities (and will advance certain expenses) to the fullest extent that such persons would have been entitled to indemnification (or advancement of expenses) under applicable law and the Citrus Articles of Incorporation and Bylaws as in effect on the date of the Reorganization Agreement. The Reorganization Agreement also provides that prior to closing, Citrus shall use its best efforts to extend its existing directors' and officers' liability insurance policy past the Closing Date (spending up to $25,000) and after closing, Carolina First shall take no action to terminate prematurely such policy.

        EMPLOYMENT AGREEMENTS. It is a condition to closing of the acquisition that Randy O. Burden (Chairman, President and Chief Executive Officer of Citrus) enter into an employment agreement with Citrus (the surviving bank). The agreement is expected to provide for compensation substantially similar to his present compensation amounts, and that he may not be terminated during the two year term of the agreement except for cause. At the closing, Carolina First also expects to enter into one-year agreements with nine officers of Citrus, pursuant to which the nine officers will receive an aggregate of 44,204 shares of Carolina First common stock (assuming a 30-day average closing price of $25.00) subject to the terms of Carolina First's restricted stock plan. Also at the closing, the Chief Financial Officer of Citrus is entitled to receive a cash payment of $112,000 pursuant to the change of control provisions of his agreement with Citrus.

        OTHER MATTERS RELATED TO EMPLOYEES AND EMPLOYEE BENEFIT PLANS. In the Reorganization Agreement, Carolina First and Citrus agreed to cooperate to develop staffing plans which will result in retention of as many Citrus managers and employees as is practical (as determined by Carolina First). Carolina First agreed that Citrus employees will also be eligible for consideration for any other available positions for which they are qualified at Carolina First and its subsidiaries. Carolina First agreed that those former Citrus employees who are employed by Carolina First or its subsidiaries immediately following the Closing
Date: (i) will be eligible, on the same basis as current Carolina First employees, for all Carolina First Benefit Plans (as defined in the Reorganization Agreement); and (ii) will receive past service credit for eligibility and vesting (but not benefit accrual) purposes under Carolina First Benefit Plans for years of service with Citrus as if such service had been with Carolina First or its subsidiaries. Carolina First agreed that Citrus may elect to fully vest its employees under some or all Citrus Benefit Plans prior to consummation of the acquisition. Any Citrus Benefit Plans that are intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code will be terminated by proper action of the Board of Directors of Citrus prior to the Effective Time. Carolina First further agreed that those former Citrus employees who are employed by Carolina First or its subsidiaries immediately following the Closing Date will not be subject to any pre-existing condition exclusion under Carolina First's medical Benefit Plans.

        OPTIONS AND WARRANTS. Citrus has outstanding stock options and warrants for 231,573 shares which will fully vest immediately prior to the Closing Date. It is anticipated that all of these options and warrants will be exercised.

ACCOUNTING TREATMENT

        Carolina First expects to account for the acquisition of Citrus as a pooling-of-interests. For the transaction to qualify for the pooling-of-interests method, it must satisfy certain conditions, including the condition that substantially all (at least 90%) of the outstanding Citrus common stock must be exchanged for Carolina First common stock. Under the pooling-of-interests method, the assets and liabilities of Carolina First Bank and Citrus will be combined and carried forward at their previously recorded amounts.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of certain material federal income tax consequences of the acquisition, including certain consequences to holders of the Citrus common stock who are citizens or residents of the United States and who hold their shares as capital assets. It does not discuss all tax consequences that may be relevant to Citrus shareholders subject to special federal income tax treatment (such as insurance companies, dealers in securities, certain retirement plans, financial institutions, tax exempt organizations or foreign persons), or to Citrus shareholders who acquired their shares of Citrus' common stock pursuant to the exercise of employee stock options or rights or otherwise as compensation. Shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the acquisition, including the applicability and effect of state, local and other tax laws. The following summary does not address the state, local or foreign tax consequences of the acquisition, if any.

        Pursuant to the terms of the Reorganization Agreement, Citrus will receive the opinion of Wyche, Burgess, Freeman & Parham, P.A., dated as of the Effective Time, to the effect that based upon the Code and regulations thereunder and rulings issued by the IRS in transactions similar to those contemplated by the Reorganization Agreement and assuming the acquisition occurs in accordance with the Reorganization Agreement and conditioned on the accuracy of certain representations made by Citrus and Carolina First, for federal income tax purposes:

        (1) The acquisition will qualify as a reorganization under the provisions of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code, provided that substantially all of the assets of Citrus are acquired in such an acquisition.

        (2) No gain or loss will be recognized either to Carolina First or Citrus as a result of the acquisition.

        (3) No gain or loss will be recognized to the shareholders of Citrus upon their receipt of shares of Carolina First common stock in the acquisition (disregarding for this purpose any cash received for fractional shares or in connection with the exercise of dissenters' rights).

        (4) The receipt of cash by Citrus shareholders in the acquisition in exchange for fractional shares will be treated for federal income tax purposes as a redemption of such shares.

        (5) The tax basis of the Carolina First common stock so received by Citrus shareholders in connection with the acquisition will be the same as the basis in the Citrus common stock surrendered in exchange for such Carolina First common stock as set forth above.

        (6) The holding period of the Carolina First common stock received by a Citrus shareholder will include the holding period of the shares of Citrus surrendered therefor provided that the Citrus shares are capital assets in the hand of the shareholder at the time of the acquisition.

        FRACTIONAL SHARE INTERESTS. A Citrus shareholder who receives cash in lieu of a fractional share interest in Carolina First common stock will be treated as having received the cash in redemption of the fractional share interest. The receipt of cash in lieu of a fractional share interest should generally result in capital gain or loss to the holder equal to the difference between the amount of cash received and the portion of the holder's federal income tax basis in the Citrus common stock allocable to the fractional share interest. Such capital gain or loss will be long-term capital gain or loss if the holder's holding period for the Carolina First common stock received, determined as set forth above, is longer than one year.

        CASH RECEIVED BY HOLDERS OF CITRUS COMMON STOCK WHO DISSENT. A shareholder of Citrus who perfects his dissenter's rights under Florida law and who receives payment of the value of his shares of Citrus common stock will be treated as having received such payment in redemption of such stock. Such redemption will be subject to the conditions and limitations of Section 302 of the Code, including the attribution rules of Section 318 of the Code. In general, if the shares of Citrus common stock are held by the holder as a capital asset at the Effective Time, such holder will recognize capital gain or loss measured by the difference between the amount of cash received by such holder and the basis for such shares. Each holder of Citrus common stock who contemplates exercising his dissenter's rights should consult his own tax advisor as to the possibility that any payment to him will be treated as dividend income.

        THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED ON THE CODE (AND AUTHORITIES THEREUNDER) AS IN EFFECT ON THE DATE OF THIS PROXY STATEMENT/PROSPECTUS, WITHOUT CONSIDERATION OF THE PARTICULAR FACTS OR CIRCUMSTANCES OF ANY SHAREHOLDER. SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR SITUATIONS, AS WELL AS CONSEQUENCES UNDER ANY APPLICABLE STATE, LOCAL OR FOREIGN TAX LAWS.

RESTRICTIONS ON RESALES BY AFFILIATES

        The issuance of the Carolina First shares has been registered under the Securities Act. Accordingly, resales of the Carolina First shares by non-affiliates of Citrus will not require registration. However, under existing law, any person who is an "affiliate" of Citrus (as defined below) on the date of the Special Meeting who wishes to sell Carolina First shares will be required either to (a) register the sale of the Carolina First shares under the Securities Act, (b) sell in compliance with Rule 145 promulgated under the Securities Act (permitting limited sales under certain circumstances), or (c) utilize an exemption (if any) from registration. Rule 145(d) requires that persons deemed to be Citrus affiliates resell their Carolina First shares pursuant to certain of the requirements of Rule 144 under the Securities Act if such Carolina First shares are sold within one year after receipt thereof. After one year, if such person is not an affiliate of Carolina First and Carolina First is current in the filing of its periodic securities law filings, a former Citrus affiliate may freely sell the Carolina First shares without limitation. After two years from the issuance of the Carolina First shares, if such person is not a Carolina First affiliate at the time of sale or for at least three months prior to such sale, such person may freely sell such Carolina First shares without limitation, regardless of the status of Carolina First's periodic securities law filings. Citrus has agreed that it will use its best efforts to cause affiliates of Citrus to agree in writing that they will not sell the Carolina First common stock to be received by them except as provided above. Stop transfer instructions will be given by Carolina First to the Exchange Agent with respect to the Carolina First common stock to be received by persons subject to the restrictions described above, and the certificates for such stock may be appropriately legended. An "affiliate" of Citrus, as defined by the rules promulgated pursuant to the Securities Act, is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Citrus at the time of consummation of the acquisition. In this context, an "affiliate" will generally include the following persons: directors or executive officers, and the holders of 10% or more of Citrus common stock (and any relative or spouse of any such person having the same home as such person and any trusts, estates, corporations, or other entities in which such persons have a 10% or greater beneficial or equity interest).

RIGHTS OF DISSENTING SHAREHOLDERS OF CITRUS

        In accordance with Section 658.44 of the Florida Banking Code, any shareholder of Citrus who has voted against the Reorganization Agreement at the Special Meeting or has given notice in writing at or prior to such meeting to the presiding officer that he or she dissents from the Reorganization Agreement, will be entitled to receive payment in cash of the value of the shares held by such holder. On or promptly after the Effective Time, Carolina First may fix an amount which it considers to be not more than the fair market value of the shares of Citrus and which it will pay to the holders of dissenting shares of Citrus and, if it fixes such amount, will offer to pay such amount to the holders of all dissenting shares of Citrus. The owners of dissenting shares who have accepted such offer will be entitled to receive the amount so offered for such shares in cash upon surrendering the stock certificates representing such shares at any time within 30 days after the Effective Time.

        The value of dissenting shares of Citrus, the owners of which have not accepted an offer for such shares made by Carolina First, will be determined as of the Effective Time by three appraisers, one to be selected by the owners of at least two thirds of such dissenting shares, one to be selected by the Board of Directors of Citrus, and the third to be selected by the two so chosen. The value agreed upon by any two of the appraisers will control and be final and binding on all parties. If, within 90 days from the Effective Time for any reason one or more of the appraisers is not selected, or the appraisers fail to determine the value of such dissenting shares, the State of Florida Department of Banking will cause an appraisal of such dissenting shares to be made which will be final and binding on all parties. The expenses of appraisal will be paid by Citrus. The owners of dissenting shares, the value of which is to be determined by appraisal, will be entitled to receive the value of such shares in cash upon surrender of the stock certificates representing such shares at any time within 30 days after the value of such shares has been determined by appraisal made on or after the Effective Time.

        Any shareholder of Citrus who votes against the Reorganization Agreement at the Special Meeting or who gives notice in writing at or prior to such meeting to the presiding officer that the holder dissents, will be notified in writing of the date of consummation of the acquisition. The failure of a shareholder to vote against the Reorganization Agreement will not constitute a waiver of the above-described dissenters' rights, provided that such shareholder has given notice in writing at or prior to the Special Meeting to the presiding officer that such shareholder dissents from the Reorganization Agreement.

        The foregoing discussion only describes certain provisions of the Florida Banking Code. Accordingly, shareholders are urged to review Section
658.44 of the Florida Banking Code in its entirety, which is included as Annex C to this Proxy Statement/Prospectus. Any shareholder who intends to dissent from the Reorganization Agreement should review the text of those provisions carefully and also should consult with his or her attorney. Any shareholder who fails to strictly follow the procedures set forth in said statute will forfeit dissenters' rights.

        Any dissenting shareholder who perfects his or her right to be paid the value of his or her shares will recognize gain or loss, if any, for federal income tax purposes upon the receipt of cash for such shares. The amount of gain or loss and its character as ordinary or capital gain or loss will be determined in accordance with applicable provisions of the Internal Revenue Code of 1986, as amended.

        The provisions of Florida law regarding dissenters' rights are technical and complex. If you are contemplating the exercise of such rights you are urged to consult with your legal counsel.

        For a discussion of the tax consequences to a shareholder who exercises dissenters' rights, see "THE PROPOSED TRANSACTION -- Certain Federal Income Tax Consequences."

RECOMMENDATION OF THE CITRUS BOARD OF DIRECTORS

        THE BOARD OF DIRECTORS OF CITRUS HAS CONCLUDED THAT THE ACQUISITION IS IN THE BEST INTERESTS OF CITRUS AND HAS AUTHORIZED CONSUMMATION THEREOF, SUBJECT TO APPROVAL OF THE CITRUS SHAREHOLDERS, RECEIPT OF ALL REQUISITE REGULATORY APPROVALS, AND SATISFACTION OF CERTAIN OTHER CONDITIONS. THE BOARD OF DIRECTORS OF CITRUS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE REORGANIZATION AGREEMENT.

               PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

        The unaudited Pro Forma Combined Condensed Balance Sheet is based on combining the historical consolidated balance sheet for Carolina First at December 31, 1998 with the historical consolidated balance sheet of Citrus at December 31, 1998, adjusting for the issuance of additional shares expected to be issued in the acquisition.

        The unaudited Pro Forma Combined Capitalization is based on combining the historical consolidated capitalization of Carolina First at December 31, 1998 with the historical capitalization of Citrus at December 31, 1998, adjusting for the issuance of additional shares expected to be issued in the acquisition.

        For 1998, 1997 and 1996, the unaudited Pro Forma Combined Condensed Statements of Income are presented combining the historical consolidated statements of income of Carolina First for the years ended December 31 with the historical consolidated statements of income of Citrus for the years ended December 31.

        The acquisition is expected to be accounted for under the pooling-of-interests method of accounting, and pro forma data are derived in accordance with such method.

        The pro forma data do not, given the operational overlap between Carolina First and Citrus reflect any potential benefits from potential cost savings or synergies expected to be achieved following the acquisition.

        Financial information presented at December 31, 1998 and for the years ended December 31, 1998, 1997, and 1996 also includes pro forma data for Carolina First's April 23, 1999 acquisition of Citizens First National Bank accounted for under the pooling-of-interests method of accounting. Financial information presented for the years ended December 31, 1998 and 1997 also includes pro forma data for Carolina First's 1998 acquisitions of Resource Processing Group, Inc. ("RPGI"), First National Bank of Pickens County ("First National"), Poinsett Financial Corporation ("Poinsett") and Colonial Bank of South Carolina, Inc. ("Colonial"), collectively listed as "1998 Acquisitions." The 1998 Acquisitions were accounted for using the purchase method of accounting. See "INFORMATION ABOUT CAROLINA FIRST - Recent Developments."

        Information set forth below should be read in conjunction with such historical and pro forma financial statements and the notes thereto. The unaudited pro forma information is provided for informational purposes only and is not necessarily indicative of actual results that would have been achieved had the acquisition been consummated at the beginning of the period presented, nor is it necessarily indicative of future results.


                             UNAUDITED PRO FORMA COMBINED CAPITALIZATION
                                        At December 31, 1998
                              (Dollars in thousands, except share data)


                                                                                                                           Fully
                                                                                  Pro Forma      Citizens                Pro Forma
                                        Carolina First   Citrus    Adjustments     Combined        First    Adjustments   Combined
                                        --------------   ------    -----------     --------       -------   -----------   --------
LONG-TERM DEBT
   Subordinated notes...................   $ 25,618      $    --       $  --        $ 25,618        $   --      $  --      $ 25,618
   FHLB advances........................     34,160           --          --          34,160            --         --        34,160
   ESOP debt............................      2,275           --          --           2,275            --         --         2,275
   Mortgage debt........................      1,028           --          --           1,028            --         --         1,028
                                            -------        -----       -----        --------         -----      -----      --------
      Total long-term debt..............     63,081           --          --          63,081            --         --        63,081
                                            -------        -----       -----         -------         -----      -----       -------
SHAREHOLDERS' EQUITY
   Common stock.........................     22,005        7,449      (4,669)(a)      24,785         1,099       (591)(c)    25,293
   Surplus..............................    288,577        7,970       4,669 (a)     301,216         1,190        591 (c)   302,997
   Retained earnings....................     35,914        2,199      (4,000)(b)      34,113         2,524       (500)(b)    36,137
   Nonvested restricted stock and guarantee
      of ESOP debt......................     (2,963)          --          --          (2,963)           --         --        (2,963)
   Accumulated other comprehensive income       830            6          --             836             3         --           839
                                           --------    ---------      ------        --------      --------      -----      --------
      Total shareholders' equity........    344,363       17,624      (4,000)        357,987         4,816       (500)      362,303
                                            -------     --------      ------         -------       -------        ---       -------
      Total capitalization..............   $407,444    $  17,624   $  (4,000)       $421,068      $  4,816    $  (500)     $425,384
                                            =======     ========    ========         =======       =======        ===       =======

----------------------------------
(a) To reflect the issuance of 2,780,230 shares of Carolina First Corporation common stock to holders of Citrus common stock based on an assumed market price of $25.00 per share of Carolina First Corporation common stock.
(b) To record estimated merger costs, including buyouts of employment contracts, severance pay, conversion costs and transaction costs.
(c) To reflect the issuance of 508,003 shares of Carolina First Corporation common stock to holders of Citizens common stock based on a market price of $23.622 per share of Carolina First Corporation common stock.


                        UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                        At December 31, 1998
                                       (Dollars in thousands)


                                                                                                                            Fully
                                                                                  Pro Forma        Citizens              Pro Forma
                                       Carolina First    Citrus    Adjustments     Combined         First   Adjustments   Combined
                                        --------------   ------    -----------     --------       -------   -----------   --------
ASSETS
   Cash and due from banks..............   $102,516     $ 13,723        $ --        $116,239      $  3,322     $ --     $  119,561
   Interest-bearing bank balances.......     54,988           --          --          54,988            --       --         54,988
   Fed funds sold and resale agreements.      5,000       23,041          --          28,041         4,643       --         32,684
   Investment securities................    448,030       12,727          --         460,757        10,301       --        471,058
   Loans held for sale..................    112,918           --          --         112,918            --       --        112,918
   Loans held for investment............  1,753,778      171,048          --       1,924,826        36,745       --      1,961,571
      Less unearned income..............     (7,558)          --          --          (7,558)           --       --         (7,558)
      Less allowance for loan losses....    (17,509)      (2,757)         --        ( 20,266)         (374)      --        (20,640)
                                             ------        -----       -----         -------           ---    -----     ----------
         Net loans......................  1,841,629      168,291          --       2,009,920        36,371       --      2,046,291
   Premises and equipment...............     46,953        7,677          --          54,630         1,073       --         55,703
   Intangible assets....................    130,402           --          --         130,402            --       --        130,402
   Other assets.........................     96,416        1,899          --          98,315         1,472       --         99,787
                                        -----------    ---------       -----      ----------      --------    -----     ----------
               Total assets............. $2,725,934     $227,358      $   --      $2,953,292      $ 57,182   $   --     $3,010,474
                                          =========      =======       =====       =========       =======    =====      =========
LIABILITIES AND SHAREHOLDERS' EQUITY
   Liabilities
      Deposits
         Noninterest-bearing............   $286,831      $45,700        $ --        $332,531       $10,299     $ --       $342,830
         Interest-bearing...............  1,838,405      163,247          --       2,001,652        41,586       --      2,043,238
                                          ---------      -------       -----       ---------      --------    -----      ---------
            Total deposits..............  2,125,236      208,947          --       2,334,183        51,885       --      2,386,068
      Borrowed funds....................    218,904           --          --         218,904            --       --        218,904
      Other liabilities.................     37,431          787       4,000(a)       42,218           481      500(a)      43,199
                                         ----------    ---------       -----      ----------     ---------      ---      ---------
               Total liabilities .......  2,381,571      209,734       4,000       2,595,305        52,366      500      2,648,171
                                          ---------      -------       -----       ---------       -------      ---      ---------
   Total shareholder's equity...........    344,363       17,624      (4,000)(a)     357,987         4,816     (500)(a)    362,303
                                         ----------     --------       -----      ----------     ---------      ---     ----------
   Total liabilities and shareholders'
      equity............................ $2,725,934     $227,358      $   --      $2,953,292       $57,182   $   --     $3,010,474
                                          =========      =======       =====       =========        ======    =====      =========

----------------------------------
(a) To record estimated merger costs.


                     UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                                    Year Ended December 31, 1998
                             (Dollars in thousands, except share data)


                                                                                                                            Fully
                                                                     Pro Forma                      1998                  Pro Forma
                           Carolina First   Citrus     Adjustments   Combined   Citizens First  Acquisitions Adjustments   Combined
                           --------------   ------     -----------   --------   --------------  ------------ -----------   --------
Interest income............   $180,876     $ 16,184         $ --      $197,060     $   4,144      $ 12,130        $ --     $213,334
Interest expense...........     91,740        6,165         --          97,905         1,606         5,715        --        105,226
                              --------     --------        -----      --------      --------      --------       -----     --------
   Net interest income.....     89,136       10,019           --        99,155         2,538         6,415          --      108,108

Provision for loan losses..      11,129       1,595         --          12,724            10           398        --         13,132
                                -------    --------        -----      --------      --------      --------       -----     --------

   Net interest income after
      provision for loan
      losses...............     78,007        8,424           --        86,431         2,528         6,017          --       94,976

Noninterest income.........     22,531        1,858           --        24,389           410        10,163          --       34,962
Noninterest expenses.......     64,844        7,134         --          71,978         2,241        19,027       1,950 (a)   95,683
                              --------     --------        -----      --------       -------       -------                 --------
                                                                                                                   473 (b)
                                                                                                                    14 (c)

 Income before income taxes     35,694        3,148           --        38,842           697        (2,847)     (2,437)      34,255

Income taxes...............     13,251        1,146         --          14,397           235           579         (10)(d)   15,201
                              --------     --------        -----      --------       -------      --------     -------     --------

   Net income..............  $  22,443    $   2,002       $ --       $  24,445      $    462     $  (3,426)   $ (2,427)    $ 19,054
                              ========     ========        =====      ========       =======      ========     =======      =======
Net income per common share:
   Basic................... $     1.21    $    1.10         $ --     $    1.15      $   4.20     $   (0.35)     $   --    $    0.76
   Diluted.................       1.19         1.06           --          1.13          4.20         (0.34)         --         0.74
Average shares outstanding:
   Basic................... 18,556,727    1,826,885           --    21,284,266       109,900     9,890,295          --   25,180,470
   Diluted................. 18,871,153    1,884,514           --    21,684,732       109,900     9,941,001          --   25,580,936

----------------------------------
(a) Record amortization of goodwill using the straight-line method over 25 years and 10 years.
(b) Record amortization of core deposit intangible using the sum-of-the-year's digit's method over 10 years.
(c) To increase depreciation expense from mark-up of premises and equipment to an estimated market value.
(d) To show impact of taxes at 38% tax rate.


                     UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                                    Year Ended December 31, 1997
                             (Dollars in thousands, except share data)


                                                                                                                            Fully
                                                                     Pro Forma                      1998                  Pro Forma
                           Carolina First   Citrus     Adjustments   Combined   Citizens First  Acquisitions  Adjustments  Combined
                           --------------   ------     -----------   --------   --------------  ------------ -----------   --------
Interest income............   $135,706       $8,531         $ --      $144,237        $3,925       $18,640        $ --     $166,802
Interest expense...........     69,000        3,006           --        72,006         1,547         8,937          --       82,490
                                ------        -----        -----        ------         -----         -----       -----       ------
   Net interest income.....     66,706        5,525           --        72,231         2,378         9,703          --       84,312

Provision for loan losses..     11,646          462           --        12,108            --           529          --       12,637
                                ------          ---        -----        ------         -----           ---       -----       ------

   Net interest income after
      provision for loan
      losses...............     55,060        5,063           --        60,123         2,378         9,174          --       71,675

Noninterest income.........     19,615          785           --        20,400           434        21,594          --       42,428
Noninterest expenses.......     52,243        6,344           --        58,587         2,183        31,256         969(a)    93,380
                                ------        -----        -----        ------         -----        ------                   ------
                                                                                                                   342(b)
                                                                                                                    43(c)

 Income before income taxes     22,432         (496)          --        21,936           629          (488)     (1,354)      20,723

Income taxes...............      8,092         (196)          --         7,896           157          (354)       (147)(d)    7,552
                                 -----          ---        -----         -----           ---           ---         ---        -----

   Net income..............    $14,340        $(300)      $   --       $14,040          $472         $(134)    $(1,207)     $13,171
                                ======          ===        =====        ======           ===           ===       =====       ======
Net income per common share:
   Basic...................      $1.19       $(0.22)        $ --         $1.00         $4.29        $(0.02)       $ --        $0.69
   Diluted.................       1.18        (0.22)          --          0.99          4.29         (0.01)         --         0.68
Average shares outstanding:
   Basic................... 11,989,517    1,377,818           --    14,046,599       109,900     9,793,188          --    19,175,547
   Diluted................. 12,175,561    1,377,818           --    14,232,643       109,900     9,809,699          --    19,361,591

----------------------------------
(a) Record amortization of goodwill using the straight-line method over 25 years and 10 years.
(b) Record amortization of core deposit intangible using the sum-of-the-year's digit's method over 10 years.
(c) To increase depreciation expense from mark-up of premises and equipment to an estimated market value.
(d) To show impact of taxes at 38% tax rate.


                     UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                                    Year Ended December 31, 1996
                              (Dollars in thousands, except share data)


                                                                                                              Fully
                                                                     Pro Forma                                Pro Forma
                           Carolina First   Citrus     Adjustments   Combined   Citizens First  Adjustments   Combined
                           --------------   ------     -----------   --------   --------------  -----------   --------
Interest income............   $116,872     $  4,744         $ --      $121,616      $  3,600         $ --    $125,216
Interest expense...........     59,802        1,723           --        61,525         1,252           --      62,777
                               -------      -------        -----       -------       -------        -----     -------
   Net interest income.....     57,070        3,021           --        60,091         2,348           --      62,439

Provision for loan losses..     10,263          460           --        10,723            79           --      10,802
                               -------      -------        -----       -------       -------        -----     -------

   Net interest income after
      provision for loan
      losses...............     46,807        2,561           --        49,368         2,269           --      51,637

Noninterest income.........     21,341          438           --        21,779           480           --      22,259
Noninterest expenses.......     51,675        2,141           --        53,816         2,190           --      56,006
                               -------      -------        -----       -------       -------        -----     -------

 Income before income taxes     16,473          858           --        17,331           559           --      17,890

Income taxes...............      5,999          317           --         6,316           196           --       6,512
                               -------      -------        -----       -------       -------        -----     -------

   Net income..............   $ 10,474     $    541       $   --      $ 11,015      $    363       $   --    $ 11,378
                               =======      =======        =====       =======       =======        =====     =======
Net income per common share:
   Basic...................   $   0.97     $   0.49         $ --     $    0.89      $   3.30         $ --    $   0.89
   Diluted.................       0.92         0.49           --          0.85          3.30           --        0.84
Average shares outstanding:
   Basic................... 10,705,107    1,100,000           --    12,347,407       109,900           --  12,855,410
   Diluted................. 11,368,035    1,107,350           --    13,021,309       109,900           --  13,529,312

                        INFORMATION ABOUT CAROLINA FIRST

GENERAL

        CAROLINA FIRST. Carolina First is a bank holding company headquartered in Greenville, South Carolina which engages in a general banking business through its six principal operating subsidiaries: (1) Carolina First Bank, a South Carolina-chartered bank headquartered in Greenville, South Carolina, (2) Carolina First Mortgage Company, a mortgage loan origination and servicing company headquartered in Columbia, South Carolina, (3) Carolina First Bank, F.S.B., a federal savings bank, (4) Blue Ridge Finance Company, Inc., an automobile finance company headquartered in Greenville, South Carolina, (5) Resource Processing Group, Inc., a credit card origination and servicing company headquartered in Columbia, South Carolina, and (6) Citizens First National Bank, headquartered in Crescent City, Florida. Through its subsidiaries, Carolina First provides a full range of banking services, including mortgage, trust and investment services, designed to meet substantially all of the financial needs of its customers. Carolina First also has bank technology investments which include two public companies: (1) an 18% ownership interest in Affinity Technology Group, Inc. and (2) a 9.4% ownership interest in Net.B@nk, Inc.

        Carolina First, which commenced operations in December 1986, currently conducts business in 73 locations in South Carolina and 4 locations in northern Florida. Carolina First is one of the largest independent South Carolina-headquartered financial institutions. At December 31, 1998, it had total assets of approximately $2.7 billion, total loans of approximately $1.9 billion, total deposits of approximately $2.1 billion and approximately $344 million in shareholders' equity.

        Carolina First was formed principally in response to opportunities resulting from the takeovers of several South Carolina-based banks by large southeastern regional bank holding companies. A significant number of Carolina First's executive officers and management personnel were previously employed by certain of the larger South Carolina-based banks that were acquired by these southeastern regional institutions. Consequently, these officers and management personnel have significant customer relationships and commercial banking experience that have contributed to Carolina First's loan and deposit growth. Carolina First targets individuals and small- to medium-sized businesses in South Carolina that require a full range of quality banking services typically provided by larger regional banking concerns, but that prefer the personalized service afforded by a South Carolina-based institution.

        Carolina First's objective is to become the leading South Carolina-based banking institution headquartered in the state. It believes that it can accomplish this goal by being a "super-community" bank which offers both the personalized service and "relationship" banking typically found in community banks, as well as the sophisticated banking products offered by the regional and super-regional institutions. Carolina First currently serves four principal market areas: the Greenville metropolitan area and surrounding counties (located in the upstate region of South Carolina); the Columbia metropolitan area and surrounding counties (located in the midlands region of South Carolina); Georgetown and Horry counties (located in the northern coastal region of South Carolina); and the Charleston metropolitan area (located in the central coastal region of South Carolina). Carolina First's market areas are located in the four largest Metropolitan Statistical Areas of the state. Carolina First also has branch locations in other counties in South Carolina.

        Carolina First began its operations with the de novo opening of Carolina First Bank in Greenville and has pursued a strategy of growth through internal expansion and through the acquisition of branch locations and financial institutions in selected market areas. Its more significant acquisitions include the following:

        Institution                                                     Date
        -------------------------------------------------               ----
        First Federal Savings and Loan Association of Georgetown        1990
        12 branch locations of Republic National Bank                   1993
        Midlands National Bank                                          1995
        Aiken County National Bank                                      1995
        First Southeast Financial Corporation                           1997
        Lowcountry Savings Bank                                         1997
        First National Bank of Pickens County                           1998
        Poinsett Financial Corporation                                  1998
        Colonial Bank of South Carolina, Inc.                           1998
        Citizens First National Bank                                    1999

Approximately half of Carolina First's total deposits have been generated through acquisitions. Carolina First anticipates that it will continue to expand in the future and is frequently in discussions regarding possible acquisitions. See "-- Recent Developments."

        Carolina First is a legal entity separate and distinct from its subsidiary bank and non-banking subsidiaries. Accordingly, the right of Carolina First, and thus the right of Carolina First's creditors and shareholders, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of Carolina First in its capacity as a creditor may be recognized. The principal source of Carolina First's revenues is dividends from its subsidiaries.

        CAROLINA FIRST BANK. Carolina First Bank is a South Carolina-chartered, Federal Reserve non-member bank and a wholly-owned subsidiary of Carolina First. It currently engages in a general banking business through 66 locations, which are located throughout South Carolina. It began its operations in December 1986 and at December 31, 1998 had total assets of approximately $2.6 billion, total loans of approximately $1.8 billion and total deposits of approximately $2.1 billion. Its deposits are insured by the Federal Deposit Insurance Corporation ("FDIC").

        CAROLINA FIRST MORTGAGE COMPANY. Carolina First Mortgage Company is a South Carolina corporation which principally originates and services one-to-four family mortgage loans through its six offices located in South Carolina. It is headquartered in Columbia, South Carolina. At December 31, 1998, Carolina First Mortgage Company was servicing or subservicing approximately 23,224 loans having an aggregate principal balance of approximately $2.0 billion.

        CITIZENS FIRST NATIONAL BANK. Citizens First National Bank is a national banking association which conducts a general banking business principally in Putnam County, Florida. It is headquartered in Crescent City, Florida. At December 31, 1998, Citizens had total assets of approximately $57.2 million.

        BLUE RIDGE FINANCE COMPANY, INC. On December 29, 1995, Carolina First acquired Blue Ridge Finance Company, Inc., an automobile finance company headquartered in Greenville, South Carolina. Blue Ridge operates from one location and, at December 31, 1998, had approximately $18.3 million in total assets. Blue Ridge is engaged primarily in indirect automobile lending.

        RESOURCE PROCESSING GROUP, INC. On June 1, 1998, Carolina First acquired Resource Processing Group, Inc., a credit card origination and servicing company headquartered in Columbia, South Carolina. Resource Processing Group, Inc. operates from one location and, at December 31, 1998, was servicing approximately $130 million in credit card receivables.


        CAROLINA FIRST BANK, F.S.B. Carolina First Bank, F.S.B. is a federal savings bank and a wholly-owned subsidiary of Carolina First. It currently engages in a thrift business through three locations, which are located in

Greenville and York counties in South Carolina. At December 31, 1998, Carolina First Bank, F.S.B. had total assets of approximately $108.7 million, total loans of approximately $60.4 million and total deposits of approximately $77.5 million. Its deposits are insured by the FDIC.

CAPITAL ADEQUACY

        CAROLINA FIRST. The Federal Reserve has adopted risk-based capital guidelines for bank holding companies. Under these guidelines, the minimum ratio of total capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) is 8%. At least half of the total capital is required to be "Tier 1 capital," principally consisting of common shareholders' equity, noncumulative preferred stock, a limited amount of cumulative perpetual preferred stock, and minority interests in the equity accounts of consolidated subsidiaries, less certain goodwill items. The remainder (Tier 2 capital) may consist of a limited amount of subordinated debt and intermediate-term preferred stock, certain hybrid capital instruments and other debt securities, perpetual preferred stock, and a limited amount of the general loan loss allowance. In addition to the risk-based capital guidelines, the Federal Reserve has adopted a minimum Tier 1 (leverage) capital ratio under which a bank holding company must maintain a minimum level of Tier 1 capital (as determined under applicable rules) to average total consolidated assets of at least 3% in the case of bank holding companies which have the highest regulatory examination ratios and are not contemplating significant growth or expansion. All other bank holding companies are required to maintain a ratio of at least 100 to 200 basis points above the stated minimum. At December 31, 1998, Carolina First was in compliance with both the risk-based capital guidelines and the minimum leverage capital ratio.

        PRO FORMA REGULATORY CAPITAL. The following table sets forth Carolina First regulatory capital position at December 31, 1998, on a historical basis as well as a pro forma basis assuming consummation of the acquisition. See "PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION."

                                                         At December 31, 1998
                                                    ------------------------------
                                                    Historic             Pro Forma
                                                    --------             ---------
                                                                 (Dollars in thousands)
Shareholders' Equity....................     $   344,363     12.63%     $   357,987   12.12%
                                             ===========     =====      ===========   =====

Regulatory Capital
Tier 1 risk-based:
  Actual................................    $    214,557     10.66%     $   232,786   10.57%
  Required*.............................          80,505      4.00           88,096    4.00
                                             -----------     -----           ------   -----
  Excess................................    $    134,052      6.66%     $   144,690    6.57%
                                             ===========     =====       ==========   =====

Total risk-based:
  Actual................................    $    259,258     12.88%     $   279,494   12.69%
  Required*.............................         161,011      8.00          176,193    8.00
                                                 -------     -----       ----------   -----
  Excess................................    $     98,247      4.88%     $   103,301    4.69%
                                             ===========     =====       ==========   =====

Leverage:
  Actual................................     $   214,557      8.26%     $   232,786    8.24%
  Required*.............................         103,962      4.00          113,056    4.00
                                             -----------     -----       ----------   -----
  Excess................................     $   110,595      4.26%     $   119,730    4.24%
                                              ==========     =====       ==========   =====

Total risk-based assets.................     $ 2,012,633                $ 2,202,407
                                              ==========                 ==========

Total assets............................     $ 2,725,934                $ 2,953,292
                                              ==========                 ==========

---------------------------------------
* For capital adequacy purposes.

RECENT DEVELOPMENTS

        MARCH 31, 1999 QUARTERLY EARNINGS AND FINANCIAL DATA. On April 20, 1999, Carolina First announced its earnings and other financial data at and for the quarter ended March 31, 1999. For this quarter, Carolina First's net income totaled $6.3 million, or $0.29 per diluted share, compared with net income for the quarter ended March 31, 1998 of $4.7 million, or $0.28 per diluted share. During the quarter, Carolina First realized a $15.5 million gain related to selling and transferring shares of Net.B@nk, Inc. stock in Net.B@nk, Inc.'s secondary public offering and the disposition of a bank technology investment. The gain from the sale of Net.B@nk, Inc. stock was largely offset by the funding of a charitable foundation. At March 31, 1999, Carolina First's total assets, loans, deposits and shareholders' equity were approximately $2.7 billion, $1.9 billion, $2.1 billion and $349 million, respectively. At March 31, 1999, Carolina First's ratio of nonperforming assets to loans and other real estate owned was 0.26%.

        SALE OF CONSUMER CREDIT CARD PORTFOLIO. On April 30, 1999, the Company entered into an agreement with an unrelated third party pursuant to which it sold approximately $108 million in credit card receivables (representing substantially all of the Company's consumer credit card receivables). Any gain or loss associated with such sale is not expected to be material. The Company will continue to service these credit cards for approximately 90 to 180 days under an interim servicing arrangement. The credit cards sold include approximately $57.9 million of receivables that the Company purchased immediately prior to the sale from its off-balance-sheet credit card trust. In connection with the sale, the Company's credit card trust will be terminated effective May 17, 1999. In addition, the Company entered into an agreement with an affiliate of the purchaser whereby such entity would offer credit card products to the Company's retail customers. The Company will continue to originate business credit cards in its market areas and retained its business credit card receivables which total approximately $4 million.

        OTHER ACQUISITIONS. Carolina First continues to explore opportunities to acquire banks and other companies engaging in financial institutions-related activities. It is not presently known whether, or on what terms, such discussions will result in further acquisitions. Carolina First's acquisition strategy is flexible in that it does not require Carolina First to effect specific acquisitions so as to enter certain markets or to attain specified growth levels. Rather than being market driven or size motivated, Carolina First's acquisition strategy reflects its willingness to consider potential acquisitions wherever and whenever such opportunities arise based on the then-existing market conditions and other circumstances. Carolina First's acquisitions may be made by the exchange of stock, through cash purchases, or with other consideration. Carolina First does not currently have any definitive understandings or agreements for any acquisitions material to Carolina First. However, Carolina First anticipates that it will continue to expand by acquisition in the future.

                          INFORMATION ABOUT CITRUS BANK

HISTORY AND BUSINESS

        Citrus Bank, a Florida state chartered bank, was organized in 1987 as First Sterling Bank of Osceola County for the purpose of conducting a general banking business in Kissimmee, Florida and surrounding areas. Effective April 28, 1995, the Bank was recapitalized, the composition of its board of directors and executive officers was changed to include substantially all of the current directors and officers of Citrus, its name was changed to Citrus Bank and its main office relocated to Orlando, Florida. Between 1995 and 1998 Citrus opened five additional branches, as well as an eighth branch in January of 1999. At December 31, 1998, Citrus had total assets of $227.4 million, total deposits of $208.9 million and shareholders' equity of $17.6 million. Citrus is regulated by the State of Florida Department of Banking and its deposits are insured up to applicable limits under the Bank Insurance Fund of the FDIC. Consequently, the FDIC also regulates Citrus.

        Citrus' principal business consists of accepting deposits from the general public through a variety of deposit programs and originating commercial, consumer and mortgage loans.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        This discussion is intended to assist in understanding the financial condition and results of operations of Citrus, and should be read in conjunction with the financial statements and related notes contained elsewhere herein.

EARNINGS PERFORMANCE

        1998 COMPARED WITH 1997. Citrus experienced record earnings of $2,001,613 or $1.10 per share, for the year ended December 31, 1998. This compared to a loss of $299,940, or $.22 per share, for the year ended December 31, 1997. This was an increase of $2,301,553, or $1.32 per share. The return on average equity improved from (2.74%) in 1997 to 12.01% in 1998, while return on average assets improved from (.29%) in 1997 to 1.05% in 1998.

        1997 COMPARED WITH 1996. Citrus incurred a net loss of $299,940 for 1997, which represented $.22 per share. This compared to net income of $541,290 or $.49 per share for the year ended December 31, 1996.
This was a 155% decrease of $841,230, or $.71 per share.

NET INTEREST INCOME

        Net interest income is the amount of interest earned on interest earning assets (loans, investment securities, and federal funds sold), less the interest expense incurred on interest-bearing liabilities (interest-bearing deposits), and is the principal source of Citrus' earnings. The level of interest rates, volume and mix of interest earning assets and interest-bearing liabilities and the relative funding of these assets affect net interest income.

        For the year ended December 31, 1998, net interest income increased $4.5 million or 81.3% to $10.0 million when compared to the year ended December 31, 1997. This increase was attributable to an increase in interest income, partially offset by an increase in interest expense on deposits. Interest and fees on loans increased $7.1 million or 98.7% from $7.1 million in 1997 to $14.2 million in 1998 due to an increase in the average balances of loans outstanding, slightly offset by a decrease in the average yield on loans from 10.55% in 1997 to 10.47% for 1998. Interest on investments decreased $29,000 or 8.1% from $358,000 in 1997 to $329,000 for 1998 due to a decrease in the average balances of investments and a decline in the average yield earned on those investments. Interest on Federal Funds sold increased $632,000 or 61.4% from $1,030,000 in 1997 to $1,662,000 for the year ended December 31, 1998, due to an increase in average balances outstanding, offset somewhat by a modest decline in average yields earned on funds sold. Interest expense increased $3.2 million or 105.1% from $3.0 million in 1997 to $6.2 million for 1998 due to an increase in average balances of deposits outstanding, coupled with a slight increase in the average rate paid for those deposits. The net interest margin declined from 5.98% in 1997 to 5.81% in 1998.

        Net interest income increased $2.5 million or 82.9% from $3.0 million in 1996 to $5.5 million in 1997. Interest and fees on loans increased $3.5 million or 94.3% from $3.6 million in 1996 to $7.1 million in 1997 due to an increase in the average balance of loans outstanding as well as an increase in their overall effective yield from 10.32% in 1996 to 10.55% in 1997. Interest on investments increased $166,000 or 86.5% from $192,000 in 1996 to $358,000 in 1997 due primarily to an increase in average balances of investments. Interest on Federal Funds sold increased $154,000 or 17.6% from $876,000 in 1996 to $1,030,000 in
1997 due to an increase in average balances outstanding. Interest expense increased $1.3 million or 74.5% from $1.7 million in 1996 to $3.0 million in 1997 due to an increase in average balances of deposits outstanding. The net interest margin increased from 5.47% in 1996 to 5.98% in 1997.

        The following table provides an analysis of the effective yields and rates on the categories of interest earning assets and interest-bearing liabilities for the years ended December 31, 1998 and 1997.


COMPARATIVE AVERAGE BALANCES, YIELDS AND RATES
(Dollars in thousands)

                                                  Year Ended                         Year Ended
                                                 December 31, 1997              December 31, 1998
                                      ----------------------------     -----------------------------
                                      Average    Income/    Yield/     Average     Income/    Yield/
                                      Balances   Expense     Rate      Balances    Expense     Rate
                                      --------   -------     ----      --------
ASSETS
  Earning assets
    Loans (including fees)          $  67,713   $  7,143   10.55%     $ 135,500  $ 14,193      10.47%
    Securities                          5,943        358    6.02          5,841       329       5.63
    Federal funds sold                 18,781      1,030    5.48         31,042     1,662       5.35
                                    ---------   --------              ---------  --------
      Total earnings assets            92,437      8,531    9.23        172,383    16,184       9.39
                                                --------                         --------
  Non-earning assets
    Cash and due from banks             6,089                            10,134
    Property and equipment              3,379                             5,598
    Other                               1,156                             1,802
                                   ----------                         ---------

      Total assets                  $ 103,061                         $ 189,917
                                    =========                         =========

LIABILITIES
  Interest-bearing liabilities
    Demand and savings deposits     $  36,797      1,159    3.15%     $  71,244     2,573       3.61%
    Time deposits $100,000 and
      greater                          15,163      1,058    6.98         33,297     1,753       5.26
    Time deposits under $100,000       19,640        789    4.02         32,903     1,839       5.59
                                    ---------  ---------              ---------  --------
      Total interest bearing
        liabilities                    71,600     3,006    4.20        137,444     6,165        4.49
                                                --------                         --------
  Noninterest-bearing liabilities
    Noninterest-bearing deposits       20,275                            35,326
    Other liabilities                     232                               474
                                   ----------                         ---------

      Total liabilities                92,107                           173,244
  Stockholders' equity                 10,954                            16,673
                                    ---------                        ----------

      Total liabilities and
        stockholders' equity        $ 103,061                         $ 189,917
                                    =========                         =========

Net interest income and
        net yield on earning assets (1)        $   5,525    5.98%              $   10,019       5.81%
                                               =========                       ==========

Interest rate spread (2)                                    5.03%                               4.90%

------------------------------------------
(1) Net interest income divided by total average earning assets.

(2) Total interest earning assets yield minus total interest bearing liabilities rate.
        The following table provides a summary of changes in net interest income resulting from changes in volumes of interest earning assets and interest bearing liabilities, and the rates earned and paid on such assets and liabilities. The rate/volume variances for each category has been allocated on a consistent basis between rate and volume variances based on the percentage of rate or volume variances to the sum of the two absolute variances.


VOLUME AND RATE VARIANCE ANALYSIS
(Dollars in thousands)

                                    1997 Compared to 1996              1998 Compared to 1997
                                   -----------------------            ----------------------
                                           Amount       Amount                  Amount    Amount
                                          Caused By   Caused By               Caused By  Caused By
                                Total     Change in   Change in       Total   Change in  Change in
                               Change      Volume       Rate         Change     Volume     Rate
                               ------      ------      ------        ------     ------     -----
Earning assets:
   Loans (including fees)    $   3,467   $    3,385   $      82   $    7,050  $   7,100 $    (50)
   Securities                      166          165           1          (29)        (6)     (23)
   Federal funds sold              154          130          24          632        656       (2)
                             ---------   ---------- -----------    ---------  --------- --------
      Total interest income      3,787        3,680         107        7,653      7,750      (97)
                             ---------   ----------  ----------    ---------  --------- --------
 Interest-bearing liabilities
   Demand and savings deposits     359         398          (39)       1,414      1,223      191
   Time deposits >$100,000         771         627          144          695        874     (179)
   Time deposits <=$100,000        153         246          (93)       1,050        665      385
                              ---------   ----------  ----------    ---------  --------- ---------
      Total interest expense     1,283        1,271          12        3,159      2,762       397
                             ---------   ----------  ----------    ---------  --------- ---------
         Net interest income $    2,504  $    2,409  $       95   $    4,494 $    4,988 $    (49)
                             ==========  ==========  ==========   ========== ========== ========


INTEREST RATE SENSITIVITY

        Interest rate sensitivity management is concerned with the management of the timing and magnitude of repricing assets compared to liabilities and is an important part of asset/liability management. It is the objective of interest rate sensitivity management to generate stable growth in net interest income, and to control the risks associated with interest rate movement. The Asset/Liability Management Committee reviews interest rate risk exposure quarterly and the expected interest rate environment so that adjustments in interest rate sensitivity can be timely made.

        The following table indicates that, as of December 31, 1998, on a cumulative basis through twelve months, rate sensitive assets exceeded rate sensitive liabilities, resulting in an asset sensitive position of $6,210,000. When interest sensitive assets exceed interest sensitive liabilities for a specific repricing "horizon", a positive interest sensitivity gap results (as is the case at December 31, 1998, with respect to the one year time horizon). The gap is negative when interest sensitive liabilities exceed interest sensitive assets. For a bank with a positive gap, rising interest rates would be expected to have a positive effect on net interest income and declining rates would be expected to have the opposite effect.

        The table below reflects the balances of interest earning assets and interest-bearing liabilities at the earlier of their repricing or maturity dates. Scheduled payment amounts on amortizing fixed rate loans are reflected at each scheduled payment date. Variable rate amortizing loans reflect scheduled payments at each scheduled payment date until the loan may be repriced contractually; the unamortized balances are reflected at that point. Overnight Federal Funds sold are reflected in the earliest repricing interval due to the immediately available nature of these funds. Interest-bearing liabilities with no contractual maturity, such as interest-bearing transaction accounts and savings deposits are reflected in the earliest repricing interval due to contractual arrangements which give management the opportunity to vary the rates paid on these deposits within a thirty-day or shorter period. However, Citrus is under no obligation to vary the rates paid on those deposits within any given period. Fixed rate time deposits, principally certificates of deposit are reflected at their contractual maturity dates.


INTEREST RATE SENSITIVITY AS OF DECEMBER 31, 1998
(Dollars in thousands)
                                    Within       4-12       Over 1-5      Over 5
                                   3 months     months         years      years           Total
                                   --------     ------       -------      ------          -----
ASSETS
  Earning assets
    Loans (including fees)       $ 128,464   $   7,586    $  30,915    $    1,326      $ 168,291
    Securities                          --          --       12,728            --         12,728
    Federal funds sold              23,041          --           --            --         23,041
                                 ---------  ----------  -----------   -----------     ----------
       Total earning assets        151,505       7,586       43,643         1,326        204,060
Non-earning assets
    Cash and due from banks             --          --           --        13,723         13,723
    Property and equipment              --          --           --         7,677          7,677
    Other                               --          --           --         1,898          1,898
                                ----------  ----------  -----------     ---------      ---------
       Total assets              $ 151,505   $   7,586    $  43,643     $  24,624      $ 227,358
                                 =========   =========    =========     =========      =========

LIABILITIES
  Interest-bearing liabilities
    Demand and savings deposits  $  91,476  $       --   $       --    $       --      $  91,476
    Time deposits <=$100,000         4,124      21,385        6,765           281         32,555
    Time deposits >$100,000         14,398      21,498        3,321            --         39,217
                                  --------   ---------   ----------   -----------     ----------
       Total interest bearing
         liabilities               109,998      42,883       10,086           281        163,248

  Noninterest-bearing deposits          --          --           --        45,700         45,700
  Other liabilities                     --          --           --           786            786
                                 ---------  ----------   ----------   -----------    -----------
       Total liabilities           109,998      42,883       10,086        46,767        209,734
       Stockholders' equity             --          --           --        17,624         17,624
                                 ---------  ----------   ----------    ----------     ----------
  Total liabilities and stockholders'
    equity                       $ 109,998   $  42,883    $  10,086    $   64,391      $ 227,358
                                 =========   =========    =========    ==========      =========

Interest sensitive gap          $   41,507   $ (35,297)   $  33,557    $  (39,767)    $       --
Cumulative interest
  sensitivity gap               $   41,507   $    6,210   $  39,767    $       --     $       --


PROVISION FOR LOAN LOSSES

        For the year ended December 31, 1998, the provision for loan losses totaled $1.6 million. This provision for loan losses reflects management's assessment of the risk inherent in the loan portfolio considering the growth in the amount and composition of the portfolio.

        The provision for loan losses is charged to earnings based on management's continuing review and evaluation of the loan portfolio and general economic conditions. The provision for loan losses was $462,000 for the year ended December 31, 1997. See "Allowance for Loan Losses" for a discussion of the factors management considers in its review of the adequacy of the allowance and provisions for loan losses.

NONINTEREST INCOME

        Noninterest income increased $1.1 million or 136.7% from $785,000 in 1997 to $1,858,000 in 1998. Service charges on deposit accounts increased $207,000, or 41.0% from $505,000 in 1997 to $712,000 in 1998. This increase was due to an increase in the fees charged for various deposit services as well as the significant increase in the number of deposit accounts and their balances. During 1998, Citrus also recovered $440,000 on a

$2.6 million operational loss incurred in 1997. This recovery is included in noninterest income. During 1998, mortgage origination commissions increased $250,000 to $273,000. The increase was due to Citrus starting the mortgage origination department late during the 1997 calendar year. Other noninterest income increased by $176,000, or 68.5% to $433,000. This increase was primarily due to $143,000 of gains from the sale of the portion of certain loans guaranteed by the U.S. Small Business Administration.

        Noninterest income increased $347,000 or 79.2% from $438,000 in 1996 to $785,000 in 1997 due primarily to an increase of $174,000 in service charges on deposit accounts.

NONINTEREST EXPENSES

        Noninterest expenses increased $790,000 or 12.5% from $6.3 million for 1997 to $7.1 million for 1998. Salaries and employee benefit expense increased $2.2 million in 1998, or 95.4%, to $4.5 million due to an increase in the number of personnel Citrus needed to staff its new offices and support its overall growth. Occupancy and equipment expenses increased 65.3%, or $343,000, to $868,000 for 1998. This increase was due to the growth in the number of Citrus' branches and other facilities.

        Noninterest expenses increased $4.2 million, or 200%, from $2.1 million in 1996 to $6.3 million in 1997. The primary reason for the increase is a $2.6 million operational loss caused by a kiting scheme by one of Citrus' deposit customers. Salaries and employee benefit expenses increased $1.1 million or 82.4%, to $2.3 million. As in 1998, the 1997 increase was due to a larger number of employees needed to staff Citrus' branches and operations.

INCOME TAX EXPENSE (BENEFIT)

        Income tax expense increased $1.3 million from a benefit of $196,000 in 1997 to an expense of $1.1 million in 1998, due to the substantial increase in income before tax expense. The effective combined federal and state income tax rate on income before income taxes was approximately 37% for 1998. During 1997, Citrus recorded a tax benefit of $196,000 because of its pretax loss of $496,000.

INVESTMENT PORTFOLIO

        At December 31, 1998, securities comprised approximately 5.6% of Citrus' assets. The following table summarizes the amortized cost and fair value of securities held by Citrus at each of the dates indicated. Available-for-sale securities are carried at estimated fair value and held-to-maturity investment securities are carried at amortized cost.


INVESTMENT PORTFOLIO
(Dollars in thousands)

                                                          December 31,
                             ----------------------------------------------------------------------
                                          1998                                   1997
                             ------------------------------         -------------------------------
                                            Net                                    Net
                                        Unrealized                              Unrealized
                             Amortized    Holding     Fair          Amortized     Holding     Fair
                                Cost    Gain (Loss)   Value            Cost     Gain (Loss)  Value
                             ---------  ----------    -----         ---------   ----------   ------
Available for sale:
   U.S. Treasury obligations   $   --      $   --    $    --         $    --      $    --     $  --
   U.S. Agency obligations      9,988           9      9,997              --           --        --
   Mortgage-backed obligations     --          --         --              --           --        --
   Municipal obligations           --          --         --              --           --        --
                             --------    --------   ---------       --------     --------    ------

   Total available for sale   $ 9,988    $      9   $  9,997        $     --     $     --   $   --
                              =======    ========   ========        ========     ========   ======





Held to Maturity:
   U.S. Treasury obligations
   U.S. Agency obligations      $  --      $   --     $   --        $  1,997     $      1    $1,998
   Mortgage-backed obligations    250          --        250              --           --        --
   Municipal obligations        2,480          18      2,498           4,030           (5)    4,025
                                  --           --         --              --           --        --
                              -------    --------   --------        --------     --------    ------
      Total held to maturity
                              $ 2,730    $     18   $  2,748        $  6,027     $     (4)   $6,023
                              =======    ========   ========        ========     ========    ======






SECURITIES PORTFOLIO MATURITIES AND YIELDS
(Dollars in thousands)

                                                              December 31, 1998
                                           ----------------------------------------------------
                                           Amortized              Fair
                                              Cost                Value               Yield (%)
                                           ----------          ---------              ---------
Available for sale:
   U.S. Agency obligations
      1 to 5 years                        $     9,988           $    9,997                5.56%
                                          -----------           ----------
   Total
      1 to 5 years                        $     9,988           $    9,997                5.56%
                                          ===========           ==========
Held to maturity:
   U.S. Agency obligations
      1 to 5 years                        $       250           $      250                5.75%
   Mortgage-backed securities
      1 to 5 years                              2,480                2,498                6.04%
                                          -----------           ----------
   Total
      1 to 5 years                         $    2,730           $    2,748                6.01%
                                           ==========           ==========


LOAN PORTFOLIO COMPOSITION

        Management believes the loan portfolio is adequately diversified, although a loan concentration does exist regarding loans collateralized by real estate. Loans collateralized by real estate totaled approximately $109.2 million at December 31, 1998, which amounted to 64% of total loans outstanding. These loans have been made to borrowers operating in a variety of businesses. No foreign loans existed as of December 31, 1998.

        The amount of loans outstanding at December 31, 1998 and 1997 are shown in the following table according to type of loan (dollars in thousands):


                                                    December 31,
                                              --------------------------
                                                   1998          1997
                                              --------------------------
Real estate                                   $   109,237    $    50,800
Commercial                                         54,218         37,153
Consumer and Personal                               7,593          6,187
                                             ------------   ------------
           Total                              $   171,048    $    94,140
                                               ==========     ==========


        A certain degree of risk taking is inherent in the extension of credit. Management has established loan and credit policies designed to control both the types and amounts of risks assumed and to ultimately minimize losses. Such policies include limitations on loan-to-collateral values for various types of collateral, requirements for appraisals of real estate collateral, problem loan management practices and collection procedures, and nonaccrual and charge-off guidelines.

        Commercial loans primarily represent loans made to businesses, and may be made on either a secured or an unsecured basis. When taken, collateral consists of liens on receivables, equipment, inventories, furniture and fixtures or other assets. Unsecured business loans are generally short-term with emphasis on repayment strengths and low debt to worth ratios. During 1998, total commercial loans increased $17.0 million, or 45.9% to $54.2 million. Commercial lending involves significant risk because repayment usually depends on the cash flows generated by a borrower's business, and the debt service capacity of a business can deteriorate because of downturns in national and local economic conditions.

        Loans collateralized by mortgages on real estate comprised approximately 63.9% and 54.0% of Citrus' loan portfolio at the end of 1998 and 1997, respectively. Real estate loans include first and second mortgages on single family homes, with some multifamily loans. Loan-to-value ratios for these instruments are generally limited to 85%. Real estate loans also include loans for financing the development and construction of 1-4 family dwellings and some, nonresidential real estate. Usually, loan-to-value ratios are limited to 85% and permanent financing commitments are required prior to the advancement of loan proceeds.

        Real estate loans also include nonresidential loans collateralized by business and commercial properties with loan-to-value ratios generally limited to 80%. The repayment of both residential and business real estate loans is dependent primarily on the income and cash flows of the borrowers, with the operation or liquidation of the real estate serving as a secondary source of repayment.

        The repayment of loans in the loan portfolio as they mature is a source of liquidity for Citrus. The following table sets forth the maturity of Citrus' loan portfolio within specified intervals as of December 31, 1998 (dollars in thousands):



                               Due in 1         Due after              Due
                           Year or Less      1 to 5 Years    After 5 Years        Total
                           ------------      ------------    -------------     ------------
(Type of Loan)
Real Estate                $     78,616    $       29,648   $          973     $    109,237
Commercial                       46,507             7,711               --           54,218
Installment                       3,245             4,329              19             7,593
                           ------------    --------------   --------------    -------------
            Total          $    128,368    $       41,688   $          992     $    171,048
                            ===========     =============    =============      ===========

        As of December 31, 1998, loans due after one year totaling $16.6 million had predetermined interest rates and $26.4 million had floating or adjustable interest rates.


NONPERFORMING LOANS; OTHER PROBLEM ASSETS

NON-ACCRUAL LOANS AND PAST DUE LOANS
(Dollars in thousands)

                                                             December 31,
                                                    ---------------------------
                                                       1998              1997
                                                    ---------------------------
Non-accrual loans                                   $     117       $      --
Loans contractually past due 90 days or more
     on which interest is still being accrued              57              --
Other real estate owned                                    --              --
                                                     ------------   ------------
Total nonperforming assets                          $      174      $      --
                                                     ============   ============

        When a loan is 90 days past due as to interest or principal or there is serious doubt as to collectibility, the accrual of interest income is generally discontinued unless the estimated net realizable value of collateral is sufficient to assure collection of the principal balance and accrued interest. Previously accrued interest on loans placed in a nonaccrual status is reversed against current income, and subsequent interest income is recognized when received. Non-accrual loans amounted to 0.07% of total loans at December 31, 1998. There were no nonaccrual loans at December 31, 1997.

        When the collectibility of principal is in serious doubt, the principal balance is reduced to the estimated fair value of collateral by charge-off to the allowance for loan losses and any subsequent collections are credited first to the remaining principal balance and then to the allowance for loan losses as a recovery of the amount charged off. A nonaccrual loan is not returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed.

POTENTIAL PROBLEM LOANS

        Management has identified and maintains a list of potential problem loans. These are loans that are not included in the nonaccrual or the past due 90 days or more and still accruing categories. A loan is added to the potential problem list when management becomes aware of information about possible credit problems of borrowers that causes serious doubts as to the ability of such borrowers to comply with the current loan repayment terms.

        The total amount of loans determined by management to be potential problem loans was $3,844,000 at December 31, 1998. There were no loans identified as potential problem loans at December 31, 1997. These amounts do not represent management's estimate of potential losses since a large proportion of these loans are collateralized by various types of collateral.

ALLOWANCE FOR LOAN LOSSES

        The allowance for loan losses is increased by direct charges to operating expenses. Losses on loans are charged against the allowance in the period in which management has determined that it is likely such loans have become uncollectible. Recoveries of previously charged off loans are credited to the allowance. The following table summarizes loan balances at the end of each period indicated, changes in the allowance arising from charge-offs and recoveries by loan category, and additions to the allowance which have been charged to expense.

SUMMARY OF LOAN LOSS EXPERIENCE
(Dollars in thousands)

                                          Year Ended December 31,
                                       ----------------------------
                                           1998            1997
                                       -----------     ------------

Balance at beginning of period         $     1,157     $        749
                                       -----------     ------------
      Charge-offs:
            Real estate                        --               --
            Installment                          1              --
            Commercial                         --                57
                                       -----------     ------------
                                                 1               57
                                       -----------     ------------
      Recoveries:
            Real estate                        --               --
            Installment                        --                 1
            Commercial                           5                2
                                       -----------     ------------
                                                 5                3
                                       -----------     ------------
      Net charge-offs                          (4)               54
      Provision charged to expense           1,596              463
                                       -----------      -----------
Balance at end of period              $      2,757      $     1,158
                                       ===========       ==========
Net charge-offs to average loans            (0.003)%          0.080%
                                       ===========       ==========

        In periodically reviewing the adequacy of the allowance for loan losses, management takes into consideration historical loan losses experienced by Citrus, current economic conditions affecting the borrowers' ability to repay, the volume of loans, the trends in delinquent, nonaccruing, and potential problem loans, and the quality of collateral securing nonperforming problem loans. After charging off all known losses, management maintains the allowance for loan losses at a level adequate to cover its estimate of possible future loan losses inherent in the loan portfolio.

        In calculating the amount required in the allowance for loan losses, management applies a consistent methodology that is updated quarterly. The methodology utilizes a loan risk grading system, detailed loan reviews to assess credit risks, mix of the loan portfolio and the overall quality of the loan portfolio. Also, the calculation provides for management's assessment of trends in national and local economic conditions that might affect the general quality of the loan portfolio. Regulators review the adequacy of the allowance for loan losses as part of their examination of Citrus and may require adjustments to the allowance based upon information available to them at the time of the examination. Although management's calculation of the allowance for loan losses does not provide an allocation by individual loan categories, it recognizes that various categories have different degrees of risk and this is factored into overall assessment.

DEPOSITS

        The average amounts and percentage of total deposits held by Citrus for the years ended December 31, 1998 and 1997 are summarized below:

AVERAGE DEPOSITS
(Dollars in thousands)

                                                  Year Ended December 31,
                                        ---------------------------------------------
                                               1998                      1997
                                        ---------------------     -------------------
                                            Amount        %          Amount        %
                                            ------      ------       ------      -----
Noninterest-bearing demand             $    33,326      19.52%   $    20,275     22.07%
Interest-bearing demand and savings         71,244      41.71%        36,797     40.05%
Time deposits $100,000 and greater          33,297      19.50%        15,163     16.50%
Time deposits under $100,000                32,903      19.27%        19,640     21.38%
                                         ---------   ---------     ---------   --------

      Total                             $  170,770     100.00%    $   91,875    100.00%
                                         =========   =========     =========   ========


        The majority of time certificates of deposits of $100,000 and over are acquired from customers within Citrus' service area in the ordinary course of business and are perceived by management as core deposits. However, their retention can be expected to be heavily influenced by rates offered, and therefore they have the characteristics of shorter-term purchased funds. The maturities of time certificates of deposits in amounts of $100,000 or more at December 31, 1998 are summarized below:


MATURITIES OF CERTIFICATES OF DEPOSITS
IN AMOUNTS OF $100,000 OR MORE:
(Dollars in thousands)                           December 31,
                                                    1998
                                                -------------
3 months or less                                $      14,398
3-6 months                                              5,272
6-12 months                                            12,501
Over 12 months                                          7,046
                                                -------------
                                                $      39,217
                                                =============

RETURN ON EQUITY AND ASSETS

        The following table shows the return on assets (net income divided by average total assets), return on equity (net income divided by average equity), equity assets ratio (average equity divided by average total assets) and the dividend payout ratio (dividends declared per share divided by net income per share) for each period indicated.

RETURN ON EQUITY AND ASSETS

                                               For the Years Ended
                                                  December 31,
                                            -----------------------
                                           1998               1997
                                           ----               ----
Return on average equity                  12.01%            (2.74)%
Return on average assets                   1.05%            (0.29)%
Average equity to average assets           8.78%            10.63%
Dividend payout ratio                        n/a               n/a


LIQUIDITY

        Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. Adequate liquidity is necessary to meet the requirements of customers for loans and deposit withdrawals in the most timely and economical manner. Some liquidity is ensured by maintaining assets which may be immediately converted into cash at minimal cost (amounts due from banks and Federal funds sold). However, the most manageable sources of liquidity are composed of liabilities, with the primary focus on liquidity management being on the ability to obtain deposits within Citrus' service area. Core deposits (excluding time deposits of $100,000 or more) provide a relatively stable funding base, and were equal to $169.7 million, or 74.7%, of total assets at December 31, 1998 compared with $101.4 million, or 69.5%, at the end of fiscal 1997. Asset liquidity is provided from several sources, including amounts due from banks and federal funds sold, and funds from maturing loans. As of December 31, 1998, Citrus also had available, unused, short-term lines of credit to purchase up to $14 million of federal funds from unrelated correspondent institutions. Management believes that Citrus' overall liquidity sources are adequate to meet its operating needs.

CAPITAL RESOURCES

        The equity capital of Citrus increased by $4.0 million in 1998, the result of retaining the Bank's earnings of $2.0 million and the proceeds from sales of common stock totaling $2.0 million. During 1997, Citrus sold common stock for $6.0 million and incurred a net loss of $.3 million. As a result, equity increased $5.7 million. No dividends have been paid by Citrus during its history.

        Citrus is subject to regulatory capital adequacy standards. Under these standards, financial institutions are required to maintain certain minimum ratios of capital to risk-weighted assets and average total assets. Under the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), federal financial institution regulatory authorities are required to implement prescribed "prompt corrective actions" upon the deterioration of the capital position of a bank. If the capital position of an affected institution were to fall below certain levels, increasingly stringent regulatory corrective actions are mandated. See " -- Supervision and Regulation."

        Citrus' December 31, 1998 capital ratios are presented in the following table, compared with the "well capitalized" and minimum ratios under the FDIC regulatory definitions and guidelines:


                                Total Capital         Tier 1           Leverage
                                -------------         ------           --------
Minimum requirement                  8.00%             4.00%             4.00%
Well capitalized requirement        10.00%             6.00%             5.00%
Actual                              10.84%             9.59%             7.73%

INFLATION

        Since the assets and liabilities of a bank are primarily monetary in nature (payable in fixed, determinable amounts), the performance of a bank is affected more by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same.

        While the effect of inflation on banks is normally not as significant as its influence on those businesses which have large investments in plant and inventories, it does have an effect. During periods of high inflation, there are normally corresponding increases in the money supply, and banks will normally experience above-average growth in assets, loans and deposits. Also general increases in the prices of goods and services will result in increased operating expenses.

CORRESPONDENT BANKING

        Correspondent banking involves the providing of services by one bank to another bank which does not provide that service for itself from an economic or practical standpoint. Citrus uses correspondent services offered by larger banks, including check collections, purchase of Federal funds, security safekeeping, investment services, coin and currency supplies, overline and liquidity loan participations and sales of loans to or participations with correspondent banks and other secondary lenders.

DATA PROCESSING

        Citrus obtains data processing services from a third party service provider. The services provided include an automated general ledger, customer information files deposit control and accounting and commercial and installment lending data processing.

EMPLOYEES

        At December 31, 1998, Citrus employed 108 persons on a full-time basis, and 6 persons on a part-time basis.

MONETARY POLICIES

        The results of operations of Citrus are affected by credit policies of monetary authorities, particularly the Federal Reserve. The instruments of monetary policy employed by the Federal Reserve include open market operations in U.S. Government securities, changes in the discount rate on member bank borrowings, changes in reserve requirements against member bank deposits and limitations on interest rates which member banks may pay on time and savings deposits. In view of changing conditions in the national economy and in the money markets, as well as the effect of action by monetary and fiscal authorities, including the Federal Reserve, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of Citrus.

SUPERVISION AND REGULATION

        Citrus operates in a highly regulated environment, and its business activities are governed by statute, regulation and administrative policies. The business activities of Citrus are supervised by a number of regulatory agencies, including the State of Florida Department of Banking and Finance, and the FDIC.

        Citrus was organized as a state chartered bank under the laws of the State of Florida. Its deposits are insured to $100,000 per account by the FDIC, subject to aggregation rules. Citrus is subject to supervision and periodic examination by the State of Florida Department of Banking and Finance and the FDIC, which oversee substantially all aspects of Citrus' operations, including security devices and procedures, loan and securities policies, adequacy of capitalization and loss reserves, loan portfolio evaluation, payment of dividends, location of branch offices and facilities, reserves against deposits, maintenance of required books and records, and adequacy of staff training to carry on safe lending and deposit gathering practices.

        The Change in Bank Control Act provides that the FDIC must be notified in writing in advance if any person or persons acting in concert propose to acquire 25% or more of Citrus' voting stock. In addition, if any person or persons acting in concert propose to acquire 10% or more of Citrus' voting stock, such person or persons will be presumed to have acquired control of Citrus (subject to rebuttal) if (i) Citrus has issued any class of securities subject to the registration requirements of Section 12 of the Securities Exchange Act of 1934, or (ii) immediately after the transaction, no other person will own a greater proportion of the class of voting securities. Approval of the FDIC and the State of Florida Department of Banking is required before any change in control of Citrus may be effectuated.

        In addition to a variety of generally applicable state and federal laws governing businesses and employers, such as the Equal Employment Opportunity Act prohibiting employment discrimination, and the Occupational Safety and Health Act governing employee working conditions, Citrus is subject to a variety of special federal statutes and regulations applicable only to financial institutions. These include (i) the Truth in Lending Act and Federal Reserve Regulation Z, which require disclosure of the terms of consumer finance transactions and regulate certain credit card practices, (ii) the Equal Credit Opportunity Act and Federal Reserve Regulation B, which prohibit discrimination in the evaluation and extension of credit, (iii) the Home Mortgage Disclosure Act and Federal Reserve Regulation C, which are intended to provide information to enable the public and public officials to determine if a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves, (iv) the Electronic Funds Transfer Act and Federal Reserve Regulation E, which provide for consumer rights and safeguards in electronic funds transfer systems, (v) the Community Reinvestment Act and regulations applicable thereto, which require financial institutions to meet their obligation to provide for the total credit needs of the communities they serve, including their assets in loans to low and moderate income borrowers, (vi) the Fair Debt Collection Practices Act, which governs practices which may be used by associations and other credit grantors to eliminate abusive debt collection practices, (vii) the Fair Credit Reporting Act, which governs the collection and use of credit information by credit reporting agencies to insure the confidentiality, accuracy, relevancy, and proper utilization of consumer credit information, (viii) the Right to Financial Privacy Act, which imposes a duty to maintain the confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records,
(ix) the Bank Secrecy Act, which requires banks to file a report with the Internal Revenue Service of each deposit, withdrawal, exchange of currency or other payment or transfer, by, through, or to Citrus which involves a transaction in currency of more than $10,000, and (x) the Financial Institutions Regulatory and Interest Rate Control Act of 1978 and Federal Reserve Regulation O, which place restrictions on extensions of credit to executive officers, directors and principal shareholders of Citrus.

        State banks are subject to restrictions under federal law in dealing with affiliates. For instance, extensions of credit to an affiliate, investment in the securities of an affiliate and the purchase of assets from an affiliate are limited to no more than 10% of Citrus' capital stock and surplus to any single affiliate and 20% to all affiliates.

        In Florida, a bank may establish branch offices throughout the state by means of merger with an existing bank or by opening branches de novo. In this proposed acquisition, Carolina First, a bank holding company, is acquiring Citrus pursuant to a merger in which Citizens, a national bank, will be merged with and into Citrus, a Florida state bank, with Citrus as the surviving corporation.

        In August, 1989, the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") was enacted. FIRREA gives banking agencies more potent enforcement mechanisms. The authority of a banking agency to issue a cease-and-desist order now specifically includes the power to order affirmative action to correct any harm resulting from a violation or practice. The non-exhaustive list of actions that may be ordered includes restitution, reimbursement, indemnification or guaranty against loss if violation or practice showed a reckless disregard for the law, applicable regulations or a prior banking agency order. Other specific actions which may be ordered include restricting the growth of the institutions, disposing of any loan or assets, rescinding contracts, hiring qualified officers or employees, or "other action as the banking agency determines to be appropriate." Moreover, the power to issue a cease-and-desist order includes "the authority to place limitations on the activities or functions of an insured depository institution or any institution-affiliated party."

        FIRREA also expanded the enforcement powers of bank regulatory agencies, including the expansion of the FDIC's power to act as a conservator and receiver for troubled financial institutions. The FDIC may appoint itself conservator or receiver for an insured depository institution for any of the following reasons: the institution is insolvent in that the assets of the institution are less than its obligations to creditors and others; a substantial dissipation of the assets or earnings has occurred due to any violation of law or regulation of any unsafe or unsound practice; the institution is in an unsafe or unsound position to transact business including substantially insufficient capital or otherwise; the institution has willfully violated a cease-and-desist order that has become final; the institution conceals or withholds its books or records from banking regulators; it is unlikely that the institution will be able to meet depositors' demands or pay its obligations in the normal course of business; the institution has or is likely to incur losses that will deplete all or substantially all of its capital and there is no reasonable prospect for the capital to be replenished without federal assistance; or there exists one or more violations of laws, rules or regulations or an unsafe or unsound practice or condition that is likely to cause insolvency or substantially dissipate the assets or earnings or is likely to weaken the bank's condition or seriously prejudice the depositors' interests. The FDIC as conservator or receiver may take over the assets of and operate the institution with all of the powers of its management, may conduct all business of the institution, and perform all of the functions of the institution in its own name. The FDIC may take action to put the institution in a sound and solvent condition and dispose of it as a going concern, or it may liquidate it and proceed to realize upon its assets.

        The Federal Deposit Insurance Corporation Improvement Act of 1991 (as amended, "FDICIA"), which was enacted on December 19, 1991, provided for a number of reforms relating to the safety and soundness of the deposit insurance system, supervision of domestic and foreign depository institutions and improvement of accounting standards. One aspect of FDICIA involves the development of a regulatory monitoring system requiring "prompt corrective action" on the part of banking regulators with regard to certain classes of undercapitalized institutions. While FDICIA did not change any of the minimum capital requirements, it directed each of the federal banking agencies to issue regulations putting the monitoring plan into effect. FDICIA created five "capital categories" ("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized") which are defined in FDICIA and which are used to determine the severity of corrective action the appropriate regulator may take in the event an institution reaches a given level of undercapitalization. For example, an institution which becomes "undercapitalized" must submit a capital restoration plan to the appropriate regulator outlining the steps it will take to become adequately capitalized. Upon approving the plan, the regulator will monitor the institution's compliance. Before a capital restoration plan will be approved, an entity controlling a bank (i.e., holding companies) must guarantee compliance with the plan until the institution has been adequately capitalized for four consecutive calendar quarters. The liability of the holding company is limited to the lesser of 5% of the institution's total assets or the amount which is necessary to bring the institution into compliance with all capital standards. In addition, "undercapitalized" institutions will be restricted from paying management fees, dividends and other capital distributions, will be subject to certain asset growth restrictions and will be required to obtain prior approval from the appropriate regulator to open new branches or expand into new lines of business. As an institution drops to lower capital levels, the extent of action to be taken by the appropriate regulator increases, restricting the types of transactions in which the institution may engage and ultimately providing for the appointment of a receiver for certain institutions deemed to be critically undercapitalized.

        FDICIA also provides that banks have to meet new safety and soundness standards adopted by the regulators. Regulators are charged with promulgating regulations defining operational and managerial standards relating to internal controls, loan documentation, credit underwriting, interest rate exposure, asset growth, director and officer compensation, asset quality, earnings and stock valuation.

        Both the capital standards and the safety and soundness standards, which FDICIA implemented, are designed to bolster and protect the deposit insurance fund. The BIF funding provisions under FDICIA could result in a significant increase in the assessment rate on deposits over the next 15 years. No assurance can be given at this time as to what the level of premiums will be over this 15 year period.

        In response to the directive issued by FDICIA, the regulators issued regulations, which, among other things, prescribe the capital thresholds for each of the five capital categories established by FDICIA. The following table reflects the capital thresholds:

                                   Total Risk-based   Tier 1 Risk-based   Tier 1 Leverage
                                     Capital Ratio      Capital Ratio          Ratio

Well capitalized (1)                    >= 10%              >= 6%             >= 5%
Adequately capitalized (1)               >= 8%              >= 4%             >= 4%(2)
Undercapitalized (3)                     < 8%                < 4%              < 4%(3)
Significantly undercapitalized (4)       < 6%                < 3%              < 3%(5)
Critically undercapitalized               --                 --               <= 2%

------------------------------
(1) An institution must meet all three minimums.
(2) 3% for composite CAMELS 1-rated institutions, subject to appropriate federal banking agency guidelines.
(3) Less than 3% for composite 1-rated institutions, subject to appropriate federal banking agency guidelines.
(4) An institution falls into this category if it is below the specified capital level for any of the three capital measures.
(5) Ratio of tangible equity to total assets.

        With respect to the compliance with federal, state and local provisions relating to the protection of the environment, Citrus does not believe that such compliance has any substantial or material effect upon the capital expenditures, earnings or competitive position of Citrus.

        The scope of regulation and permissible activities of Citrus is subject to change by future federal and state legislation.

DESCRIPTION OF PROPERTY

        Citrus' main branch is located in a 2,900 square foot leased office space in a 10-story office building in Downtown Orlando, Florida on Orange Avenue. The branch contains three offices, three teller stations, a vault, break and storage rooms. It has no drive-through windows, but has one walk-up window.

        Citrus owns a branch office located on approximately three-quarters of an acre of land on Delaney Street in south Orlando, Florida. The branch office is a single story building containing approximately 3,800 square feet. The branch consists of five teller stations, three offices, three drive-up lanes and a vault.

        Citrus owns a branch office located on approximately one-half of an acre of land on Orange Avenue in Winter Park, Florida. The branch office is a single story building containing approximately 1,000 square feet. The branch consists of two teller stations, two offices, and three drive-up lanes.
        Citrus owns a branch office located on approximately one and one-third acre of land on State Road 434 in Longwood, Florida. The branch office is a single story building containing approximately 1,800 square feet. The branch consists of 3 teller stations, two offices, two drive-up lanes and a vault..

        Citrus owns a branch office located on approximately one acre of land on Buenaventura Boulevard in Kissimmee, Florida. The branch office is a single story building containing approximately 5,400 square feet. The branch consists of four teller stations, three offices, a conference room, two drive-up lanes and a vault.

        Citrus owns a branch office located on approximately one acre of land on U.S. Highway 19 in Crystal River Florida. The branch office is a single story building containing approximately 3,800 square feet. The branch consists of four teller stations, three offices, a conference room, four drive-up lanes and a vault.

        Citrus leases a branch office located in approximately 1,800 square feet of a shopping center on U.S. Highway 192 in Kissimmee, Florida. The branch office consists of three teller stations, two offices, and one drive-up lane.

        Citrus owns a branch office located on approximately one acre of land on Kirkman Road in Orlando, Florida. The branch office is a single story building containing approximately 3,700 square feet. The branch consists of five teller stations, two offices, a conference room, four drive-up lanes and a vault.

        Citrus owns a 9,000 square foot building which houses its executive and administrative offices, its loan and deposit operations functions, bookkeeping department and board room. The office is located adjacent to the Delaney Avenue branch.

        Citrus owns no other real estate.

LEGAL PROCEEDINGS

        There are no material pending legal proceedings to which Citrus is a party of which any of its properties is subject, nor are there material pending legal proceedings known to Citrus in which any director, officer or affiliate or Citrus or any holder of 5% or more of Citrus' outstanding stock, or any associate of any for the foregoing, is party or has an interest adverse to Citrus.

MARKET FOR COMMON STOCK AND DIVIDENDS

        There is very limited trading in the Citrus common stock. There is no established trading market for the shares of Citrus common stock. Accordingly, such stock is not a NASDAQ quoted stock, nor is it quoted by the National Quotation Bureau, Inc., nor are there any market makers. During the past year, management is aware of no trading except for Citrus' sale of common shares at $15.00 per share in September of 1998.

        As of December 31, 1998, there were approximately 350 holders of record of Citrus' common stock.

        Citrus has paid no cash dividends since its inception. Federal and state banking regulations restrict the amount of dividends that Citrus can pay to shareholders. Generally, the approval of the State of Florida Department of Banking and Finance is required prior to paying dividends in excess of Citrus' earnings retained in the current year plus retained net profits for the preceding two years.

MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF CITRUS

The following table sets forth (i) as of the Record Date, the number and percent of total outstanding shares of Citrus common stock beneficially owned by all directors and executive officers of Citrus individually and by all directors and executive officers of Citrus as a group, and (ii) pro forma upon consummation of the acquisition, the number and percent of total outstanding shares of Carolina First Corporation common stock beneficially owned by such persons individually and as a group (assuming that Carolina First common stock's fair market value is $25.00 and a conversion ratio of 1.493).


MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF CITRUS


                                                              Pro Forma After Acquisition
                                                              ---------------------------
                              Number of Citrus                  Number of Carolina
     Name and address of           Shares         Percent     First Corporation Shares    Percent
     5% Beneficial Owner      Beneficially Owned  of Class      Beneficially Owned        of Class
     -------------------      ------------------  --------    --------------------        --------
Directors/Executive Officers
Randy O. Burden                 168,469(1)         8.92%           251,524                 1.0%
1611 S. Summerlin Avenue
Orlando, FL 32806

Frank W. Crider                  54,634(2)         2.93%            81,569                   *

Thomas B. Drage, Jr.             12,427(3)         0.67%            18,554                   *

Edward J. Gerrits, II            15,000(4)         0.80%            22,395                   *

Allen Keith Holcomb, Jr.         53,017(5)         2.84%            79,154                   *

Douglas P. Hooker               179,461(6)         9.61%           267,935                 1.1%
9245 Sloane Street
Orlando, FL 32827

Charles B. Lowe, Jr.             93,586(7)         4.95%           139,724                   *

Patrick C. Mathes, III           85,686(8)         4.59%           127,929                   *

Michael L. McClanahan            34,878(9)         1.86%            52,073                   *

M. Rodney Metz                   40,200            2.16%            60,019                   *

Cecil D. Moore                  116,737(10)        6.25%           174,288                   *
667 Lake Harbor Circle
Orlando, FL 32802

J. Mark Whitehead                45,698(11)        2.45%            68,227                   *

All Executive Officers and
Directors as a Group
  (17 persons)                1,013,141           54.08%         1,512,620                 6.0%

Other 5% Shareholders

Quintus Irving Roberts          105,000            5.64%           156,765                   *
Route 1, Box 2900
Palatka, FL 32177

---------------------------------
*    Less than one percent (1%)
(1) Includes 123,014 shares owned jointly with his spouse, 2,439 shares held by his IRA, 516 shares held by his spouse's IRA, 15,000 shares held by his son as Trustee, and 27,500 shares represented by stock options.
(2) Includes 52,334 shares held jointly with his spouse and 2,300 shares held for his grandchildren as to which shares he holds voting control.
(3) Includes 11,733 shares held jointly with his spouse and 694 shares represented by stock options.
(4) Includes 5,000 shares held jointly with his spouse and 10,000 shares represented by stock options.
(5) Includes 13,714 shares held as Trustee, 845 shares held jointly with his spouse, 29,070 shares held by his spouse as Trustee, and 1,388 shares represented by stock options.
(6) Includes 170,559 shares held jointly with his spouse and 5,552 shares represented by stock options.
(7) Includes 1,424 shares held by his IRA, 3,662 shares held as custodian for his children and 27,500 shares represented by stock options.
(8) Includes 28,865 shares held by his IRA, 2,130 shares held by his spouse's IRA and 2,732 shares represented by stock options.
(9) Includes 2,011 shares held by his IRA and 15,000 shares represented by stock options.
(10) Includes 2,074 shares held by his IRA, 100,000 shares held jointly with his spouse and son, 8,000 shares held jointly with his spouse, 731 shares held by his spouse's IRA and 5,552 shares represented by stock options.
(11) Includes 2,082 shares represented by stock options.

                                 COMPARATIVE RIGHTS OF SHAREHOLDERS

        At the Effective Time, all of the outstanding shares of Citrus common stock will be converted into Carolina First common stock. Accordingly, shareholders of Citrus will become shareholders of Carolina First, and their rights as Carolina First shareholders will be determined by South Carolina law and Carolina First's Articles of Incorporation and Bylaws. The rights of Carolina First shareholders differ from the rights of Citrus' shareholders with respect to certain important matters, including the required shareholder votes as to mergers, consolidations, exchanges, sales of assets or dissolution, removal of directors and amendments to the articles of incorporation, classification of the board of directors, cumulative voting rights, nomination of directors, and statutory and other restrictions on certain business combinations and control share acquisitions.

        A comparison of the respective rights of Citrus shareholders and Carolina First shareholders with respect to these matters is set forth immediately below. A description of the Carolina First common stock is set forth below under "CAROLINA FIRST CAPITAL STOCK."

COMPARISON OF CAROLINA FIRST COMMON STOCK AND CITRUS COMMON STOCK

        The rights of Carolina First shareholders are governed by Carolina First's Articles of Incorporation and Bylaws and the applicable provisions of the South Carolina Business Corporation Act of 1988, as amended (the "SCBCA"). By contrast, the rights of Citrus shareholders are governed by Citrus' Articles of Incorporation and Bylaws and by applicable provisions of the Florida Financial Institutions Codes ("FFIC") and the Florida Business Corporation Act (collectively, the "Florida Acts"). If the holders of Citrus common stock approve the acquisition and it is subsequently consummated, holders of Citrus common stock will become holders of Carolina First common stock. Although it is impracticable to note all the differences between the SCBCA and the Florida Acts generally, and all of the differences between the applicable governing documents of Carolina First and Citrus, the following is intended to be a summary of certain significant differences between the rights of holders of Carolina First common stock and Citrus common stock. This comparison of the rights of holders of Citrus common stock and Carolina First common stock is based on the current terms of the governing documents of the respective companies and on the current provisions of state and federal law and is qualified in its entirety thereby.

        CAPITALIZATION. The authorized capital stock of Citrus consists of 5,000,000 shares of Citrus common stock, par value $4.00 per share. As of the Record Date, Citrus had 1,862,177 shares of common stock outstanding. The authorized capital stock of Carolina First consists of 100,000,000 shares of Carolina First common stock, par value $1.00 per share, and 10,000,000 shares of "blank check" preferred stock. As of April 29, 1999, Carolina First had 21,988,974 shares of common stock outstanding and no shares of preferred stock outstanding.

        VOTING IN GENERAL. In general, holders of both Citrus common stock and Carolina First common stock are entitled to one vote per share and to the same and identical voting rights as other holders of such common stock. Holders of Carolina First common stock and Citrus common stock are not entitled to cumulate votes under any circumstances.

        DISSENTERS' RIGHTS. Citrus' shareholders have the right, in cases of merger or consolidation, to be paid the fair value of their shares under applicable dissenters' rights provisions of the FFIC. Because Carolina First common stock is traded on the Nasdaq National Market, its shareholders do not have similar rights.

        MERGERS, CONSOLIDATIONS, EXCHANGES, SALES OF ASSETS OR DISSOLUTION. A vote of at least a majority of the outstanding shares of Citrus common stock is required to approve any merger, consolidation, exchange, sale of substantially all of the assets of, or dissolution of Citrus. Carolina First's Articles of Incorporation require the affirmative vote of holders of at least 80% of the outstanding stock of Carolina First entitled to vote for approval before Carolina First may (a) merge or consolidate with any other corporation, (b) sell or exchange all or a substantial part of its assets to or with any other corporation, or (c) issue or deliver any stock or other securities in exchange or payment for any properties or assets of any other corporation, or securities issued by any other corporation, or in a merger of any subsidiary of Carolina First with or into any other corporation (the foregoing being hereinafter referred to as a "business combination"). This 80% supermajority is reduced to 66.67% if such business combination was approved and recommended without condition by the affirmative vote of at least 80% of the directors.

        DIRECTORS. The Articles of Incorporation and Bylaws of Citrus provide for a Board of Directors having not less than five members. A majority of the full Citrus Board of Directors may increase the number of directors by not more than two, and may appoint persons to fill the resulting vacancies, at any time during the year following an annual meeting in which such action has been approved by the Citrus shareholders. Generally, vacancies on the Board of Directors may be filled by the majority of the remaining directors. Carolina First's Articles of Incorporation provide that the number of directors shall be set by the Board of Directors or the shareholders. However, the Board of Directors cannot change the size of the Board by more than 30% without shareholder approval. Vacancies may be filled by existing directors. The Carolina First Board of Directors currently has twelve members. In accordance with Carolina First's Articles of Incorporation, whenever the Board consists of nine or more persons, the Board shall be divided into three classes of directors (with each class having as close to an equal number as possible). The members of each class are elected for staggered three-year terms.

        NOMINATION OF DIRECTORS. The Articles of Incorporation and Bylaws of Citrus do not specify any particular mechanism for the nomination of directors. Carolina First's Articles of Incorporation provide that, in addition to the Board of Directors, any shareholder entitled to vote for the election of directors may make nominations for the election of directors only by giving written notice to the Secretary of Carolina First at least 30 days but not more than 60 days prior to the annual meeting of shareholders at which directors are to be elected, unless such requirement is waived in advance of the meeting by the Board of Directors.

        INDEMNIFICATION OF OFFICERS AND DIRECTORS. The SCBCA and the Florida Acts, and the governing documents of both Carolina First and Citrus, generally provide that the parties have the power to indemnify any director, officer or employee, his or her heirs, executors or administrators, and agents for expenses, judgments, decrees and any liability incurred in actions to which the director, officer or employee is a party, or potential party, by reason of the performance of his official duties, assuming he conducted himself in good faith and reasonably believed his conduct in his official capacity to be in the parties' best interest. Such indemnification provisions do not apply in instances where such person acted in bad faith or engaged in conduct against the interest of Citrus or Carolina First.

        CONVERSION; REDEMPTION; SINKING FUND. Neither Carolina First common stock nor Citrus common stock is convertible, redeemable or entitled to any sinking fund.

        LIQUIDATION RIGHTS. In the event of the liquidation, dissolution or winding-up of the affairs of Citrus, holders of outstanding shares of Citrus common stock are entitled to share, in proportion to their respective interests, in Citrus' assets and funds remaining after payment, or provision for payment, of all debts and other liabilities of Citrus. In the event of the liquidation, dissolution or winding-up of the affairs of Carolina First, holders of Carolina First common stock are entitled to share, pro rata, in Carolina First's assets and funds remaining after payment, or provision for payment, of all debts and other liabilities of Carolina First, and after payment of all amounts due to holders of Preferred Stock upon liquidation.

        DIVIDENDS. Holders of Citrus common stock and Carolina First common stock are entitled to receive such dividends as the respective Board of Directors may declare out of funds legally available therefor.

        AMENDMENT. Citrus' Articles of Incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding shares of Citrus common stock. Carolina First's Articles of Incorporation generally may be amended only upon the approval of holders of two-thirds of the outstanding shares entitled to vote, and with respect to the items listed below, such two-thirds requirement is increased to 80%:

        (1) supermajority voting requirements to approve certain mergers, sales or exchanges of assets or stock exchanges (See "-- Shareholder Voting in Certain Business Combinations");
        (2) provisions regarding the Board of Directors' powers to evaluate proposals for business combinations;
        (3) provision of notice requirements for shareholder nominations of directors;
        (4) supermajority voting requirements for removal of directors without cause;
        (5)    provision of staggered terms for three classes of directors; and
        (6)    supermajority voting provisions for dissolution of Carolina
               First.

If 80% of the directors approve amendments pertaining to the Articles of Incorporation listed above, then only the affirmative vote of shareholders holding two-thirds of the outstanding shares entitled to vote is needed to approve the amendments.

        ANTI-TAKEOVER MEASURES. Citrus has not implemented any material anti-takeover measures. By contrast, Carolina First has implemented a number of provisions which have the effect of impeding a takeover of Carolina First that is not favored by Carolina First management. Furthermore, South Carolina law has business combination and control share acquisition statutes which may serve to impede takeovers not favored by management.

        The South Carolina control share statute provides that upon the acquisition by a person of certain threshold percentages of stock (20%, 33% and 50%), a shareholders' meeting must be held in order to determine whether or not to confer voting rights upon such acquiring person's shares. An affirmative vote of holders of a majority of all of the company's outstanding stock (excluding shares held by the acquiring person, company officers and company employees who are also directors of the company) is required to confer voting rights upon such acquiring person's shares.

        The South Carolina business combinations statute provides that a 10% or greater shareholder of a resident domestic corporation cannot engage in a "business combination" (as defined in the statute) with such corporation for a period of two years following the date on which the 10% shareholder became such, unless the business combination or the acquisition of shares is approved by a majority of the disinterested members of such corporation's board of directors before the 10% shareholder's share acquisition date. This statute further provides that at no time (even after the two-year period subsequent to such share acquisition date) may the 10% shareholder engage in a business combination with the relevant corporation unless certain approvals of the board of directors or disinterested shareholders are obtained or unless the consideration given in the combination meets certain minimum standards set forth in the statute.

        The Florida Acts include a control share statute and a business combinations statute similar to that under South Carolina law.

        OTHER CONSIDERATIONS. Shares of common stock of Citrus, being stock of a Florida state bank, may be treated differently from shares of Carolina First for state and local tax purposes. Citrus shareholders should consult their tax advisors with respect to relevant differences in Citrus common stock and Carolina First common stock.

        Carolina First may purchase, hold and dispose of its own shares subject only to restrictions on distributions by a corporation which prohibit any distribution which would render a company insolvent.


                          CAROLINA FIRST CAPITAL STOCK

COMMON STOCK

        Carolina First has 100,000,000 shares of common stock authorized, of which 21,988,974 shares were outstanding as of April 29, 1999. The holders of the Carolina First common stock are entitled to dividends when, as and if declared by the Board of Directors in their discretion out of funds legally available therefor. The principal source of funds for Carolina First is dividends from its subsidiaries. Carolina First's subsidiaries are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "INFORMATION ABOUT CAROLINA FIRST." All outstanding shares of Carolina First common stock are fully paid and nonassessable. No holder of Carolina First common stock has any redemption or sinking fund privileges, any preemptive or other rights to subscribe for any other shares or securities, or any conversion rights. In the event of liquidation, the holders of Carolina First common stock are entitled to receive pro rata any assets distributable to shareholders in respect of shares held by them, subject to the rights of any senior stock which may be issued in the future. Holders of the Carolina First common stock are entitled to one vote per share.

PREFERRED STOCK

        Carolina First has 10,000,000 shares of "blank check" preferred stock authorized ("Preferred Stock"), none of which is outstanding. Carolina First's Board of Directors has the sole authority, without shareholder vote, to issue shares of authorized but unissued Preferred Stock to whomever and for whatever purposes it, in its sole discretion, deems appropriate. The relative rights, preferences and limitations of the Preferred Stock are determined by Carolina First's Board of Directors in its sole discretion. Among other things, the Board may designate with respect to the Preferred Stock, without further action of the shareholders of Carolina First, the dividend rate and whether dividends shall be cumulative or participating or possess other special rights, the voting rights, Carolina First's rights and terms of redemption, the liquidation preferences, any rights of conversion and any terms related thereto, and the price or other consideration for which the Preferred Stock shall be issued. The Preferred Stock could be utilized by Carolina First to impede the ability of third parties who attempt to acquire control of Carolina First without the cooperation of Carolina First's Board of Directors.

CERTAIN MATTERS

        SHAREHOLDERS' RIGHTS AGREEMENT. In 1993, the Carolina First Board of Directors adopted a Shareholders' Rights Agreement, which was subsequently amended and restated in December 1996 ("Rights Agreement"). Under the Rights Agreement, the Board of Directors declared a distribution of one common stock purchase right (a "Right") for each outstanding share of Carolina First common stock outstanding on November 23, 1993 and each share to be issued by Carolina First thereafter. Each Right entitles the registered holder to purchase from Carolina First one-half share of Carolina First common stock at a cash exercise price of $30.00, subject to adjustment.

        Initially, the Rights are not exercisable and no separate rights certificates are distributed. However, the Rights will separate from the Carolina First common stock and a "Distribution Date" will occur upon the earlier of (i) the close of business on the 10th calendar day after the Share Acquisition Date (as defined below), or (ii) the close of business on the 10th business day after the date of (x) the commencement, by any person, other than an "exempt person", of, or (y) the first public announcement of the intention of any person (other than an exempt person) to commence, a tender or exchange offer if, upon consummation thereof, such person would be an Acquiring Person (defined as a person or group which has acquired beneficial ownership of 20% or more of the outstanding shares of the Carolina First common stock) (the date of said announcement being referred to as the "Share Acquisition Date"). Until the Distribution Date, (i) the Rights will be evidenced by the Carolina First common stock certificates and will be transferred with and only with such certificates, and (ii) the surrender for transfer of any certificates for Carolina First common stock will also constitute the transfer of the Rights associated with the Carolina First common stock represented by such certificate. The Rights are not exercisable until the Distribution Date and will expire at the close of business on December 18, 2006, unless previously redeemed by Carolina First as described below. As soon as practicable after the Distribution Date, rights certificates will be mailed to holders of record of Carolina First common stock as of the close of business on the Distribution Date and, thereafter, the separate rights certificates alone will represent the Rights. Except as otherwise determined by the Board of Directors, only shares of Carolina First common stock issued prior to the Distribution Date will be issued with Rights.

        ln the event that (i) a person acquires beneficial ownership of 20% or more of the Carolina First common stock, (ii) Carolina First is the surviving corporation in a merger with an Acquiring Person or any Affiliate or Associate (as defined in the Rights Agreement) and the Carolina First common stock is not changed or exchanged, (iii) an Acquiring Person engages in one of a number of self-dealing transactions specified in the Rights Agreement, or (iv) an event occurs which results in an Acquiring Person's ownership interest being increased by more than 1% (e.g., a reverse stock split), proper provision will be made so that each holder of a Right will thereafter have the right to receive upon exercise thereof at the then current exercise price, that number of shares of Carolina First common stock (or in certain circumstances, cash, property, or other securities of Carolina First) having a market value of two times such exercise price. However, the Rights are not exercisable following the occurrence of any of the events set forth above until such time as the Rights are no longer redeemable as set forth below. Notwithstanding any of the foregoing, Rights that are or were beneficially owned by an Acquiring Person shall become null and void. In the event that following the Share Acquisition Date, (i) Carolina First is acquired in a merger or other business combination transaction, or (ii) 50% or more of Carolina First's assets or earning power is sold, each holder of a Right shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a market value equal to two times the exercise price of the Right. At any time after any person becomes an Acquiring Person and prior to such time such Acquiring Person, together with its Affiliates and Associates, becomes the Beneficial Owner of 50% or more of the outstanding Carolina First common stock, the Board of Directors may exchange the Rights (other than Rights which have become void), in whole or in part, at the exchange rate of one share of Carolina First common stock per Right, subject to adjustment as provided in the Rights Agreement.

        The exercise price payable, and the number of shares of Carolina First common stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Carolina First common stock, (ii) if holders of the Carolina First common stock are granted certain rights or warrants to subscribe for Carolina First common stock or securities convertible into Carolina First common stock at less than the current market price of the Carolina First common stock, or (iii) upon the distribution to holders of the Carolina First common stock of evidence of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

        The Rights may be redeemed in whole, but not in part, at a price of $.001 per Right (payable in cash, Carolina First common stock or other consideration deemed appropriate by the Board of Directors) by the Board of Directors at any time prior to a Share Acquisition Date or the final expiration date of the Rights (whichever is earlier); provided that under certain circumstances, the Rights may not be redeemed unless there are Disinterested Directors (as defined in the Rights Agreement) in office and such redemption is approved by two-thirds of such Disinterested Directors. After the redemption period has expired, Carolina First's right of redemption may be reinstated upon the approval of the Board of Directors if an Acquiring Person reduces his beneficial ownership to 15% or less of the outstanding shares of Carolina First common stock in a transaction or series of transactions not involving Carolina First and there are no other Acquiring Persons. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and thereafter the only right of the holders of Rights will be to receive the redemption price.

        Any of the provisions of the Rights Agreement may be amended by the Board of Directors of Carolina First prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement, other than those relating to the principal economic terms of the Rights, may be amended by the Board to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement. Amendments adjusting time periods may, under certain circumstances, require the approval of two-thirds of Disinterested Directors, or otherwise be limited. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Shareholder Rights Agreement, a copy of which has been included in Carolina First's public filings with the Securities and Exchange Commission.

        MANAGEMENT CONTRACTS. Carolina First has entered into Noncompetition, Severance and Employment Agreements with Mack I. Whittle, Jr., William S. Hummers III, James W. Terry, Jr., David L. Morrow and Joseph C. Reynolds. These agreements set forth provisions regarding compensation, confidentiality, termination and noncompetition.

BOARD OF DIRECTORS

        CLASSIFICATION OF BOARD OF DIRECTORS. Carolina First's Board of Directors currently consists of twelve persons. In accordance with its Articles of Incorporation, whenever the Board consists of nine or more persons, the Board shall be divided into three classes of directors (with each class having as close to an equal number of directors as possible). The members of each class are elected for staggered three-year terms. The staggering of Board terms has the effect of making it more difficult to replace current Directors than would otherwise be the case. Accordingly, unless the shareholders vote to remove one or more Directors as described below, it would take three annual meetings for shareholders to change the members of the entire Board of Directors. Carolina First's Articles of Incorporation also provide that any shareholder entitled to vote for the election of directors may make nominations for the election of directors only by giving written notice to the Secretary of Carolina First at least 30 days but not more than 60 days prior to the annual meeting of shareholders at which directors are to be elected, unless such requirement is waived in advance of the meeting by the Board of Directors.

        REMOVAL OF DIRECTORS. Carolina First's Articles of Incorporation require the affirmative vote of the holders of not less than 80% of the then outstanding voting securities of Carolina First to remove any Director or the entire Board of Directors without cause. Directors may be removed for cause as provided under South Carolina law.

        LIMITATION OF DIRECTOR LIABILITY. The members of the Board of Directors of Carolina First are exempt under Carolina First's Articles of Incorporation from personal monetary liability to the extent permitted by Section 33-2-102(e) of the SCBCA. This statutory provision provides that a director of the corporation shall not be personally liable to the corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not be deemed to eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involved gross negligence, intentional misconduct, or a knowing violation of law, (iii) imposed under Section 33-8-330 of the SCBCA (improper distribution to shareholder), or (iv) for any transaction from which the director derived an improper personal benefit.

        EVALUATION OF PROPOSED BUSINESS COMBINATIONS. Carolina First's Articles of Incorporation provide that the Board of Directors, when evaluating any proposed business combination with Carolina First, shall give due consideration to (i) all relevant factors, including without limitation, the social, legal, environmental and economic effects on the employees, customers, suppliers and other constituencies of Carolina First, and on its subsidiaries, the communities and geographical areas in which Carolina First and its subsidiaries operate or are located, and on any of the businesses and properties of Carolina First or any of its subsidiaries, as well as such other factors as the directors deem relevant, and (ii) not only the consideration being offered in relation to the then current market price for Carolina First's outstanding shares, but also in relation to the then current value of Carolina First in a freely-negotiated transaction and in relation to the Board of Directors' estimate of the future value of Carolina First (including the unrealized value of its properties and assets) as an independent going concern.

VOTING

        VOTING FOR DIRECTORS. Carolina First's Articles of Incorporation provide that shareholders may not cumulate votes for the election of directors. Accordingly, holders of more than 50% of the shares voting at the election of directors can elect all of the directors if they choose to do so and, in such event, the holders of the remaining shares (less than 50%) voting are not able to elect any board members. In cases where there are more nominees for Directors than positions available, the nominees receiving the largest number of votes are elected.

        SUPERMAJORITY VOTING REQUIREMENTS. Carolina First's Articles of Incorporation require the affirmative vote of holders of at least 80% of the outstanding stock of Carolina First entitled to vote for approval before Carolina First may (i) merge or consolidate with any other corporation, (ii) sell or exchange all or a substantial part of its assets to or with any other corporation, or (iii) issue or deliver any stock or other securities of its issue in exchange or payment for any properties or assets of any other corporation, or securities issued by any other corporation, or in a merger of any subsidiary of Carolina First with or into any other corporation (the foregoing being hereinafter referred to as a "business combination"). This 80% supermajority is reduced to the percentage required by applicable law if such business combination was approved (or adopted) and recommended without condition by the affirmative vote of at least 80% of the directors. The Articles of Incorporation expressly permit the Board of Directors to condition its approval (or adoption) of any business combination upon the approval of holders of 80% of the outstanding stock of Carolina First entitled to vote on such business combination. The 80% supermajority provision is not applicable to any transaction solely between Carolina First and another corporation, 50% or more of the voting stock of which is owned by Carolina First. Under present South Carolina law, a merger or the sale of substantially all the assets requires the approval of holders of two-thirds of the outstanding shares entitled to vote. The amendment of the foregoing business combination provisions requires the approval of holders of 80% of the outstanding shares entitled to vote. The foregoing supermajority voting provision could impede the ability of third parties who attempt to acquire control of Carolina First without the cooperation of Carolina First's Board of Directors.

        CONTROL SHARE ACQUISITION/BUSINESS COMBINATION STATUTES. The SCBCA has business combination and control share acquisition statutes which may serve to impede takeovers not favored by management. See "COMPARATIVE RIGHTS OF SHAREHOLDERS -- Change in Control, Business Combinations and Anti- Takeover Provisions."

        TRANSFER AGENT. The transfer agent for the Carolina First common stock is Reliance Trust Company, Atlanta, Georgia.

        DIVIDEND REINVESTMENT PLAN. Carolina First has in place a dividend reinvestment plan with respect to the Carolina First common stock. As set forth in the plan, holders of such shares may elect to receive Carolina First common stock in lieu of receiving the cash dividends to which such holder may otherwise be entitled. The plan also provides for purchases of Carolina First common stock through optional cash payments.


                                  LEGAL MATTERS

        Certain legal matters in connection with the Reorganization Agreement, including the validity of the Carolina First shares offered hereby, will be passed upon for Carolina First by Wyche, Burgess, Freeman & Parham, P.A., Greenville, South Carolina. Wyche, Burgess, Freeman & Parham, P.A. is also rendering a tax opinion to Citrus regarding the Reorganization Agreement. As of March 31, 1999, members and attorneys of Wyche, Burgess, Freeman & Parham, P.A. beneficially owned a total of approximately 35,300 shares of Carolina First common stock.

        Certain legal matters in connection with the Reorganization Agreement will be passed upon for Citrus by Smith, Mackinnon, Greeley, Bowdoin & Edwards, P.A., Orlando, Florida. As of the date of this Proxy Statement/Prospectus, members of Smith, Mackinnon, Greeley, Bowdoin & Edwards, P.A. beneficially owned 5,000 shares of Citrus common stock.


                                     EXPERTS

        The financial statements of Citrus as of December 31, 1998 and for the year then ended included in this prospectus and in the registration statement have been audited by Osburn, Henning and Company, independent auditors, and the financial statements of Citrus as of December 31, 1997 and for the years ended December 31, 1997 and December 31, 1996, included in this prospectus and in the registration statement have been audited by Brewer, Beemer, Kuehnhackl & Koon, P.A., independent auditors, as stated in their respective reports appearing herein and elsewhere in the registration statement, and are included in reliance upon the reports of such firms given their authority as experts in accounting and auditing.

        The consolidated financial statements of Carolina First as of December 31, 1998 and 1997 and for each of the years in the three year period ended December 31, 1998 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                                  OTHER MATTERS

        The Board of Directors of Citrus is not aware of any other matters which may be presented for action at the Special Meeting, but if other matters do properly come before the meeting, it is intended that the shares of Citrus common stock represented by proxies in the accompanying form will be voted by the persons named in the proxies in accordance with their best judgment.



                ADDITIONAL INFORMATION AVAILABLE THROUGH THE SEC

        Carolina First is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"). Pursuant to the provisions of the Exchange Act, Carolina First files reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). Such reports, proxy statements and other information filed with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the
Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048 and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon the payment of fees at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants (including Carolina First) that file electronically with the Commission.

        Carolina First has filed with the Commission a Registration Statement (which shall include any amendments thereto) on Form S-4 ("Registration Statement") under the Securities Act of 1933, as amended ("Securities Act"), with respect to the Carolina First shares offered hereby. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement and the annexes and schedules thereto are available for inspection and copying as set forth in the preceding paragraph. For further information with respect to Carolina First, Citrus and the Carolina First shares offered hereby, reference is hereby made to the Registration Statement, including the annexes and schedules thereto.

        All information contained or incorporated by reference in this Proxy Statement/Prospectus with respect to Carolina First has been supplied by Carolina First, and all information contained or incorporated by reference in this Proxy Statement/Prospectus with respect to Citrus has been supplied by Citrus.

INCORPORATION OF CERTAIN INFORMATION FILED WITH THE SEC BY REFERENCE

        THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WITH RESPECT TO CAROLINA FIRST WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH A DOCUMENT UNLESS SUCH
EXHIBIT IS SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED UPON ORAL OR WRITTEN REQUEST TO WILLIAM S. HUMMERS III, EXECUTIVE VICE PRESIDENT, CAROLINA FIRST CORPORATION, 102 SOUTH MAIN STREET, GREENVILLE, SC 29601, TELEPHONE NUMBER (864) 255-7900. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JUNE 8, 1999.

        The following documents filed with the Commission by Carolina First pursuant to Section 13(a) or 15(d) of the Exchange Act are incorporated herein by reference:

        (1) Carolina First's Annual Report on Form 10-K for the year ended December 31, 1998;
        (2) Carolina First's Current Reports on Form 8-K dated February 17, 1999 and March 18, 1999; and
        (3) The description of the Carolina First common stock which is contained in Carolina First's Form 8-A filed with the Commission on or about October 20, 1986, including any amendment or report filed for the purpose of updating such description.

        All documents filed by Carolina First pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently-filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.


DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        Statements included in this Proxy Statement/Prospectus which are not historical in nature are intended to be, and are hereby identified as "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Exchange Act. In addition, certain statements in future filings by Carolina First with the Securities and Exchange Commission, in press releases and in oral and written statements made by or with the approval of Carolina First which are not statements of historical fact constitute forward-looking statements within the meaning of the Exchange Act. Carolina First cautions readers that forward-looking statements, including without limitation, those relating to Carolina First's future business prospects, plans, objectives, future economic performance, revenues, working capital, liquidity, capital needs, interest costs, income or loss, income or loss per share, dividends and other financial items are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements due to several important factors herein identified, among others, and other risks and factors identified from time to time in Carolina First's reports filed with the Securities and Exchange Commission.

        The risks and uncertainties that may affect the operations, performance, development and results of Carolina First's business include, but are not limited to, the following: risks from changes in economic, monetary policy and industry conditions; changes in interest rates; inflation; risks inherent in making loans including repayment risks and value of collateral; fluctuations in consumer spending; the demand for Carolina First's products and services; dependence on senior management; technological changes; ability to increase market share and control expenses; acquisitions; changes in accounting policies and practices; costs and effects of litigation; recently-enacted or proposed legislation; and year 2000 readiness.

        Such forward-looking statements speak only as of the date on which such statements are made, and Carolina First undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made to reflect the occurrence of unanticipated events.


                    RESALE MATTERS; SOURCE OF INFORMATION; CERTAIN OTHER MATTERS

        This Proxy Statement/Prospectus does not cover any resales of the Carolina First common stock offered hereby to be received by shareholders deemed to be "affiliates" of Carolina First or Citrus upon consummation of the acquisition. No person is authorized to make use of this Proxy
Statement/Prospectus in connection with such resales, although such securities may be traded without the use of this Proxy Statement/Prospectus by those shareholders of Carolina First not deemed to be "affiliates" of Carolina First or Citrus.

        No person is authorized to give any information or to make any representation not contained in or incorporated by reference in this Proxy Statement/Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by Carolina First or Citrus. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby to any person or in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Proxy Statement/Prospectus nor any sale hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof or that there has been no change in the affairs of Carolina First or Citrus since such date.

CITRUS BANK


TABLE OF CONTENTS                                                Page
-----------------                                                ----
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS REPORT                  F-1

INDEPENDENT AUDITOR'S REPORT                                     F-2

FINANCIAL STATEMENTS:

      Balance Sheets                                             F-3

      Statements of Operations                                   F-4

      Statements of Shareholders' Equity                         F-5

      Statements of Cash Flows                                   F-6

      Notes to Financial Statements                              F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
               --------------------------------------------------


Shareholders
Citrus Bank
Orlando, Florida


      We have audited the accompanying balance sheet of Citrus Bank as of December 31, 1998, and the related statements of operations, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Citrus Bank as of December 31, 1997 and 1996, and for each of the two years then ended, were audited by other auditors whose report dated March 27, 1998 expressed an unqualified opinion on those statements.

      We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the 1998 financial statements referred to above present fairly, in all material respects, the financial position of Citrus Bank as of December 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.




                                            /s/ Osburn, Henning and Company
March 23, 1999                              OSBURN, HENNING AND COMPANY

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholders of Citrus Bank

We have audited the accompanying balance sheet of Citrus Bank as of December 31, 1997, and the related statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 1997 and 1996. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Citrus Bank as of December 31, 1997, and the results of its operations and cash flows for the years ended December 31, 1997 and 1996 in conformity with generally accepted accounting principles.




/s/ BREWER, BEEMER, KUEHNHACKL & KOON, P.A.

Orlando, Florida
March 27, 1998
                                       F-2



                                   CITRUS BANK

                                 BALANCE SHEETS


                                                                           December 31,
                                                                      1998              1997
                                                                      ----              ----
                                             ASSETS
                                             ------
Cash and due from banks                                            $ 13,723,001     $ 10,559,323
Federal funds sold                                                   23,041,000       29,438,000
Investment securities available-for-sale                              9,997,105                -
Investment securities held-to-maturity                                2,730,381        6,026,722
Loans, net                                                          168,291,217       92,981,802
Premises and equipment, net                                           7,676,867        4,822,854
Accrued interest receivable and other assets                          1,898,203        1,993,999
                                                                   ------------     ------------

            TOTAL ASSETS                                           $227,357,774     $145,822,700
                                                                   ============     ============

                              LIABILITIES AND SHAREHOLDERS' EQUITY
                              ------------------------------------
Liabilities
   Deposits:
     Demand:
        Noninterest bearing                                        $ 45,699,737    $ 32,791,814
        Interest bearing                                             86,564,584      38,202,048
     Savings                                                          4,910,607       4,024,750
     Time                                                            71,772,540      57,066,882
                                                                  -------------   --------------
            Total Deposits                                          208,947,468      132,085,494
   Accrued interest payable and other liabilities                       786,396          183,254
                                                                   ------------     ------------
            Total Liabilities                                       209,733,864      132,268,748
                                                                   ------------     ------------

Commitments and Contingent Liabilities  -  Note 10
--------------------------------------

Shareholders' Equity
--------------------
   Common stock, par value $4.00; 2,000,000 shares
      authorized; 1,862,177 and 1,700,010 shares
      issued and outstanding, respectively                           7,448,708        6,800,040
   Capital in excess of par value                                    7,969,914        6,556,077
   Retained earnings                                                 2,199,448          197,835
   Accumulated other comprehensive income                                5,840               -
                                                                   ------------     ------------
            Total Shareholders' Equity                              17,623,910       13,553,952
                                                                   ------------     ------------

            TOTAL LIABILITIES AND SHAREHOLDERS'
                EQUITY                                            $227,357,774     $145,822,700
                                                                  ============     =============


                        See accompanying notes to financial statements.

                                   CITRUS BANK

                            STATEMENTS OF OPERATIONS

                                                         Year Ended December 31,
                                                   1998            1997          1996
                                                   ----            ----          ----
Interest Income:
   Loans                                        $14,193,139   $ 7,142,544    $ 3,675,583
   Investment securities                            328,958       358,479        191,980
   Federal funds sold                             1,661,967     1,030,154        876,449
                                                -----------   -----------    -----------
            Total Interest Income                16,184,064     8,531,177      4,744,012

Interest Expense on Deposits                      6,165,420     3,006,310      1,722,757
                                                -----------   -----------    -----------

Net Interest Income                              10,018,644     5,524,867      3,021,255
Provision for Loan Losses                         1,595,423       462,438        459,703
                                                -----------   -----------    -----------
            Net Interest Income After
               Provision For Loan Losses          8,423,221     5,062,429      2,561,552
                                                -----------   -----------    -----------

Noninterest Income:
   Service charges                                  712,425       504,626        330,527
   Operational loss recovery                        440,000            --             --
   Mortgage origination commissions                 273,185        22,706             --
   Other                                            432,635       257,531        107,512
                                                -----------   -----------    -----------
            Total Noninterest Income              1,858,245       784,863        438,039
                                                -----------   -----------    -----------

Noninterest Expense:
   Salaries and employee benefits                 4,543,269     2,324,521      1,275,257
   Occupancy and equipment                          868,044       525,315        335,106
   Operational loss                                      --     2,648,567             --
   Proof and data processing costs                  364,634       208,184             --
   Other                                          1,357,916       636,952        530,603
                                                -----------   -----------    -----------
            Total Noninterest Expense             7,133,863     6,343,539      2,140,966
                                                -----------   -----------    -----------

            Income (Loss) Before Income Taxes     3,147,603      (496,247)       858,625

Income tax expense (benefit)                      1,145,990      (196,307)       317,335
                                                -----------   -----------    -----------

            Net Income (Loss)                   $ 2,001,613   $  (299,940)   $   541,290
                                                ===========   ===========    ===========

Net Income (Loss) Per Share:
   Basic                                        $      1.10   $      (.22)   $       .49
                                                ===========   ===========    ===========

   Diluted                                      $      1.06   $      (.22)   $       .49
                                                ===========   ===========    ===========


                 See accompanying notes to financial statements.

                                   CITRUS BANK

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                   Accumulated
                                                       Capital in                     Other          Total
                                           Common      Excess of      Retained    Comprehensive   Shareholders'
                                            Stock      Par Value      Earnings        Income         Equity
                                        -----------   -----------   -----------    -----------    -----------
BALANCE,
   DECEMBER 31, 1995                    $ 4,400,000   $ 2,991,708   $   (43,515)   $        --    $ 7,348,193

Issuance of 10 shares of
   stock at $5.30 per share                      40            13            --             --             53

Comprehensive Income:
   Net income                                    --            --       541,290             --        541,290
                                        -----------   -----------   -----------    -----------    -----------

BALANCE,
   DECEMBER 31, 1996                      4,400,040     2,991,721       497,775             --      7,889,536

Issuance of 600,000 shares of
   stock at $10 per share, net of
   $35,644 in issuance costs              2,400,000     3,564,356            --             --      5,964,356

Comprehensive Income:
   Net loss                                      --            --      (299,940)            --       (299,940)
                                        -----------   -----------   -----------    -----------    -----------

BALANCE,
   DECEMBER 31, 1997                      6,800,040     6,556,077       197,835             --     13,553,952

Issuance of 148,000 shares of
   stock at $12.50 per share                592,000     1,258,000            --             --      1,850,000

Issuance of 14,167 shares of
   stock at $15.00 per share                 56,668       155,837            --             --        212,505

Comprehensive Income:
   Net income                                    --            --     2,001,613             --      2,001,613
   Other comprehensive
      income, net of income tax:
        Change in unrealized
            gain (loss) on securities
            available for sale                   --            --            --          5,840          5,840
                                        -----------   -----------   -----------    -----------    -----------
   Total Comprehensive Income                    --            --            --             --      2,007,453
                                        -----------   -----------   -----------    -----------    -----------


BALANCE,
   DECEMBER 31, 1998                    $ 7,448,708   $ 7,969,914   $ 2,199,448    $     5,840    $17,623,910
                                        ===========   ===========   ===========    ===========    ===========


                 See accompanying notes to financial statements.

                                   CITRUS BANK

                            STATEMENTS OF CASH FLOWS

                                                                                 Year Ended December 31,
                                                                         1998            1997            1996
                                                                    ------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss)                                                $  2,001,613    $   (299,940)   $    541,290
   Adjustments to reconcile net income (loss)
      to net cash provided by (used for) operating activities:
         Provision for loan losses                                     1,595,423         462,438         459,703
         Depreciation, amortization and accretion                        360,140         120,214          91,827
         Deferred income tax provision (benefit)                         351,257      (1,039,899)       (123,660)
         Increase in accrued interest receivable and other assets       (259,061)       (334,509)       (160,833)
         Increase (decrease) in accrued interest payable
            and other liabilities                                        603,142          83,664          23,606
                                                                    ------------    ------------    ------------
             Net Cash Provided By (Used For)
               Operating Activities                                    4,652,514      (1,008,032)        784,721
                                                                    ------------    ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchases of held-to-maturity securities                           (1,250,000)     (6,024,319)     (6,093,916)
   Purchases of available-for-sale securities                         (9,987,666)             --              --
   Proceeds from maturity or call of held-to-maturity
      securities                                                       4,527,712       5,100,000       1,100,000
   Net (increase) decrease in federal funds sold                       6,397,000     (16,161,000)      2,548,000
   Net increase in loans                                             (76,904,838)    (42,334,010)    (29,073,539)
   Purchases of premises and equipment,
     net of minor retirements                                         (3,195,523)     (2,778,166)     (1,301,462)
                                                                    ------------    ------------    ------------

             Net Cash Used For Investing Activities                  (80,413,315)    (62,197,495)    (32,820,917)
                                                                    ------------    ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase in noninterest bearing deposits                       12,907,923      17,493,807       7,376,760
   Net increase in interest bearing deposits                          63,954,051      45,699,983      22,814,277
   Proceeds from issuance of common stock                              2,062,505       5,964,356              --
   Proceeds from exercise of stock purchase warrants                          --              --              53
                                                                    ------------    ------------    ------------

             Net Cash Provided By Financing Activities                78,924,479      69,158,146      30,191,090
                                                                    ------------    ------------    ------------

   Net Increase (Decrease) in Cash and Due From Banks                  3,163,678       5,952,619      (1,845,106)

   Cash and Due From Banks at Beginning of year                       10,559,323       4,606,704       6,451,810
                                                                    ------------    ------------    ------------

   Cash and Due From Banks at End of Year                           $ 13,723,001    $ 10,559,323    $  4,606,704
                                                                    ============    ============    ============


                 See accompanying notes to financial statements.

                                   CITRUS BANK

                          NOTES TO FINANCIAL STATEMENTS


NOTE 1 -  NATURE OF BUSINESS

   Citrus Bank (the "Bank") is a state chartered bank organized to offer a full range of banking services to individual and corporate customers through its offices in Orlando, Winter Park, Longwood, Crystal River and Kissimmee, Florida. The Bank is subject to competition from other financial institutions and operates under the principal supervision and regulation of the Federal Deposit Insurance Corporation and the Comptroller of the State of Florida. Consequently, the Bank undergoes periodic examination by those regulatory authorities.


NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

   The following is a description of the significant accounting policies and practices followed by the Bank, which conform with generally accepted accounting principles and prevailing practices within the banking industry.

   In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheets and affect income and expense for the periods presented. Actual results could differ significantly from those estimates. Material estimates particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the evaluation of the carrying amount of real estate acquired through foreclosure or in satisfaction of loans. In connection with the determination of the allowance for loan losses and other real estate owned, management generally obtains independent appraisal of the value of significant properties.

   The Bank has adopted Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income" (SFAS 130). SFAS 130 requires the reporting of comprehensive income in addition to net income. Comprehensive income is comprised of net income and items of "other comprehensive income". The Bank's only item of other comprehensive income is the unrealized gain or loss associated with its available-for-sale investment securities portfolio.

   In accordance with SFAS 130, the Bank has presented the accompanying financial statements to reflect the application of SFAS 130 for 1997 and 1996, as well as for the current year.

      Investment Securities

         The Bank classifies as available-for-sale those investment securities that may be sold prior to maturity in connection with changes in market interest rates, liquidity needs or other reasons. Securities in the available-for-sale portfolio are reflected at their aggregate fair value, with unrealized holding gains or losses, net of related income tax effects, included in other comprehensive income. As of December 31, 1997 and 1996, the Bank held no securities classified as available-for-sale.

                                   CITRUS BANK

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      Investment Securities (Continued)

        Those investment securities for which the Bank has the positive intent and ability to hold until their maturity have been classified as held-to-maturity securities. These securities are carried on an amortized cost basis.

        Amortization of premiums and accretion of discounts are recognized in interest income as yield adjustments, in a manner which approximates the interest method. Realized gains and losses on disposition are recorded in noninterest income on the trade date, based on the net proceeds from, and adjusted carrying amount of the security sold, using the specific identification method.

     Loans and Allowance for Loan Losses

         Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal amount outstanding, net of any charge-offs, the allowance for loan losses and unamortized deferred loan origination fees and costs. Interest income is recognized on a level yield basis.

         The allowance for loan losses is established through a provision for loan losses charged to operations. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely.
         Subsequent recoveries are added to the reserve.

         The allowance is an amount that management believes will be adequate to absorb possible losses inherent in existing loans and loan commitments, based on evaluations of collectibility and prior loss experience. Management evaluates the adequacy of the reserve quarterly, or more frequently if considered necessary. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, loan concentrations, specific problem loans and commitments, current and anticipated economic conditions that may affect the borrower's ability to repay and the estimated or appraised value of any underlying collateral.

                                   CITRUS BANK

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Loans and Allowance for Loan Losses (Continued)

         Interest income on loans is accrued based upon the principal amount outstanding. Loans on which the accrual of interest has been discontinued are designated as nonaccrual or impaired loans. Accrual of interest on loans is discontinued when either reasonable doubt exists as to the full, timely collection of interest or principal or when a loan becomes contractually past due by ninety days or more with respect to principal or interest. All interest previously accrued but not collected is reversed against current period income if, in the judgment of management, it is not considered fully collectible. Income on such loans is then recognized only to the extent cash is received and where the future collection of principal is probable. Accruals are resumed on loans only when they are brought fully current with respect to principal and interest and when, in the judgment of management, the loan is estimated to be fully collectible as to both principal and interest.

         Loan origination fees and certain direct loan origination costs are deferred and the net amount amortized to interest income as a yield adjustment over the contractual life of the related loan.

         The Bank has adopted the provisions of Statement of Financial Accounting Standards No. 114, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN ("SFAS 114"), as amended by Statement of Financial Accounting Standards No. 118, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN - INCOME RECOGNITION AND DISCLOSURES ("SFAS 118"). A loan is considered to be impaired when, based on current information and events, management believes it probable that the Bank will be unable to collect all amounts due (both principal and interest), according to the contractual terms of the loan agreement. SFAS 114 and 118 require that impaired loans within the scope of the statements be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the underlying collateral if the loan is collateral dependent. Interest income on impaired loans is recognized only to the extent cash is received and where the future collection of principal is probable.

                                   CITRUS BANK

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Premises and Equipment

         Premises and equipment are stated at cost less accumulated amortization and depreciation. Improvements to leased property are amortized over the shorter of the estimated useful lives of the improvements or the life of the lease. It is the policy of the Bank to provide depreciation based on the estimated useful life of the individual assets, calculated using the straight-line method. Estimated useful lives range as follows:
                                                      Years
                                                      -----
           Furniture and equipment                     5-10
           Bank buildings and improvements            10-40

     Income Taxes

        The Bank uses the liability method of accounting for deferred income taxes. Consequently, income tax expense or benefit includes Federal and state income taxes currently payable or receivable, and those deferred because of temporary differences between the financial statement and tax bases of assets and liabilities. Temporary differences which give rise to significant deferred tax assets and liabilities relate to loans and the allowance for loan losses, fixed assets and the operating loss discussed in Note 9.

     Net Income (Loss) Per Share

        The Bank has adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128") to compute basic earnings per share and diluted earnings per share as shown on the accompanying statements of operations. Basic earnings per share is computed by dividing net income or loss by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share includes the effect of unexercised stock options and warrants using the treasury stock method, except in instances where inclusion of options and warrants would be antidilutive. The treasury stock method assumes that common stock was purchased at the average market price during the period. For the years ended December 31, 1998, 1997 and 1996, the reconciliation of the denominators of the basic and diluted per-share computations was as follows:

                                                 1998        1997         1996
                                              ---------   ---------    ---------

          Weighted average common shares      1,826,885   1,377,818    1,100,000
          Weighted average stock options         57,629           -        7,350
                                              ---------   ---------    ---------
                                              1,884,514   1,377,818    1,107,350
                                              =========   =========    =========

                                   CITRUS BANK

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Reclassifications

        Management of the Bank periodically revises its classification of certain items within the financial statements in order to provide a more meaningful presentation of the Bank's financial position, results of operations and cash flows. Where revised presentation has been adopted in the 1998 financial statements, the corresponding 1997 balances have been reclassified to enhance comparability between periods.


NOTE 3 - INVESTMENT SECURITIES

   The amortized cost of investment securities as shown in the accompanying balance sheets and their approximate fair values at December 31, 1998 and 1997 are as follows:

                                               Gross      Gross
                               Amortized    Unrealized  Unrealized    Fair
                                  Cost         Gains     Losses       Value
                               ----------   ----------   -------   ----------
   1998 - Available-for-sale:
        U. S. Government and
       agency securities       $9,987,666   $    9,439   $    --   $9,997,105
                               ==========   ==========   =======   ==========

   1998 - Held-to-maturity:
        U. S. Government and
       agency securities       $2,730,381   $   18,051   $    --   $2,748,432
                               ==========   ==========   =======   ==========

   1997 - Held-to-maturity:
        U. S. Government and
       agency securities       $6,026,722   $    1,029   $ 4,303   $6,023,448
                               ==========   ==========   =======   ==========

   At December 31, 1998, investment securities with a carrying amount and market value of approximately $2,730,381 and $2,748,432, respectively, were pledged to secure public deposits or for other purposes required or permitted by law.

                                   CITRUS BANK

NOTE 3 - INVESTMENT SECURITIES (CONTINUED)

   Scheduled maturities of debt securities at December 31, 1998 are as follows:

                                       Available-For-Sale                  Held to Maturity
                                       ------------------                  ----------------
                                   Amortized           Fair           Amortized         Fair
                                     Cost              Value            Cost            Value

   Due from one to five years    $  9,987,666      $ 9,997,105       $ 2,730,381     $ 2,748,432
                                 ------------      -----------       -----------     -----------

                                 $  9,987,666      $ 9,997,105      $ 2,730,381       $ 2,748,432
                                 ============      ===========      ===========       ===========

   Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.


NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES

   Major categories of loans included in the loan portfolio are as follows:

                                                1998             1997
                                           -------------    -------------

      Real estate loans                    $ 109,236,851    $  50,799,610
      Commercial and industrial               54,218,512       37,153,333
      Consumer and personal                    7,592,933        6,186,636
                                           -------------    -------------
                                             171,048,276       94,139,579
      Less allowance for loan losses          (2,757,079)      (1,157,777)
                                           -------------    -------------
                                           $ 168,291,217    $  92,981,802
                                           =============    =============

   The above amounts are presented net of unearned income and net deferred loan origination fees and costs, which in the aggregate totaled $505,577and $378,489 at December 31, 1998 and 1997, respectively.

   While the loan portfolio is diversified among the various categories presented above, the Bank's lending activities are intentionally restricted to borrowers located primarily within central Florida. Consequently, the ability of the Bank's borrowers to honor their contractual obligation to repay is significantly influenced by the general economic conditions of this area.

                                   CITRUS BANK

NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

   A credit risk concentration results when the Bank has a significant credit exposure to an individual or a group engaged in similar activities or having similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. At December 31, 1998, no concentration of loans within any portfolio category to any group of borrowers engaged in similar activities or in a similar business exceeded 10% of total loans, except that as of such date loans collateralized by mortgages on real estate represented 64% of the loan portfolio and were to borrowers in varying activities and businesses.

   An analysis of the changes in the allowance for loan losses for the years ended December 31, 1998, 1997 and 1996 follows:

                                           Years Ended December 31,
                                           ------------------------

                                      1998           1997           1996
                                      ----           ----           ----

    Balance at beginning of year      $ 1,157,777    $   749,229    $   326,477
    Provision charged to operations     1,595,423        462,438        459,703
    Charge-offs                            (1,371)       (57,076)       (12,045)
    Recoveries                              5,250          3,186            414
    Allowance related to loans sold            --             --        (25,320)
                                      -----------    -----------    -----------

    Balance At End Of Year            $ 2,757,079    $ 1,157,777    $   749,229
                                      ===========    ===========    ===========

   As discussed in Note 2, the Bank has adopted the provisions of SFAS 114 and 118 related to impaired loans. As of December 31, 1998, impaired loans totaled approximately $117,000. Reserves established associated with impaired loans totaled approximately $18,000. For the year ended December 31, 1998, the recorded investment in impaired loans averaged approximately $70,000. During 1997 and at December 31, 1997, the Bank had no impaired loans. There was no interest income recognized on impaired loans during 1998, 1997 or 1996.

                                   CITRUS BANK

NOTE 5 - PREMISES AND EQUIPMENT

   Major classifications of premises and equipment are summarized as follows:

                                           December 31,
                                           ------------
                                       1998           1997
                                       ----           ----

   Land                            $ 1,685,082    $ 1,975,312
   Buildings and improvements        2,656,789      1,199,612
   Leasehold improvements              111,084        122,070
   Furniture and equipment           2,064,372        937,368
   Construction in progress          1,945,573      1,033,013
                                   -----------    -----------
                                     8,462,900      5,267,375
   Less accumulated depreciation      (786,033)      (444,521)
                                   -----------    -----------
                                   $ 7,676,867    $ 4,822,854
                                   ===========    ===========

   Depreciation and amortization expense related to premises and equipment totaled $341,513, $130,662 and $91,720 for the years ended December 31, 1998, 1997 and 1996, respectively.


NOTE 6 - DEPOSITS

   Included in deposits are time deposits issued in amounts of $100,000 or more totaling $39,217,158 and $30,710,531 at December 31, 1998 and 1997,
   respectively. Interest paid on deposits totaled approximately $6,154,000 in 1998, and $2,924,000 in 1997. At December 31, 1998, scheduled maturities of time deposits are as follows:

      Year Ending
      December 31,                          Amount
      ------------                          ------

          1999                           $61,515,268
          2000                             8,901,796
          2001                               781,306
          2002                               402,895
          2003 and thereafter                171,275
                                         -----------
                                         $71,772,540
                                         ===========

                                   CITRUS BANK

NOTE 7 - INCOME TAXES

   The components of income tax expense (benefit) included in the accompanying statements of operations consist of the following:

                                                      Years Ended December 31,
                                                      ------------------------
                                                  1998          1997          1996
                                                  ----          ----          ----
Current expense:
   Federal                                   $   739,151   $   720,428    $   381,414
   State                                          55,582       123,164         59,581
Deferred expense (benefit)                       351,257    (1,039,899)      (123,660)
                                             -----------   -----------    -----------

          Net income tax (benefit) expense   $ 1,145,990   $  (196,307)   $   317,335
                                             ===========   ===========    ===========

   Deferred tax assets and liabilities consist of the following:
                                                                  December 31,
                                                          --------------------------
                                                              1998           1997
                                                          -----------    -----------
  Gross deferred tax assets:
   Operating loss                                         $        --    $   987,000
   Allowance for loan losses                                1,000,000        340,187
                                                          -----------    -----------
                                                            1,000,000      1,327,187
                                                          -----------    -----------
Gross deferred tax liabilities:
   Basis difference of premises and equipment                 (94,000)       (69,930)
   Unrealized gain on available-for-sale securities            (3,600)            --
                                                          -----------    -----------
                                                              (97,600)       (69,930)
                                                          -----------    -----------

          Net deferred tax asset                          $   902,400    $ 1,257,257
                                                          ===========    ===========

   The difference between income taxes computed using the federal statutory rate of 34% and as recorded is attributable principally to Florida's state corporate income tax of 5.5% adjusted for certain credits.

   Income taxes paid totaled approximately $885,000, $872,000 and $91,000 in 1998, 1997 and 1996, respectively.

                                   CITRUS BANK

NOTE 8 - SHAREHOLDERS' EQUITY

   Stock Options

     In 1995, the Bank adopted an Officers' and Employees' Stock Option Plan which allows for the grant to key employees of options to purchase a specified number of shares of stock. There are a total of 247,500 option shares authorized for this plan. Under the Plan, fifty percent of the options are exercisable after three years from the date of grant and an additional twenty-five percent are exercisable over each of the two succeeding years. In addition, all outstanding options will become exercisable upon a change in control of the Bank. At December 31, 1998, 18,500 options were exercisable at an exercise price of $7.50 per share.

     The following table summarizes stock option activity for the Officers' and Employees' Stock Option Plan for the years ended December 31, 1998, 1997 and 1996:

                                          1998                1997                1996
                                   -----------------    ------------------  ------------------
                                            Weighted              Weighted            Weighted
                                             Average              Average             Average
                                    Number    Price     Number     Price    Number     Price
                                    ------    -----     ------     -----    ------     -----

Outstanding beginning of year      117,000    $ 8.71    54,500    $ 7.50    46,000    $ 7.50
Granted during the year             71,000     13.26    77,000      9.33    10,000      7.50
Canceled during year                (2,500)     7.50   (14,500)     7.50    (1,500)     7.50
Exercised during year                   --        --        --        --        --        --
                                   -------             -------              ------
Outstanding end of year            185,500     10.36   117,000      8.71    54,500      7.50
                                   =======             =======              ======

     The determination of fair value of the options was based on a standard option pricing model using management's estimate of the likelihood of exercise, the expected duration of the options, and considering minimal volatility.

     As permitted by SFAS 123, management has elected to disclose rather than recognize the compensatory impact of these options. Accordingly, no cost has been charged to earnings during any of the three years ended December 31, 1998. Moreover, the pro forma effect on net income of options granted would not be material in any of these years. At December 31, 1998, outstanding options had exercise prices ranging from $7.50 to $15.00. The weighted average remaining contractual life is 8.9 years.

     During 1997, the Bank adopted a Directors' Stock Option Plan which allows for the grant to certain Bank directors of options to purchase a specified number of shares of stock. There are a total of 20,000 option shares authorized. Fifty percent of the options are exercisable after three years from the date of grant and an additional twenty-five percent are exercisable over each of the two succeeding years. In addition, all outstanding options will become exercisable upon a change in control of the Bank. At December 31, 1998, no options were exercisable.

                                   CITRUS BANK

NOTE 8 - SHAREHOLDERS' EQUITY (CONTINUED)

   Stock Options (Continued)

     The following table summarizes stock option activity for the Directors' Stock Option Plan for the years ended December 31, 1998 and 1997:
                                                           Average
                                                           Shares   Option Price
                                                           ------   ------------

       Option shares granted in 1997                       18,000      $7.50
                                                           ------
       Option shares outstanding, December 31, 1997        18,000       7.50
       Option shares granted in 1998                            -          -
                                                           ------
       Option shares outstanding, December 31, 1998        18,000       7.50
                                                           ======

   Stock Purchase Warrants

     During 1995, the Bank issued stock purchase warrants which represent the right to purchase 24,000 shares of the Bank's common stock for $5.30 per share and expire on April 30, 2000. During 1996, additional warrants to purchase 1,583 shares of the Bank's common stock were issued and warrants to purchase 10 shares were exercised. No warrants were issued or exercised in 1997 or 1998 and, as a result, there are 25,573 warrants outstanding at December 31, 1998 and 1997.


NOTE 9 - OPERATIONAL LOSS AND CAPITAL INFUSION

   In February, 1998, the Bank incurred a loss relating to the return by another bank of checks comprising earlier deposits into a Citrus Bank customer account. Because the uncollected deposits were made available to, and used by, the Bank's customer, the Bank incurred a loss in connection with the matter of approximately $2,649,000. Management is continuing to pursue recovery of the Bank's loss. During 1998, $440,000 was recovered and is included in non-interest income on the accompanying 1998 statement of operations.

   The pattern of making deposits for which no underlying economic substance existed was established by the customer and sustained over a period of time that began prior to December 31, 1997. Statement on Auditing Standards No. 1, "SUBSEQUENT EVENTS," requires that events transpiring after the balance sheet date that provide evidence about conditions that existed as of the balance sheet date be given retroactive adjustment into the prior period's financial statements. Consequently, the loss of $2,649,000 was included in noninterest expense operational loss in the accompanying statement of operations for the year ended December 31, 1997.

                                   CITRUS BANK

NOTE 9 - OPERATIONAL LOSS AND CAPITAL INFUSION (CONTINUED)

   In order to offset the negative effect of the loss described above on the capital position of the Bank, certain officers and directors of the Bank purchased 148,000 shares of common stock on February 27, 1998. The shares were sold by the Bank at a price of $12.50 per share, resulting in total proceeds of $1,850,000. The sale of stock and proceeds therefrom are considered 1998 transactions and, accordingly, have been reflected in the 1998 statement of shareholders' equity.


NOTE 10 - COMMITMENTS AND CONTINGENT LIABILITIES

   Financial Instruments With Off-Balance Sheet Risk

     In the normal course of business the Bank is party to financial instruments not reflected in the accompanying financial statements. These financial instruments consist of the following at December 31, 1998 and 1997:

                                                                               December 31,
                                                                               ------------
                                                                          1998             1997
                                                                          ----             ----

        Unfunded loan commitments and available lines of credit       $66,146,000      $61,323,000
        Standby letters of credit                                       2,092,000        2,385,000

     These financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received. The Bank's exposure to credit loss in the event of nonperformance by the other party to these financial instruments is represented by the contractual amount of those instruments. The credit and collateral policies in extending these commitments are essentially the same as those required by the Bank for the financial instruments which are included in the accompanying balance sheets.

     The Bank evaluates each borrower's creditworthiness on a case-by-case basis. The amount of collateral obtained by the Bank, if any, is based upon management's credit evaluation of the borrower. Such collateral may include real estate, receivables, inventory, vehicles and equipment or other types of assets.

     Since the Bank's loan commitments often expire without being drawn upon, the total amount of these commitments does not necessarily represent a required future use of the Bank's cash or cash equivalents.

                                   CITRUS BANK

NOTE 10 - COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

   Lease Commitments

     The Bank leases certain office premises and equipment under noncancelable operating leases. These leases contain varying renewal options and require the Bank to pay real estate taxes, insurance and other costs.

     Aggregate remaining minimum rental commitments at December 31, 1998 under noncancelable operating leases are summarized as follows:

      Year Ending                                           Gross
      December 31,                                         Rentals
      ------------                                         -------

          1999                                            $117,000
          2000                                             111,000
          2001                                             116,000
          2002                                             105,000
          2003                                              13,000

     Rental expense included in operations for all leases for the years ended December 31, 1998, 1997 and 1996 approximated $188,000, $155,000 and
     $95,000, respectively.

   Legal Matters

     The Bank is party to litigation arising in the normal course of business. Management, after consultation with legal counsel, does not believe that the resolution of any such matters will have a material effect on the Bank's financial position or results of operations.


NOTE 11 - SALARY SAVINGS PLAN

   During 1995, the Bank adopted a salary savings plan [401(k)] which covers substantially all employees age twenty-one or over who have completed one year of service. Eligible employees may elect to contribute a portion of their earnings to the plan. Matching contributions are made by the Bank to the plan on a discretionary basis. The Bank's contributions to the salary savings plan totaled approximately $42,000, $22,000 and $11,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

                                   CITRUS BANK

NOTE 12 - RELATED PARTY TRANSACTIONS

   In the ordinary course of business, the Bank has made loans to stockholders and directors of the Bank and to entities in which they hold a financial interest. Such loans were made on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated customers. In the opinion of management, these loans do not involve more than normal credit risk or possess other unfavorable features. The aggregate dollar amount of these loans totaled approximately $8,338,000 and $3,058,000 at December 31, 1998 and 1997, respectively. As of December 31, 1998 and 1997, these individuals and entities had approximately $11,114,000 and $4,672,000 of funds on deposit with the Bank.


NOTE 13 - REGULATORY MATTERS

   Effective December 19, 1992, as required by the FDIC Improvement Act of 1991, the federal regulatory agencies of banks and bank holding companies adopted standards for determining a financial institution's capital category for purposes of regulatory enforcement. A financial institution will be classified according to the lowest category in which any of its three separate capital ratios (computed as defined in the standards) falls. Failure to meet the minimum capital requirements can initiate mandatory - and possible additional discretionary actions by the regulators that, if undertaken, could have a direct material effect on the Bank's financial statements and operations. The capital categories as established by the regulatory agencies, as well as the capital ratios of the Bank, at December 31, 1998, are as follows:

                                                      Total          Tier I
                                                   Risk Based      Risk Based     Leverage
                                                  Capital Ratio       Ratio         Ratio
                                                  -------------       -----         -----
   Well capitalized (minimum ratios)                   10%                 6%        5%
   Adequately capitalized (minimum ratios)              8%                 4%        4%
   Undercapitalized (less than)                         8%                 4%        4%
   Significantly undercapitalized (less than)           6%                 3%        3%

   Citrus Bank                                        10.84%             9.59%      7.73%

   At December 31, 1997, the Bank had a total risk based capital ratio of 13.91%, a tier I risk based ratio of 12.81%, and a leverage ratio of 10.11%.

                                   CITRUS BANK

NOTE 13 - REGULATORY MATTERS (CONTINUED)

   Florida Banking Statutes limit the amount of dividends that may be paid by the Bank without prior approval of the Bank's regulatory agency. Retained earnings of the Bank which may be paid as dividends without prior approval totaled approximately $2,138,000 and $137,000 at December 31, 1998 and 1997, respectively, subject to the minimum capital requirements described above.

   The Bank is required to maintain reserve balances with the Federal Reserve Bank based on a specified percentage of deposits. The amount of required reserves to be maintained on hand or at the Federal Reserve Bank totaled $190,000 at December 31, 1998.


NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS

   Statement of Financial Accounting Standards No. 107, DISCLOSURE ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (SFAS 107), requires that the Bank disclose estimated fair values of financial instruments for which it is practicable to estimate that value. Fair value estimates, methods and assumptions are set forth below.

   Cash and Due From Banks and Federal Funds Sold

     For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

   Investment Securities

     The fair value of investments is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. These fair values are presented in Note 3.

   Loans

     The fair value of fixed rate performing loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The carrying amount of adjustable rate performing loans is a reasonable estimate of fair value. Loans held for sale are carried at an amount equal to their contractual sale price.

                                   CITRUS BANK

NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

   Loans (Continued)

     The following table presents information for loans at December 31, 1998 and 1997:

                                   1998                     1997
                         -----------------------    ---------------------
                         Carrying     Estimated     Carrying   Estimated
                          Amount      Fair Value     Amount    Fair Value
                          ------      ----------     ------    ----------
                                          (In Thousands)

       Adjustable        $122,814      $122,814     $74,496     $74,496
       Fixed               48,234        48,339      19,643      19,667
                         --------      --------     -------     -------
                         $171,048      $171,153     $94,139     $94,163
                         ========      ========     =======     =======

   Deposit Liabilities

     The fair value of deposits with no stated maturity, such as demand, NOW, money market and savings is equal to the amount payable on demand as of December 31, 1998. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

     The following table presents information for deposits at December 31, 1998 and 1997:
                                   1998                     1997
                         -----------------------    ---------------------
                         Carrying     Estimated     Carrying   Estimated
                          Amount      Fair Value     Amount    Fair Value
                          ------      ----------     ------    ----------
                                          (In Thousands)
       Noninterest-
         bearing
         demand          $ 45,699     $ 45,699      $ 32,792    $ 32,792
       Interest-
        bearing:
         Demand            86,565       86,565        38,202      38,202
         Savings            4,910        4,910         4,025       4,025
         Time              71,773       71,926        57,066      57,233
                         --------     --------      --------    --------
                         $208,947     $209,100      $132,085    $132,252
                         ========     ========      ========    ========

     The fair value estimates above do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

                                   CITRUS BANK

NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

   Commitments to Extend Credit and Standby Letters of Credit

     The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of financial guarantees written and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties.

   Limitations

     The fair value estimates are made at a discrete point in time based on relevant market information and information about the financial instrument. Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     In addition, the fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets or liabilities include core deposit intangibles, deferred tax assets, property, plant and equipment, and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses on investment securities can have a significant effect on fair value estimates and have not been considered in the estimates.


NOTE 15 - PENDING SALE OF BANK

   Subsequent to December 31, 1998, the Board of Directors of the Bank entered into an agreement with an out of state bank under which, subject to various shareholder and regulatory approvals, the Bank will be acquired in a stock for stock exchange. As planned, the transaction will be accounted for as a pooling of interests.

                                         ANNEX A TO PROXY STATEMENT PROSPECTUS



                            REORGANIZATION AGREEMENT





                                 BY AND BETWEEN




                           CAROLINA FIRST CORPORATION

                                       AND

                                   CITRUS BANK









                           DATED AS OF MARCH 18, 1999

                                TABLE OF CONTENTS
        SECTION I.  DEFINITIONS..............................................................5
               1.1.  Articles of Merger......................................................5
               1.2.  Benefit Plans...........................................................5
               1.3.  CERCLA..................................................................5
               1.4.  CFB.....................................................................5
               1.5.  CFC.....................................................................5
               1.6.  CFC Benefit Plans.......................................................5
               1.7.  CFC Common Stock........................................................5
               1.8. Citrus...................................................................5
               1.9. Citrus Benefit Plans.....................................................5
               1.10. Citrus Common Stock.....................................................5
               1.11. Closing; Closing Date...................................................5
               1.12. Code....................................................................5
               1.13. Confidential Information................................................5
               1.14. Derivatives Contract....................................................5
               1.15. ERISA...................................................................5
               1.16. Effective Time..........................................................5
               1.17. Exchange Act............................................................6
               1.18. FDIC....................................................................6
               1.19. Federal Reserve.........................................................6
               1.20. Florida State Board.....................................................6
               1.21. GAAP....................................................................6
               1.22. Subsidiary Bank.........................................................6
               1.23. IRS.....................................................................6
               1.24. Knowledge...............................................................6
               1.25. Lien....................................................................6
               1.26. Material Adverse Event; Material Adverse Effect.........................6
               1.27. Merger..................................................................6
               1.28. OCC.....................................................................6
               1.29. OTS.....................................................................6
               1.30. PBGC....................................................................6
               1.31. Person..................................................................6
               1.32. Plan of Merger..........................................................6
               1.33. Proxy Statement.........................................................6
               1.34. Registration Statement..................................................6
               1.35. Regulations.............................................................6
               1.36. Regulatory Approvals....................................................6
               1.37. Regulatory Authority....................................................6
               1.38. Reorganization Agreement................................................6
               1.39. Rights..................................................................7
               1.40. SEC.....................................................................7
               1.41. Securities Act..........................................................7
               1.42. Shareholder Approval....................................................7
               1.43. Shareholders' Meeting...................................................7
        SECTION II.  THE MERGER..............................................................7
               2.1.  Merger..................................................................7
               2.2.  The Closing.............................................................7
               2.3.  Consideration for the Merger............................................7
               2.4.  Subsidiary Bank; Shareholder Approval; Registration Statement...........7
               2.5.  Cooperation; Regulatory Filings.........................................7
               2.6.  Tax Treatment...........................................................8
               2.7.  Reservation of Right to Revise Transaction..............................8
               2.8.  Accounting Treatment....................................................8
        SECTION III.  REPRESENTATIONS AND WARRANTIES OF CITRUS...............................8
               3.1.  Organization, Good Standing and Conduct of Business.....................8


                                      A-2

               3.2.  Subsidiaries............................................................8
               3.3.  Corporate Authority.....................................................8
               3.4.  Binding Effect..........................................................8
               3.5.  Capitalization of Citrus................................................8
               3.6.  Compliance with Laws; Absence of Defaults...............................9
               3.7.  Non-Contravention and Defaults; No Liens................................9
               3.8.  Necessary Approvals.....................................................9
               3.9.  Financial Statements....................................................9
               3.10. Tax Returns.............................................................9
               3.11. Undisclosed Liabilities................................................10
               3.12. Properties, Encumbrances...............................................10
               3.13. Litigation.............................................................10
               3.14. Reports................................................................10
               3.15. Brokers................................................................10
               3.16. Expenditures...........................................................10
               3.17. Insurance..............................................................10
               3.18. Contracts and Commitments..............................................10
               3.19. Employee Benefit Plans and Contracts...................................11
               3.20. Allowance for Loan Losses..............................................12
               3.21. Environmental Matters..................................................12
               3.22. Citrus Information.....................................................12
               3.23. Asset Classification...................................................12
               3.24. Derivatives Contracts, Etc.............................................12
               3.25. Labor Matters..........................................................13
               3.26. Securities Reports.....................................................13
               3.27. Ownership of CFC Common Stock..........................................13
               3.28. Resale of CFC Common Stock.............................................13
        SECTION IV.  REPRESENTATIONS AND WARRANTIES BY CFC..................................13
               4.1.  Organization, Good Standing and Conduct of Business....................13
               4.2.  Subsidiaries...........................................................13
               4.3.  Corporate Authority....................................................14
               4.4.  Binding Effect.........................................................14
               4.5.  Capitalization of CFC..................................................14
               4.6.  Compliance with Laws; Absence of Defaults..............................14
               4.7.  Non-Contravention and Defaults; No Liens...............................14
               4.8.  Necessary Approvals....................................................14
               4.9.  Financial Statements...................................................15
               4.10. Undisclosed Liabilities................................................15
               4.11. Litigation and Regulatory Agreements...................................15
               4.12. Reports................................................................15
               4.13. CFC Information........................................................15
               4.14. Securities Reports.....................................................15
               4.15. Due Diligence..........................................................15
               4.16. Derivatives Contracts, Etc.............................................15
               4.17. Y2K....................................................................15
        SECTION V.   CONDUCT OF BUSINESS PENDING CLOSING....................................16
               5.1.  Conduct of Citrus Pending Closing......................................16
               5.2.  Conduct of CFC Pending Closing.........................................17
        SECTION VI.  COVENANTS OF THE PARTIES...............................................17
               6.1.  Access to Properties and Records.......................................17
               6.2.  Confidentiality........................................................17
               6.3.  Cooperation............................................................17
               6.4.  Affiliates' Letters....................................................17
               6.5.  Listing of CFC Common Stock............................................17
               6.6. [Reserved]..............................................................18
               6.7.  Tax Treatment..........................................................18

                                      A-3

               6.8.  Expenses...............................................................18
               6.9.  Material Events........................................................18
               6.10. Public Announcements...................................................18
               6.11. Updating of Schedules..................................................18
               6.12. Certain Policies of Citrus.............................................19
               6.13. Employee Matters.......................................................19
               6.14. Directors..............................................................19
               6.15. Agreements with Citrus Officer.........................................19
               6.16. Prohibited Actions.....................................................19
               6.17. Name...................................................................19
        SECTION VII.   CONDITIONS TO CFC'S OBLIGATIONS TO CLOSE.............................19
               7.1.  Performance of Acts and Representations by Citrus......................19
               7.2.  Opinion of Counsel for Citrus..........................................19
               7.3.  Conduct of Business....................................................20
               7.4.  Consents...............................................................20
               7.5.  Certificates...........................................................20
               7.6.  Shareholder Approval...................................................20
               7.7.  Securities Laws........................................................20
               7.8. Employment Agreement....................................................20
               7.9.  Limit on Dissent.......................................................20
               7.10.  Pooling-of-Interests..................................................20
               7.11. Provision for Loan Losses..............................................20
        SECTION VIII. CONDITIONS TO THE OBLIGATION OF CITRUS TO CLOSE.......................20
               8.1.  Performance of Acts and Representations by CFC.........................20
               8.2.  Opinion of Counsel for CFC.............................................20
               8.3.  Conduct of Business....................................................21
               8.4.  Consents...............................................................21
               8.5.  Certificates...........................................................21
               8.6.  Tax Opinion............................................................21
               8.7.  Shareholder Approval...................................................21
               8.8.  Securities Laws........................................................21
               8.9. Employment Agreement....................................................21
               8.10. Fairness Opinion.......................................................21
        SECTION IX.   TERMINATION...........................................................21
               9.1.  Termination............................................................21
        SECTION X.   INDEMNIFICATION........................................................22
               10.1.  Information for Application and Statements............................22
               10.2.  Indemnification of Officers and Directors.............................22
               10.3.  Insurance.............................................................22
               10.4. Attorneys Fees.........................................................22
        SECTION XI.   MISCELLANEOUS.........................................................23
               11.1. Reliance...............................................................23
               11.2.  Entire Agreement......................................................23
               11.3.  Binding Agreement.....................................................23
               11.4.  Notices...............................................................23
               11.5.  Counterparts..........................................................23
               11.6.  Headings..............................................................23
               11.7.  Law Governing.........................................................23
               11.8.  Amendment.............................................................23
               11.9.  Waiver................................................................23

APPENDICES
Appendix A   Plan of Merger

        This REORGANIZATION AGREEMENT is entered into as of this 18th day of March, 1999 by and between Carolina First Corporation ("CFC"), a corporation organized and existing under the laws of the State of South Carolina and Citrus Bank ("Citrus"), a state banking corporation organized and existing under the laws of the State of Florida.

                                    RECITALS

        A. Citrus is a state banking corporation headquartered in Orlando, Florida.
        B. CFC is a South Carolina corporation headquartered in Greenville, South Carolina, and a registered bank holding company under the Bank Holding Company Act of 1956, as amended ("BHCA").
        C. The parties hereto desire that CFC acquire Citrus through the merger of a banking subsidiary of CFC with and into Citrus, upon the terms and conditions set forth herein.
        NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and agreements herein contained, CFC and Citrus hereby agree as follows:


                             SECTION I. DEFINITIONS
        1.1. ARTICLES OF MERGER. The Articles of Merger to be executed by Subsidiary Bank and Citrus in a form appropriate for filing with the appropriate Regulatory Authorities and/or state agencies or offices and relating to the effective consummation of the Merger as contemplated by the Plan of Merger.
        1.2. BENEFIT PLANS. All employee benefit plans within the meaning of
Section 3(3) of ERISA and any related or separate contracts, plans, trusts, annuities, programs, policies, arrangements, practices, customs and understandings that provide benefits of economic value to any present or former employee, or current or former beneficiary, dependent or assignee of any such employee or former employee.
        1.3. CERCLA. The Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. 9601 ET SEQ.
        1.4. CFB. Carolina First Bank, a South Carolina corporation and a wholly-owned subsidiary of CFC.
        1.5. CFC. Carolina First Corporation, a bank holding company headquartered in Greenville, South Carolina.
        1.6. CFC BENEFIT PLANS. All Benefit Plans, and all other material fringe benefit plans or programs, sponsored or maintained by CFC or under which it may be obligated.
        1.7. CFC COMMON STOCK. The common stock, par value $1.00 per share, of CFC.
        1.8. CITRUS. Citrus Bank, a state banking corporation organized and existing under the laws of the State of Florida.
        1.9. CITRUS BENEFIT PLANS. All Benefit Plans, and all other material fringe benefit plans or programs, sponsored or maintained by Citrus or under which Citrus may be obligated.
        1.10. CITRUS COMMON STOCK. The common stock, par value $4.00 per share, of Citrus.
        1.11. CLOSING; CLOSING DATE. The terms "Closing" and "Closing Date" shall have the meanings ascribed to them in Section 2.2 hereof.
        1.12. CODE. The Internal Revenue Code of 1986, as amended, including, if the context permits, the applicable regulations promulgated pursuant thereto.
        1.13. CONFIDENTIAL INFORMATION. The term "Confidential Information" shall mean all information of any kind concerning a party hereto that is furnished by such party or on its behalf pursuant to Section 6.1 hereof as a result of the transactions contemplated herein, except information (i) ascertainable or obtained from public or published information, (ii) received from a third party not known to the recipient of Confidential Information to be under an obligation to keep such information confidential, (iii) which is or becomes known to the public (other than through a breach of this Reorganization Agreement), (iv) of which the recipient was in possession prior to disclosure thereof in connection with the Merger, or (v) which was independently developed by the recipient without the benefit of Confidential Information.
        1.14. DERIVATIVES CONTRACT. Any exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract not included on a balance sheet which is a derivative contract (including various combinations thereof).
        1.15. ERISA. The Employee Retirement Income Security Act of 1974, as amended.
        1.16. EFFECTIVE TIME. The date and time which the Merger becomes effective as set forth in the Articles of Merger. Subject to the terms and conditions hereof, the Effective Time shall be such time on such date as CFC shall notify Citrus in writing not less than five days prior thereto, which date shall not be more than 30 days after all conditions have been satisfied or waived in writing.

        1.17. EXCHANGE ACT. The Securities Exchange Act of 1934, as amended.
        1.18. FDIC. The Federal Deposit Insurance Corporation.
        1.19. FEDERAL RESERVE. The Board of Governors of the Federal Reserve System.
        1.20. FLORIDA STATE BOARD. The Florida State Department of Banking and Finance.
        1.21. GAAP. Generally accepted accounting principles consistently applied.
        1.22. SUBSIDIARY BANK. A banking subsidiary of CFC, whether now existing or hereafter organized, which shall be used for purposes of effecting the Merger and other transactions contemplated herein.
        1.23. IRS. The Internal Revenue Service.
        1.24. KNOWLEDGE. When used in the phrase "to the knowledge" or a similar phrase, shall mean the actual knowledge of the executive officers of the referenced party or parties, as applicable, after reasonable inquiry of the other executive officers and the directors of the parties and the Persons responsible for the day-to-day operations of the parties or their subsidiaries (although this definition shall not give rise to any duty of any independent verification or confirmation by members of senior management or the board of directors of the entity making the representation or warranty from other Persons).
        1.25. LIEN. Any lien, claim, encumbrance, security interest, assessment, charge, restriction (including restriction on voting rights or rights of disposition), mortgage, deed of trust, equity of any character, third party right of whatever nature or other similar or like charge.
        1.26. MATERIAL ADVERSE EVENT; MATERIAL ADVERSE EFFECT. This shall mean an event, effect, occurrence or circumstance which, alone or when taken with other breaches, events, effects, occurrences or circumstances existing concurrently therewith (including without limitation, any breach of a representation or warranty contained herein by such party) (i) has or is reasonably expected to have a material adverse effect on the properties, financial condition, results of operations, or business of such party and its subsidiaries, taken as a whole, or (ii) would materially prevent such party's, or any affiliated party's, ability to perform its obligations under this Reorganization Agreement or the consummation of any of the transactions contemplated hereby; provided, however, that in determining whether a Material Adverse Effect or Material Adverse Event has occurred, there shall be excluded any effect the cause of which is (A) any change in banking, tax and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (B) any change in GAAP or regulatory accounting requirements applicable to the parties hereto, (C) any action or omission of Citrus or CFC or a subsidiary thereof taken with the prior written consent of CFC or Citrus, as applicable, in contemplation of the transaction contemplated herein, (D) the actions contemplated by Section 6.12 or Section 7.11, or (E) any changes in general economic conditions affecting financial institutions generally, including but not limited to changes in interest rates.
        1.27. MERGER. The Merger of Subsidiary Bank with and into Citrus, all as provided herein.
        1.28. OCC. Office of the Comptroller of the Currency.
        1.29. OTS. Office of Thrift Supervision.
        1.30. PBGC. The Pension Benefit Guaranty Corporation.
        1.31. PERSON. An individual, a partnership, a corporation, a commercial bank, an industrial bank, a savings association, a savings bank, a limited liability company, an association, a joint stock company, a trust, a business trust, a joint venture, an unincorporated organization, a governmental entity (or any department, agency, or political subdivision thereof) or other entity.
        1.32. PLAN OF MERGER. The Plan of Merger attached to this Reorganization Agreement as Appendix A.
        1.33. PROXY STATEMENT. The joint proxy statement/prospectus included in the Registration Statement which shall be furnished to the Citrus shareholders in connection with the Shareholders' Meeting and the matters contemplated thereby.
        1.34. REGISTRATION STATEMENT. The Registration Statement on Form S-4 to be filed with the SEC registering the issuance of the CFC Common Stock to be issued to the Citrus shareholders in connection with the Merger.
        1.35. REGULATIONS. The regulations issued by the IRS under the Code.
        1.36. REGULATORY APPROVALS. The orders, approvals, or exemptions of the FDIC, Federal Reserve, the OCC, the Florida State Board, or any other Regulatory Authority approving the Merger and the transactions contemplated herein.
        1.37. REGULATORY AUTHORITY. Any Federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits (including, without limitation, the OCC, the Florida State Board and the FDIC) and any other Federal or state bank, thrift or other financial institution, insurance or securities regulatory authorities, and any and all other agencies or departments of Federal, state or local government, including without limitation the SEC.
        1.38. REORGANIZATION AGREEMENT. This Reorganization Agreement, including all schedules, appendices and exhibits attached hereto.

        1.39. RIGHTS. Rights shall mean warrants, calls, commitments, options, rights (whether stock appreciation rights, conversion rights, exchange rights, profit participation rights, or otherwise), securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, and other arrangements or commitments which obligate a Person to issue, otherwise cause to become outstanding, sell, transfer, pledge, or otherwise dispose of any of its capital stock or other ownership interests, or any voting rights thereof or therein, or to pay monetary sums by reference to the existence or market valuation of, any of its capital stock or ownership interests therein.
        1.40. SEC. The Securities and Exchange Commission.
        1.41. SECURITIES ACT. The Securities Act of 1933, as amended.
        1.42. SHAREHOLDER APPROVAL. The approval of the Merger by the requisite vote of the shareholders of Citrus at the Shareholders' Meeting, all in accordance with this Reorganization Agreement and the Plan of Merger.
        1.43. SHAREHOLDERS' MEETING. The meeting of Citrus shareholders at which the Merger will be voted upon.

                             SECTION II. THE MERGER
        2.1. MERGER. Subject to the terms and conditions of this Reorganization Agreement, including the Plan of Merger, Subsidiary Bank shall merge with and into Citrus (the "Merger"), the separate existence of Subsidiary Bank shall cease, and Citrus shall survive and the name of the surviving corporation shall be "Citrus Bank." The parties agree that the Merger will be effected pursuant to the terms set forth in the Plan of Merger, the terms of which are incorporated herein.
        2.2. THE CLOSING. The Closing of the transaction contemplated herein shall be held as soon as reasonably practicable after fulfillment of all conditions set forth in Section VII and Section VIII hereof (the "Closing Date"), at the offices of Wyche, Burgess, Freeman & Parham, P.A. or at such other place and time as the parties hereto may mutually agree; provided, however, that in the event that Closing has not occurred by September 30, 1999, either party hereto shall have the right to terminate this Reorganization Agreement so long as the failure to Close is not the result of a breach of this Reorganization Agreement by the party seeking to effect such termination.
        2.3. CONSIDERATION FOR THE MERGER. The manner of converting the shares of Citrus into shares of CFC shall be as set forth in the Plan of Merger.
        2.4. SUBSIDIARY BANK; SHAREHOLDER APPROVAL; REGISTRATION STATEMENT. CFC agrees to cause Subsidiary Bank to be in existence (if not already formed) such that the Merger may be consummated in a timely manner and to vote all shares of Subsidiary Bank in favor of this Reorganization Agreement and the Merger. Citrus shall call its Shareholders= Meeting in accordance with the applicable provisions of Florida law for the purpose of considering and voting on this Reorganization Agreement and the transactions contemplated hereby. The Shareholders' Meeting shall be held as soon as practicable. The board of directors of Citrus shall recommend (subject to compliance with their legal and fiduciary duties, as advised by counsel) to its shareholders and use its best efforts to obtain their approval of this Reorganization Agreement and the Merger. CFC shall file the Registration Statement with the SEC and shall pay the required filing fees. The parties will use their respective best efforts and cooperate with each other to obtain promptly the effectiveness of the Registration Statement. CFC shall also take any reasonable action required to be taken under applicable blue sky laws in connection with the issuance of CFC Common Stock in the Merger. CFC and Citrus shall jointly prepare the Proxy Statement, which shall be reasonably acceptable to all parties. The Proxy Statement shall be mailed to the Citrus shareholders as soon as reasonably practicable after the SEC's declaration of effectiveness of the Registration Statement, with due consideration given to the anticipated length of time that will be required to obtain the Regulatory Approvals. Citrus shall mail, at its expense, the Proxy Statement to its shareholders.

        2.5. COOPERATION; REGULATORY FILINGS. Subject to the terms and conditions of this Reorganization Agreement, CFC and Citrus shall cooperate, and shall cause each of their subsidiaries to cooperate, in the preparation and submission by CFC and Citrus, as promptly as reasonably practicable, of such applications, petitions, and other documents and materials as any of them may reasonably deem necessary or desirable to the SEC, the OCC, the appropriate Regulatory Authorities of South Carolina and Florida, the shareholders of Citrus, and any other Persons for the purpose of obtaining any approvals or consents necessary to consummate the transactions contemplated by this Reorganization Agreement. Prior to the making of any such filings with any Regulatory Authority or the making of any written disclosures with respect to the transactions contemplated hereby to shareholders or to any third person (such as mailings to shareholders or press releases), the parties shall submit to each other the material to be filed, mailed, or released. Any such materials shall be reasonably acceptable to all parties prior to the filings with any Regulatory Authorities or the disclosures to shareholders or to any third person, except to the extent that any person is legally required to proceed prior to obtaining the approvals of the other parties. CFC shall be responsible for all filings fees associated with obtaining the Regulatory Approvals. The parties shall provide each other with copies of all correspondence and responses sent to and from Regulatory Authorities with respect to the Merger.
        2.6. TAX TREATMENT. CFC and Citrus intend that the Merger shall qualify as a tax-free reorganization under Section 368(a) of the Code.
        2.7. RESERVATION OF RIGHT TO REVISE TRANSACTION. CFC may at any time change the method of effecting the acquisition of Citrus (including without limitation the provisions of this Section II) if and to the extent it deems such change to be desirable; provided, however, that no such change shall (i) alter the type of consideration to be issued to the holders of Citrus Common Stock as provided for in this Reorganization Agreement, (ii) reduce the value of such consideration, (iii) adversely affect the intended tax-free treatment to Citrus' stockholders as a result of receiving such consideration or prevent the parties from obtaining the tax opinion of Wyche, Burgess, Freeman & Parham, P.A. referred to herein, (iv) materially impair the ability to receive the Regulatory Approvals, or (v) materially delay the Closing.
        2.8. ACCOUNTING TREATMENT. The parties presently intend that the Merger shall be accounted for as a "pooling-of-interests" (although CFC, in its sole discretion, has the right to cause the Merger to be accounted for as a "purchase"). If the Merger is accounted for as a "pooling-of-interests," CFC shall publish as soon as reasonably practicable financial results covering the first complete month of combined operations of CFC and Citrus after the effective date of the Merger (all as contemplated within the meaning of Section
201.01 of the SEC's Codification of Financial Reporting Policies). The parties acknowledge that the publishing of such financial statements within 11 business days after the end of the fiscal month shall be deemed to be timely.

             SECTION III. REPRESENTATIONS AND WARRANTIES OF CITRUS
        Citrus hereby represents and warrants to CFC the following matters on and as of the date of this Reorganization Agreement and at the Effective Time; provided, however, that before any breach of or inaccuracy in any of the representations or warranties given in this Section III shall be actionable or shall constitute grounds for termination of or failure to perform under the terms of this Reorganization Agreement by CFC, such breach or inaccuracy must have had a Material Adverse Effect.
        3.1. ORGANIZATION, GOOD STANDING AND CONDUCT OF BUSINESS. Citrus is a corporation, duly organized, validly existing and in good standing under the laws of the State of Florida, and has full power and authority and all governmental and regulatory authorizations ("Authorizations") necessary to own all of its properties and assets and to carry on its business as it is presently being conducted, and is properly licensed, qualified and in good standing as a foreign corporation in all jurisdictions wherein the character of the properties or the nature of the business transacted by Citrus makes such licensing or qualification necessary.
        3.2. SUBSIDIARIES. Citrus neither owns nor controls five percent (5%) or more of the outstanding equity securities, either directly or indirectly, of any Person.
        3.3. CORPORATE AUTHORITY. The execution, delivery and performance of this Reorganization Agreement have been duly authorized by the Board of Directors of Citrus. Other than the Shareholder Approval, no further corporate acts or proceedings on the part of Citrus are required or necessary to authorize this Reorganization Agreement or the Merger.
        3.4. BINDING EFFECT. Subject to receipt of the Shareholder Approval and the Regulatory Approvals, when executed, this Reorganization Agreement will constitute valid and legally binding obligations of Citrus, enforceable against Citrus in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors of FDIC-insured institutions or the relief of debtors generally, (ii) laws relating to the safety and soundness of depository institutions, and (iii) general principles of equity. Each document and instrument contemplated by this Reorganization Agreement, when executed and delivered by Citrus in accordance with the provisions hereof, shall be duly authorized, executed and delivered by Citrus and enforceable against Citrus in accordance with its terms, subject to the exceptions in the previous sentence.
        3.5. CAPITALIZATION OF CITRUS. The authorized capital stock of Citrus consists solely of 2,000,000 authorized shares of common stock ($4.00 par value), of which 1,862,177 shares are issued and outstanding as of the date hereof. All of the issued and outstanding shares of Citrus are validly issued and fully paid and nonassessable. Except as set forth on Schedule 3.5, there are no outstanding Rights to purchase shares of any class of capital stock of Citrus, or outstanding agreements pursuant to which Citrus is or may become obligated to issue any shares of its capital stock. None of the shares of the Citrus Common Stock is subject to any restrictions as to the transfer thereof, except as set forth in Citrus' Articles of Incorporation or Bylaws and except for restrictions on account of applicable Federal or state securities laws.

        3.6. COMPLIANCE WITH LAWS; ABSENCE OF DEFAULTS. (a) Citrus is not in default under, or in violation of, any provision of its Articles of Incorporation or Bylaws. Citrus is not in default under, or in violation of, any material agreement to which Citrus is a party.
        (b) Except as disclosed on Schedule 3.6, Citrus is not in violation of any applicable law, rule or regulation. Citrus has not received any notification or communication from, or consented to or entered into any memorandum, agreement or order with, any Regulatory Authority (i) asserting that Citrus is not in compliance with any of the statutes, regulations, rules or ordinances which such Regulatory Authority has promulgated or enforces, or the internal policies and procedures of Citrus, as applicable, (ii) threatening to revoke any Authorization, (iii) requiring or threatening to require Citrus, or indicating that Citrus may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to restrict or limit in any manner the operations of Citrus, or (iv) directing, restricting or limiting, or threatening to direct, restrict or limit in any manner the operations of Citrus (any such notification, communication, memorandum, agreement or order described in this sentence herein referred to as a "Regulatory Agreement").
        (c) Citrus is "well capitalized" as defined in applicable FDIC regulations and is not in "troubled condition" as defined therein, and is in compliance in all material respects with all fair lending laws or other laws relating to discrimination, including, without limitation, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act and similar Federal and state laws and regulations.
        (d) Citrus is not aware of any reason why the Regulatory Approvals will not be obtained within the time period set forth in Section 2.2.
        3.7. NON-CONTRAVENTION AND DEFAULTS; NO LIENS. Neither the execution or delivery of this Reorganization Agreement, nor the fulfillment of, or compliance with, the terms and provisions hereof, will (i) result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, termination of or acceleration of the performance provided by the terms of, any material agreement to which Citrus is a party or by which it may be bound, (ii) violate any provision of any law, rule or regulation, (iii) result in the creation or imposition of any Lien on any asset of Citrus, or (iv) violate any provisions of Citrus' Articles of Incorporation or Bylaws. To the best of Citrus' knowledge, no other party to any material agreement to which Citrus is a party is in default thereunder or in breach of any provision thereof. To the best of Citrus' knowledge, there exists no condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such agreement.
        3.8. NECESSARY APPROVALS. Citrus has obtained all certificates of authority, licenses, permits, franchises, registrations of foreign ownership or other regulatory approvals in every jurisdiction necessary for the continuing conduct of its business and ownership of its assets. Except for those which may be renewed or extended in the ordinary course of business, no such certificate, license, permit, franchise, registration or other approval is about to expire or lapse, has been threatened to be revoked or has otherwise become restricted by its terms which would, upon such expiration, lapse, revocation or restriction, have a Material Adverse Effect. Further, there is no reasonable basis for any such expiration, lapse, revocation, threat of revocation or restriction. Except for any necessary Regulatory Approvals, no consent, approval, Authorization, registration, or filing with or by any governmental authority, foreign or domestic, is required on the part of Citrus in connection with the execution and delivery of this Reorganization Agreement or the consummation by Citrus of the transactions contemplated hereby. Except for the Regulatory Approvals, Citrus is not required to procure the approval of any Person in order to prevent the termination of any right, privilege, license or contract of Citrus as a result of this Reorganization Agreement.
        3.9. FINANCIAL STATEMENTS. The financial statements of Citrus at and for each of the twelve months ended December 31, 1996 (audited), 1997 (audited) and 1998 (unaudited) (the "Citrus Financial Statements") all of which have been provided to CFC, are true, correct and complete in all material respects and present fairly, in conformity with GAAP, the financial position of Citrus at the dates indicated and the results of its operations for each of the periods indicated. The books and records of Citrus have been kept, and will be kept to the Closing Date, in reasonable detail, and will fairly and accurately reflect in all material respects to the Closing Date, the transactions of Citrus.

        3.10. TAX RETURNS. Citrus files its income tax returns and maintains its tax books and records on the basis of a taxable year ending December 31. Citrus has duly filed all tax reports and returns required to be filed by any Federal, state and local taxing authorities (including, without limitation, those due in respect of its properties, income, franchises, licenses, sales, payrolls, and trusts established by Citrus) through the date hereof, and Citrus has duly paid all taxes with respect to the periods covered thereby and has established adequate reserves in accordance with GAAP for the payment of all income, franchises, property, sales, employment or other taxes anticipated to be payable after the date hereof. Citrus is not delinquent in the payment of any taxes, assessments or governmental charges and no deficiencies have been asserted or assessed, which have not been paid or for which adequate reserves have not been established and which are not being contested in good faith. Citrus does not have in effect any waiver relating to any statute of limitations for assessment of taxes with respect to any Federal, state or local income, property, franchise, sales, license or payroll tax. Citrus does not know of, or have reason to know of, any questions which have been raised or which may be raised by any taxing authority relating to taxes or assessments of Citrus which, if determined adversely, would result in the assertion of any deficiency. All tax information reported by Citrus to Federal and state authorities and other Persons has been accurately and timely reported, except such as will not have a Material Adverse Effect.
        3.11. UNDISCLOSED LIABILITIES. Except for the liabilities which are disclosed in the Citrus Financial Statements or as set forth on Schedule 3.11, Citrus has no material liabilities or material obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due. Since December 31, 1998, there has been no (i) Material Adverse Event with respect to Citrus, or (ii) any incurrence by or subjection of Citrus to any obligation or liability (whether fixed, accrued or contingent) or commitment material to Citrus not referred to in this Reorganization Agreement, except such obligations or liabilities as were or may be incurred in the ordinary course of business and which are reflected on the Citrus Financial Statements at and for the periods subsequent to December 31, 1998.
        3.12. PROPERTIES, ENCUMBRANCES. Citrus has good and marketable title to all of the real property and depreciable tangible personal property owned by it, free and clear of any Lien, except for any Lien for (i) current taxes not yet due and payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, (iii) such imperfections of title, easements and other encumbrances, if any, as are not material in character, amount or extent, or (iv) such items as are set forth on Schedule 3.12. Set forth on Schedule 3.12 are all business locations of Citrus, including whether such locations are owned or leased and a statement of when such locations were first occupied by Citrus. All buildings and all fixtures, equipment, and other property and assets which are material to its business are held by Citrus under valid leases or subleases enforceable in accordance with their respective terms.
        3.13. LITIGATION. Except as shown on Schedule 3.13, there are no claims, actions, suits or proceedings pending or threatened against Citrus, or to its knowledge affecting Citrus, at law or in equity, before or by any Federal, state, municipal, administrative or other court, governmental department, commission, board, or agency, an adverse determination of which could have a Material Adverse Effect, and Citrus knows of no basis for any of the foregoing. There is no order, writ, memorandum, agreement, injunction, or decree of any court, domestic or foreign, or any Federal or state agency affecting Citrus specifically or to which Citrus is subject. Schedule 3.13 also sets forth each pending claim against Citrus related to the Occupational Safety and Health Act, each claim related to Citrus pending before the Wage/Hour Division of the Department of Labor, each claim against Citrus relating to conciliation agreements or complaints by the Office of Federal Contract Compliance Programs, charges filed with the Equal Employment Opportunity Commission with respect to Citrus and charges filed with the Department of Labor alleging violations of the Family Medical Leave Act by Citrus, regardless of whether such matters are expected to have a Material Adverse Effect.
        3.14. REPORTS. Citrus has duly made all reports and filings required to be made pursuant to applicable law.
        3.15. BROKERS. Except for its agreement with Allen C. Ewing & Co. (a copy of which has been provided to CFC), Citrus has not incurred any liability for any commission or fee in the nature of a finder's, originator's or broker's fee in connection with the transaction contemplated herein.
        3.16. EXPENDITURES. Schedule 3.16 sets forth any single expenditure of $50,000 or more proposed to be made by Citrus after the date hereof and a summary of the terms and conditions pertaining thereto. At least 20 business days prior to the Closing Date, Citrus will advise CFC of any changes to
Schedule 3.16 reflecting additions or deletions thereto since the date hereof.
        3.17. INSURANCE. Attached hereto as Schedule 3.17 is a list of the policies of fire, liability, life and other types of insurance held by Citrus, setting forth with respect to each such policy, the policy number, name of the insured party, type of insurance, insurance company, annual premium, expiration date, deductible amount, if any, and amount of coverage. Citrus management believes that each such policy is in an amount reasonably sufficient for the protection of the assets and business covered thereby, and, in the aggregate, all such policies are reasonably adequate for the protection of all the assets and business of Citrus taking into account the availability and cost of such coverage. To the extent permissible pursuant to such policies, all such policies shall remain in full force and effect for a period of at least 90 days following the Closing Date. There is no reason known to Citrus that any such policy would not be renewable on terms and conditions as favorable as those set forth in such policy.
        3.18. CONTRACTS AND COMMITMENTS. (a) Schedule 3.18 attached hereto sets forth each contract or other commitment of Citrus which requires an aggregate payment by Citrus after the date hereof of more than $50,000, and any other contract or commitment that in the opinion of Citrus management Materially Adversely Effects the business of Citrus. Except for the contracts and commitments described in this Reorganization Agreement or as set forth on
Schedule 3.18, Citrus is not party to or subject to:

               1. Any contracts or commitments which are material to its business, operations or financial condition other than loans or agreements with respect thereto entered into in the ordinary course of its banking business;
               2. Any employment contract or arrangement, whether oral or written, with any officer, consultant, director or employee which is not terminable on 30 days' notice without penalty or liability to make any payment thereunder for more than 30 days after such termination;
               3. Any plan or contract or other arrangement, oral or written, providing for insurance for any officer or employee or members of their families;
               4. Any plan or contract or other arrangement, oral or written, providing for bonuses, pensions, options, deferred compensation, retirement payments, profit-sharing or other benefits for employees;
               5. Any contract or agreement with any labor union;
               6. Any contract or agreement with customers for the sale of products or the furnishing of services, or any sales agency, broker, distribution or similar contract, except contracts made in the ordinary course of business;
               7. Any instrument or arrangement evidencing or related to indebtedness for money borrowed or to be borrowed, whether directly or indirectly, by way of purchase money obligation, guaranty, conditional sale, lease-purchase, or otherwise (other than banking items being processed in the ordinary course of business);
               8. Any joint venture contract or arrangement or any other agreement involving a sharing of profits;
               9. Any license agreement in which Citrus is the licensor or licensee; and
               10. Any material contract or agreement, not of the type covered by any of the other items of this Section 3.18, which by its terms is either (i) not to be performed prior to 30 days from the date hereof, or
        (ii) does not terminate, or is not terminable without penalty to Citrus, or any successors or assigns prior to 30 days from the date hereof.
        3.19. EMPLOYEE BENEFIT PLANS AND CONTRACTS. (a) Schedule 3.19 contains a complete list of all Citrus Benefit Plans. Citrus has delivered to CFC (i) accurate and complete copies of all Citrus Benefit Plan documents and all other material documents relating thereto, including all summary plan descriptions, summary annual reports and insurance contracts, (ii) accurate and complete detailed summaries of all unwritten Citrus Benefit Plans, (iii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all Citrus Benefit Plans for which financial statements or actuarial reports are required or have been prepared, (iv) accurate and complete copies of all annual reports for all Citrus Benefit Plans (for which annual reports are required) prepared within the last two years, and (v) accurate and complete copies of determination letters from the IRS for any Citrus Benefit Plan maintained or intended to be maintained under Section 401(a) of the Code. Any Citrus Benefit Plan providing benefits that are funded through a policy of insurance is indicated by the word "insured" placed by the listing of the Citrus Benefit Plan on Schedule 3.19.
        (b) All Citrus Benefit Plans conform in all material respects to, and are being administered and operated in material compliance with, all applicable requirements of ERISA and the Code. All returns, reports and disclosure statements required to be filed or delivered under ERISA and the Code with respect to all Citrus Benefit Plans have been filed or delivered. There have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving any of the Citrus Benefit Plans that could subject Citrus to any material penalty or tax imposed under the Code or ERISA.
        (c) Except as set forth on Schedule 3.19, any Citrus Benefit Plan that is intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the IRS to be so qualified, and such determination is current, remains in effect and has not been revoked. Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any Citrus Benefit Plan.
        (d) Citrus adequately reserved for all liabilities accrued prior to the Effective Time under Citrus' nonqualified retirement or deferred compensation plans.
        (e) Except as set forth on Schedule 3.19, Citrus has no current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Citrus has no liability with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) other than with respect to the Citrus Benefit Plans.

        (f) There are no pending or threatened claims by or on behalf of any Citrus Benefit Plan, or by or on behalf of any individual participants or beneficiaries of any Citrus Benefit Plan, alleging any breach of fiduciary duty on the part of Citrus or any of its officers, directors or employees under ERISA, the Code or any applicable regulations, or claiming benefit payments other than those made in the ordinary operation of such plans. The Citrus Benefit Plans are not the subject of any investigation, audit or action by the IRS, the Department of Labor or the PBGC. Citrus has made all required contributions under the Citrus Benefit Plans, including the payment of any premiums payable to the PBGC and other insurance premiums. There is no underfunding liability for any Citrus Benefit Plan that is subject to the funding requirements of Section 412 of the Code.
        (g) Citrus does not maintain any defined benefit plan, and neither has incurred, nor has any reason to expect that it will incur, any liability to the PBGC or otherwise under Title IV or ERISA (including early withdrawal liability) or under the Code with respect to any such plan. No Citrus Benefit Plan has been subject to a reportable event for which notice would be required to be filed with the PBGC, and no proceeding by the PBGC to terminate any Citrus Benefit Plan has been instituted or threatened.
        (h) With respect to any Citrus Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (in this subsection, a "Welfare Plan"), (i) each such Welfare Plan for which contributions are claimed as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to such a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code, (iii) any Citrus Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, with all of the material requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act and the applicable provisions of the Social Security Act,
(iv) such Welfare Plan may be amended or terminated at any time on or after the Closing Date, and (v) there are no benefits to be provided to retirees under a group health plan that are subject to disclosure under Financial Accounting Standards Board No.
106.
        (i) Except as set forth on Schedule 3.19, as of the Closing Date, there will be no contract, agreement, plan or arrangement covering any person that provides for the payment of an amount that would not be deductible to CFC by reason of Section 280G or any other provision of the Code.
        3.20. ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses (the "Citrus Allowance") shown on the Citrus Call Report dated as of December 31, 1998 and provided to the Florida State Board, as of such date has been determined, in the opinion of management of Citrus in accordance with GAAP, to be adequate to provide for losses relating to or inherent in the loan portfolios of Citrus.
        3.21. ENVIRONMENTAL MATTERS. Citrus is in material compliance with all local, state and Federal environmental statutes, laws, rules, regulations and permits, including but not limited to CERCLA and the Toxic Substances Control Act, 15 U.S.C. 2601 et seq. Citrus has not, nor to the best of Citrus' knowledge have other parties, used, stored, disposed of or permitted any "hazardous substance" (as defined in CERCLA), petroleum hydrocarbon, polychlorinated biphenyl, asbestos or radioactive material (collectively, "Hazardous Substances") to remain at, on, in or under any of the real property owned or leased by Citrus (including, without limitation, the buildings or structures thereon) (the "Real Property"). Citrus has not, nor to the best of Citrus' knowledge have other parties, installed, used, or disposed of any asbestos or asbestos-containing material on, in or under any of the Real Property. Citrus has not, nor to the best of Citrus' knowledge have other parties, installed or used underground storage tanks in or under any of the Real Property. Citrus has provided CFC with copies of all complaints, citations, orders, reports, written data, notices or other communications sent or received by it with respect to any local, state or Federal environmental law, ordinance, rule or regulation as any of them relate to Citrus. Any exceptions to the foregoing are set forth on
Schedule 3.21.
        3.22. CITRUS INFORMATION. The written information with respect to Citrus and its officers, directors, and affiliates which shall have been supplied by Citrus (or any of its accountants, counsel or other authorized representatives) specifically for use in soliciting the Shareholder Approval, or which shall be contained in the Registration Statement, will not, on the date the Proxy Statement is first mailed to shareholders of Citrus or on the date of the Shareholders' Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
        3.23. ASSET CLASSIFICATION. Set forth on Schedule 3.23 is a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit and other assets of Citrus that have been classified by it as of December 31, 1998 (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been classified as of December 31, 1998 by any regulatory examiner as "Other Loans Specially Mentioned," "Substandard," "Doubtful," "Loss," or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by Citrus prior to December 31, 1998.

        3.24. DERIVATIVES CONTRACTS, ETC. Citrus is not a party to nor has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract not included on the balance sheet which is a derivative contract (including various combinations thereof) (each a "Derivatives Contract") or owns securities that (i) are referred to as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives", or (ii) are likely to have changes in value as a result of interest rate changes that significantly exceed normal changes in value attributable to interest rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business and set forth on Schedule 3.24, including a list, as applicable, of any Citrus assets pledged as security for each such instrument.
        3.25. LABOR MATTERS. No material work stoppage involving Citrus is pending or, to the best knowledge of Citrus, threatened. Citrus is not involved in, or, to the best knowledge of Citrus' management, threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which might reasonably be expected to have a Material Adverse Effect. Employees of Citrus are not represented by any labor union, and, to the best knowledge of Citrus' management, no labor union is attempting to organize employees of Citrus.
        3.26. SECURITIES REPORTS. During the last two (2) years, Citrus has filed on a timely basis all securities-related reports, registrations, and statements, together with any amendments, required by applicable Regulatory Authorities, all of which, as of their respective dates, were in compliance in all material respects with the applicable rules and regulations.
        3.27. OWNERSHIP OF CFC COMMON STOCK. No shares of CFC Common Stock are beneficially owned (as defined in Rule 13d-3 under the Exchange Act) by Citrus.
        3.28. RESALE OF CFC COMMON STOCK. Citrus knows of no present plan or intention on the part of its shareholders to sell, assign, transfer or otherwise dispose of shares of CFC Common Stock to be received by such shareholders in connection with the Merger which would reduce said shareholders' holdings of CFC Common Stock to a number of shares having, in the aggregate, a value of less than 50% of the value of Citrus Common Stock outstanding as of the Effective Time. For purposes of this representation, shares of Citrus Common Stock sold, redeemed or otherwise disposed of prior or subsequent to and as part of the Merger, will be considered as shares received by shareholders of Citrus and then disposed of by shareholders of Citrus.

                SECTION IV. REPRESENTATIONS AND WARRANTIES BY CFC
        CFC hereby represents and warrants to Citrus the following matters on and as of the date of this Reorganization Agreement and at the Effective Time; provided, however, that before any breach of or inaccuracy in any of the representations or warranties given in this Section IV shall be actionable or shall constitute grounds for termination of or failure to perform under the terms of this Reorganization Agreement by Citrus, such breach or inaccuracy must have had a Material Adverse Effect.
        4.1. ORGANIZATION, GOOD STANDING AND CONDUCT OF BUSINESS. CFC is a corporation, duly organized, validly existing and in good standing under the laws of South Carolina, is duly registered as a bank holding company under the BHCA, and has full power and authority and all Authorizations necessary to own all of its properties and assets and to carry on its business as it is presently being conducted, and is properly licensed, qualified and in good standing as a foreign corporation in all jurisdictions wherein the character of the properties or the nature of the business transacted by CFC makes such license or qualification necessary. At Closing, Subsidiary Bank will (i) be a direct subsidiary of CFC, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and (ii) have full power and authority and all Authorizations necessary to own all of its properties and assets and to carry on its business as it is then being conducted and to consummate the transactions contemplated herein.

        4.2. SUBSIDIARIES. (a) Other than CFB, Carolina First Bank, F.S.B., Carolina First Mortgage Company, Resource Processing Group, Inc., and Blue Ridge Finance Company, Inc. (collectively, the "Subsidiaries") or except as provided below, CFC neither owns nor controls five percent (5%) or more of the outstanding equity securities, either directly or indirectly, of any Person. CFC is the direct, record and beneficial owner of 100% of the outstanding shares of capital stock of the Subsidiaries. Except in connection with the pending acquisition of Citizens First National Bank, there are no contracts, commitments, understandings or arrangements by which CFC is or may be bound to sell or otherwise issue any shares of the Subsidiaries= capital stock, and there are no contracts, commitments, understandings or arrangements relating to the rights of CFC to vote or to dispose of such shares. All of the shares of capital stock of the Subsidiaries are fully paid and nonassessable and are owned by CFC free and clear of any Liens. CFC has, or has the right to acquire, in excess of 5% of the common stock of (i) Affinity Technology Group, Inc., a Delaware corporation headquartered in Columbia, South Carolina and (ii) Net.B@nk, Inc., a Georgia corporation and savings and loan holding company headquartered in Atlanta, Georgia. None of the Subsidiaries either owns or controls five percent (5%) or more of the outstanding equity securities, either directly or indirectly, of any Person, except that (i) CFB owns 100% of Carolina First Securities, Inc., over 99% of Carolina First Mortgage Loan Trust and residual interests in two trusts created in connection with the securitization of loans,
(ii) Blue Ridge Finance Company, Inc. owns 100% of CF Investment Company, and
(iii) CF Investments, Inc. (a SBIC) owns equity interests in other entities ranging from nominal amounts up to 50% of such other entities' outstanding equity.
        4.3. CORPORATE AUTHORITY. The execution, delivery and performance of this Reorganization Agreement have been duly authorized by the Board of Directors of CFC. No further corporate acts or proceedings on the part of CFC are required or necessary to authorize this Reorganization Agreement or the Merger.
        4.4. BINDING EFFECT. Subject to receipt of the Regulatory Approvals, when executed, this Reorganization Agreement will constitute the valid and legally binding obligation of CFC, enforceable against CFC in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors of FDIC-insured institutions or the relief of debtors generally,
(ii) laws relating to the safety and soundness of depository institutions, and
(iii) general principles of equity. Each document and instrument contemplated by this Reorganization Agreement, when executed and delivered by CFC in accordance with the provisions hereof, shall be duly authorized, executed and delivered by CFC and enforceable against CFC in accordance with its terms, subject to the exceptions in the previous sentence.
        4.5. CAPITALIZATION OF CFC. The authorized capital stock of CFC consists solely of (i) 100,000,000 authorized shares of common stock ($1.00 par value per share), of which approximately 22,025,025 shares were issued and outstanding as of the date hereof and (ii) 10,000,000 shares of preferred stock, none of which is outstanding. All of the issued and outstanding shares of CFC are validly issued and fully paid and nonassessable. Except for (i) stock or options to purchase shares of CFC Common Stock granted under director or employee benefit plans or stock issued by CFC to its Employee Stock Ownership Plan, (ii) shares which may be issued pursuant to CFC's Shareholders' Rights Plan entered into as of November 9, 1993 between CFC and CFB, as amended and restated (the "Rights Plan"), (iii) existing dividend reinvestment plans, (iv) shares which may be issued in connection with acquisitions of other financial institutions or assets, or (v) as otherwise set forth on Schedule 4.5, there are no outstanding Rights or any outstanding securities or other instruments convertible into shares of any class of capital stock of CFC, or pursuant to which CFC is or may become obligated to issue any shares of its capital stock. The CFC Common Stock to be issued in connection with this Reorganization Agreement and the Merger will, when issued, (i) be validly issued, fully paid and nonassessable, (ii) have been issued pursuant to an effective registration statement, (iii) have been properly registered for trading on the Nasdaq National Market, and (iv) will be entitled to all benefits accorded other shares of CFC Common Stock under the Rights Plan.
        4.6. COMPLIANCE WITH LAWS; ABSENCE OF DEFAULTS. (a) CFC is not in default under, or in violation of, any provision of its Articles of Incorporation or Bylaws. CFC is not in default under, or in violation of, any material agreement to which CFC is a party. CFC is not in violation of any applicable law, rule or regulation the effect of which would have a Material Adverse Effect on CFC or its business operations or prospects.
        (b) CFC is not aware of any reason why the Regulatory Approvals will not be obtained within the time period set forth in Section 2.2.
        4.7. NON-CONTRAVENTION AND DEFAULTS; NO LIENS. Neither the execution or delivery of this Reorganization Agreement, nor the fulfillment of, or compliance with, the terms and provisions hereof, will (i) result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, termination of or acceleration of the performance provided by the terms of, any material agreement to which CFC is a party or by which it may be bound, (ii) violate any provision of any law, rule or regulation, (iii) result in the creation or imposition of any Lien on any asset of CFC, or (iv) violate any provisions of CFC's Articles of Incorporation or Bylaws. To the best of CFC's knowledge, no other party to any material agreement to which CFC is a party is in default thereunder or in breach of any provision thereof. To the best of CFC's knowledge, there exists no condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such agreement.
        4.8. NECESSARY APPROVALS. CFC has obtained all certificates of authority, licenses, permits, franchises, registrations of foreign ownership or other regulatory approvals in every jurisdiction necessary for the continuing conduct of its business and ownership of its assets. Except for those which may be renewed or extended in the ordinary course of business, no such certificate, license, permit, franchise, registration or other approval is about to expire or lapse, has been threatened to be revoked or has otherwise become restricted by its terms which would, upon such expiration, lapse, revocation or restriction, have a Material Adverse Effect. Further, there is no basis for any such expiration, lapse, revocation, threat of revocation or restriction. Except for any necessary Regulatory Approvals (including the filing with the SEC of the Registration Statement and filings with blue sky authorities), no consent, approval, Authorization, registration, or filing with or by any governmental authority, foreign or domestic, is required on the part of CFC in connection with the execution and delivery of this Reorganization Agreement or the consummation by CFC of the transactions contemplated hereby. Except for the Regulatory Approvals, CFC is not required to procure the approval of any Person in order to prevent the termination of any right, privilege, license or contract of CFC as a result of this Reorganization Agreement.

        4.9. FINANCIAL STATEMENTS. The financial statements of CFC at and for each of the fiscal years ended December 31, 1996 (audited), 1997 (audited) and 1998 (unaudited) (the "CFC Financial Statements") all of which have been provided to Citrus, are true, correct and complete in all material respects and present fairly, in conformity with GAAP, the financial position of CFC at the dates indicated and the results of its operations for each of the periods indicated. The books and records of CFC have been kept, and will be kept to the Closing Date, in reasonable detail, and will fairly and accurately reflect in all material respects to the Closing Date, the transactions of CFC.
        4.10. UNDISCLOSED LIABILITIES. Except for the liabilities which are disclosed in the CFC Financial Statements or as set forth on Schedule 4.10, CFC has no material liabilities or material obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due. Since December 31, 1998, there has been no (i) Material Adverse Event with respect to CFC, or (ii) any incurrence by or subjection of CFC to any obligation or liability (whether fixed, accrued or contingent) or commitment material to CFC not referred to in this Reorganization Agreement, except such obligations or liabilities as were or may be incurred in the ordinary course of business and which are reflected on the CFC Financial Statements at and for the periods subsequent to December 31, 1998.
        4.11. LITIGATION AND REGULATORY AGREEMENTS. Except as set forth on
Schedule 4.11, there are no claims, actions, suits or proceedings pending or threatened against or, to its knowledge, affecting CFC at law or in equity, before or by any Federal, state, municipal, administrative or other court, governmental department, commission, board, or agency, an adverse determination of which could have a Material Adverse Effect, and CFC knows of no basis for any of the foregoing. There is no order, writ, memorandum or agreement, injunction, or decree of any court, domestic or foreign, or any Federal or state agency affecting CFC or to which CFC is subject, except for (i) agreements between CFC and the Federal Reserve regarding CFC's ownership interest in Affinity Technology Group, Inc. and (ii) agreements between CFC and the Federal Reserve, and CFC and the OTS regarding CFC's ownership interest in Net.B@nk, Inc.
        4.12. REPORTS. CFC has duly made all reports and filings required to be made pursuant to applicable law.
        4.13. CFC INFORMATION. The written information with respect to CFC and its officers, directors, and affiliates which shall have been supplied by CFC (or any of its accountants, counsel or other authorized representatives) specifically for use in soliciting the Shareholder Approval, or which shall be contained in the Registration Statement, will not, on the date the Proxy Statement is first mailed to shareholders of Citrus or on the date of the Shareholders' Meeting, or in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
        4.14. SECURITIES REPORTS. During the last two (2) years, CFC has filed on a timely basis all reports, registrations, and statements, together with any amendments, required under the Securities Act and the Exchange Act, all of which, as of their respective dates, were in compliance in all material respects with the rules and regulations of the SEC. All reports and registration statements filed by CFC under the Securities Act and the Exchange Act did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
        4.15. DUE DILIGENCE. All information provided by CFC in connection with the due diligence investigation by Citrus was, at the time that such information was provided, fair, accurate and complete in all material respects. Since the date of such provision of information, there have been no changes in such information, which, taken in the aggregate, represent a Material Adverse Event. CFC has not failed to provide or make available to Citrus all material information regarding CFC.
        4.16. DERIVATIVES CONTRACTS, ETC. CFC is not a party to nor has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract not included on the balance sheet or referenced in the footnotes to the CFC Financial Statements which is a derivative contract (including various combinations thereof) (each a "Derivatives Contract") or owns securities that
(i) are referred to as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives", or
(ii) are likely to have changes in value as a result of interest rate changes that significantly exceed normal changes in value attributable to interest rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business and set forth on
Schedule 4.16, including a list, as applicable, of any CFC assets pledged as security for each such instrument.
        4.17. Y2K. The computer based systems of CFC and its material subsidiaries will be "Millennium Compliant" on or before September 30, 1999. The term "Millennium Compliant" means:

               (i) CFC and its material subsidiaries' functions, calculations, and other computing processes will perform in a consistent manner regardless of the date in time performed and regardless of the date input, whether before, on, or after January 1, 2000.
               (ii) CFC and its material subsidiaries' software will accept, calculate, compare, sort, extract, sequence, and otherwise process date inputs and date values, and return and display date values in a consistent manner regardless of the dates used, whether before, on, or after January 1, 2000.
               (iii) CFC and its material subsidiaries' software will function without interruptions caused by the date in time on which the processes are actually performed or by the date input to the software, whether before, on, or after January 1, 2000.

                 SECTION V. CONDUCT OF BUSINESS PENDING CLOSING
        5.1. CONDUCT OF CITRUS PENDING CLOSING. During the period commencing on the date hereof and continuing until the Closing Date, Citrus covenants and agrees to the following (except to the extent that CFC shall otherwise expressly consent in writing, which consent shall not be unreasonably delayed or withheld); provided, however, that any breach of or inaccuracy in any of the covenants given in this Section 5.1 must have a Material Adverse Effect before such breach shall be actionable or shall constitute grounds for termination or failure to perform under this Reorganization Agreement.

               (a) Citrus will carry on its business only in the ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, will use all reasonable efforts to preserve intact its business organization and goodwill, maintain the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business dealings with Citrus. Citrus shall not purchase or otherwise acquire or enter into a contract to acquire servicing or subservicing rights with respect to loans not originated by Citrus without the written consent of CFC, which consent shall not be unreasonably withheld.
               (b) Citrus will not amend its Articles of Incorporation or Bylaws as in effect on the date hereof, except as may be required by applicable law or regulation.
               (c) Citrus will not issue, grant, pledge or sell, or authorize the issuance of, reclassify or redeem, purchase or otherwise acquire, any shares of its capital stock of any class or Rights to acquire any such shares or any shares (except for the issuance of common stock in connection with the exercise or conversion of Rights set forth in
        Schedule 3.5, in accordance with the terms thereof as they currently exist); nor will it enter into any arrangement or contract with respect to the issuance of any such shares or other Rights to acquire shares; nor will it declare, set aside or pay any dividends of any type or make any other change in its equity capital structure.
               (d) Citrus will promptly advise CFC in writing of any change in the business of Citrus which has, or may reasonably be expected to have, a Material Adverse Effect.
               (e) Citrus will not take, agree to take, or knowingly permit to be taken (except as may be required by applicable law or regulation) any action or do or knowingly permit to be done anything in the conduct of the business of Citrus, or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Reorganization Agreement, or which would cause any of the representations of Citrus contained herein to be or become untrue in any material respect.
               (f) Citrus will not incur any indebtedness for borrowed money, issue or sell any debt securities, or assume or otherwise become liable, whether directly, contingently or otherwise, for the obligation of any other party, other than in the ordinary course of business.
               (g) Except for expenses attendant to the Merger and current contractual obligations, Citrus will not incur any expense in an amount in excess of $50,000 after the execution of this Reorganization Agreement without the prior written consent of CFC.
               (h) Citrus will not grant any executive officers any increase in compensation (except in the ordinary course of business in accordance with past practice and only upon prior notice to CFC), or enter into any employment agreement with any executive officer without the consent of CFC except as may be required under employment or termination agreements in effect on the date hereof which have been previously disclosed to CFC in writing.
               (i) Citrus will not acquire or agree to acquire by merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business or any corporation, partnership, association or other business organization or division thereof.

               (j) Except as may be directed by any Regulatory Authority, as may be undertaken in the ordinary course of business in accordance with past practices, or as may be reasonably appropriate in view of changes in economic circumstances, Citrus shall not (1) change its lending, investment, liability management or other material banking or other policies in any material respect, or (2) implement or adopt any change in accounting principles, practices or methods, other than as may be required by GAAP.
               (k) Citrus shall not impose, or permit or suffer the imposition of any Liens (except in the ordinary course of business) on any of its assets, other than Liens on such assets that, individually or in the aggregate, are not material to the business, properties or operations of Citrus.
        5.2. CONDUCT OF CFC PENDING CLOSING. During the period commencing on the date hereof and continuing until the Closing Date, CFC covenants and agrees to the following (except to the extent that Citrus shall otherwise expressly consent in writing, which consent shall not be unreasonably delayed or withheld); provided, however, that any breach of or inaccuracy in any of the covenants given in this Section 5.2 must have a Material Adverse Effect before such breach shall be actionable or shall constitute grounds for termination or failure to perform under this Reorganization Agreement.

               (a) CFC shall carry on its business in substantially the same manner as heretofore conducted.
               (b) CFC will not amend its Articles of Incorporation or Bylaws as in effect on the date hereof in any manner that would adversely affect the Citrus shareholders in any material respect.
               (c) CFC will promptly advise Citrus orally and in writing of any change in its business which is or may reasonably be expected to be materially adverse to CFC.
               (d) CFC will not take, agree to take, or knowingly permit to be taken any action or do or knowingly permit to be done anything in the conduct of its business or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Reorganization Agreement, or which would cause any of the representations of CFC contained herein to be or become untrue in any material respect.

                      SECTION VI. COVENANTS OF THE PARTIES
        6.1. ACCESS TO PROPERTIES AND RECORDS. Between the date of this Reorganization Agreement and the Closing Date, the parties will provide to each other and to their respective accountants, counsel and other authorized representatives reasonable access, during reasonable business hours and upon reasonable notice, to their respective premises, properties, contracts, commitments, books, records and other information and will cause their respective officers to furnish to the other party and its authorized representatives such financial, technical and operating data and other information pertaining to their respective businesses, as the parties shall from time to time reasonably request.
        6.2. CONFIDENTIALITY. Each party will and will cause its employees and agents to hold in strict confidence, unless disclosure is compelled by judicial or administrative process, or in the opinion of its counsel, by other requirements of law, all Confidential Information and will not disclose the same to any Person. The party gaining access to such Confidential Information shall exercise the same degree of care with respect thereto that any such party uses to preserve and safeguard its own confidential proprietary information. Confidential Information shall be used only for the purpose of and in connection with consummating the transaction contemplated herein. If this Reorganization Agreement is terminated, each party hereto will promptly return all documents received by it from each other party containing Confidential Information. Each party will and will cause its employees and agents to hold in strict confidence, unless disclosure is compelled by judicial or administrative process, or in the opinion of its counsel, by other requirements of law, the status of the Merger. Each party shall coordinate with the other parties, any public statements regarding the Merger.
        6.3. COOPERATION. Each party shall use its respective, reasonable best efforts to take any and all necessary or appropriate actions, and to use its reasonable best efforts to cause its officers, directors, employees, agents, and representatives to use their reasonable best efforts and to take all steps in good faith within their power, to cause to be fulfilled those of the conditions precedent to its obligations to consummate the Merger which are dependent upon its or their actions, including but not limited to (i) requesting the delivery of appropriate opinions and letters from its counsel and (ii) obtaining any consents, approvals, or waivers required to be obtained from other parties.
        6.4. AFFILIATES' LETTERS. Citrus shall deliver to CFC a letter identifying all Persons who are, at the time the Merger is submitted to a vote of the shareholders of Citrus, "affiliates" of Citrus for purposes of Rule 145 of the General Rules and Regulations under the Securities Act. Citrus shall use its reasonable best efforts to cause each Person who is identified as an "affiliate" in the letter referred to above to deliver to CFC on or prior to the Effective Time a written agreement, in form reasonably satisfactory to CFC, that such Person shall not sell, pledge, transfer or otherwise dispose of any capital stock of Citrus or any CFC Common Stock owned by such person or to be received by such person as part of the consideration except in compliance with the applicable provisions of the Securities Act.

        6.5. LISTING OF CFC COMMON STOCK. CFC shall cause the shares of CFC Common Stock to be issued in the transactions contemplated by this Reorganization Agreement to be approved for quotation on the Nasdaq National Market, subject to official notice of issuance, prior to the Effective Time. CFC shall give such notice to the Nasdaq Stock Market as may be required to permit the listing of the CFC Common Stock issued in connection with the Merger.
        6.6. [RESERVED]
        6.7. TAX TREATMENT. Citrus and CFC shall each take such acts within their power as may be reasonably necessary to cause the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code, except to the extent such performance or failure would be prohibited by law or regulation.
        6.8. EXPENSES. Except to the extent expressly provided otherwise herein, the parties shall pay their own fees and expenses (including legal and accounting fees) incurred in connection with the Merger.
        6.9. MATERIAL EVENTS. At all times prior to the Closing Date, each party shall promptly notify the other party in writing of the occurrence of any event which will or may result in a breach of any covenant, representation or warranty in this Reorganization Agreement, or the failure to satisfy the conditions specified in Section VII or Section VIII of this Reorganization Agreement or other material developments relevant to the consummation of the Merger, and shall use its reasonable best efforts to prevent or promptly to remedy the same.
        6.10. PUBLIC ANNOUNCEMENTS. At all times until after the Closing Date, neither Citrus nor CFC shall issue or permit any of its respective subsidiaries, affiliates, officers, directors or employees to issue any press release or other information to the press with respect to this Reorganization Agreement, without the express prior consent of the other party, except as may be required by law or the policies of the Nasdaq Stock Market. The parties shall cooperate to prepare a joint press release with respect to the transactions contemplated herein.
        6.11. UPDATING OF SCHEDULES. Citrus and CFC shall, at the Effective Time, prepare and deliver to each other such supplements to the schedules attached hereto as may be necessary or appropriate to ensure the accuracy and completeness of the information required to be disclosed in such schedules at all times prior to the Effective Time, provided that the furnishing of any such supplement to such Schedules shall not modify, limit, or otherwise affect any representations or warranties of Citrus or CFC contained herein or any right of Citrus or CFC to terminate this Reorganization Agreement. Citrus and CFC shall provide to each other drafts of such supplemental Schedules at least three (3) business days prior to the Closing Date.
        6.12. CERTAIN POLICIES OF CITRUS. Citrus shall, consistent with GAAP and regulatory accounting principles, use its best efforts to record any accounting adjustments required to conform its loan, litigation and other reserve and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to reflect consistently on a mutually satisfactory basis the policies and practices of CFC; provided, however, that Citrus shall not be obligated to record any such accounting adjustments pursuant to this Section (i) unless and until Citrus shall be reasonably satisfied that all the conditions to the obligation of the parties to consummate the Merger will be satisfied or waived on or before the Effective Time, and (ii) in no event until the day prior to the Closing Date. Notwithstanding any other provision hereof, until the Effective Time, the management of Citrus and the authority to establish and implement its business policies shall continue to reside solely in Citrus' officers and board of directors, and the election of Citrus directors shall be solely the prerogative of Citrus shareholders.
        6.13. EMPLOYEE MATTERS. (a) CFC and Citrus agree to cooperate and use reasonable efforts to develop staffing plans which will result in the retention of as many Citrus managers and employees as is practical (as determined by CFC). CFC agrees that Citrus employees shall also be eligible for consideration for any other available positions for which they are qualified at CFC and its subsidiaries. CFC agrees that those former Citrus employees who are employed by CFC or its subsidiaries immediately following the Closing Date: (i) will be eligible to participate in CFC Benefit Plans; and (ii) will receive past service credit for eligibility and vesting (but not benefit accrual) purposes under CFC qualified retirement plans for years of service with Citrus. CFC agrees that Citrus may elect to fully vest its employees under some or all Citrus Benefit Plans prior to consummation of the Merger. Any Citrus Benefit Plans that are intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code will be terminated by proper action of the Board of Directors of Citrus prior to the Effective Time. From and after the Effective Time, CFC agrees to provide credit for service as required by the Health Insurance Portability and Accountability Act of 1996, as amended, for purposes of determining any preexisting condition exclusion that may apply to an employee of Citrus who becomes covered by a medical plan sponsored by CFC.
        (b) Except as set forth on Schedule 3.19, as of the Closing Date, Citrus shall have no contract, agreement, plan or arrangement covering any person that provides for the payment of an amount that would not be deductible to CFC by reason of Section 280G or any other provision of the Code.
        (c) CFC agrees to cause Citrus (after the Closing) to allow existing Citrus officers to participate in incentive compensation programs to the same extent as similarly situated officers of Carolina First Bank; provided, however, that this provision shall not be construed to alter any at-will employment arrangements.

        6.14. DIRECTORS. (a) Upon closing and for a period of at least two years, CFC will nominate and elect the existing Citrus board members to serve on the board of directors of Citrus; provided that such obligation will terminate as to any individual who fails to act in accordance with any fiduciary duties imposed pursuant to applicable law. Such persons shall receive directors' fees in accordance with the fee structure and policies generally applicable to directors of CFC subsidiaries. In the event that the transaction is restructured in accordance with Section 2.7 and Citrus is merged into CFB, the obligations under this Section will be satisfied if these individuals are named as advisory board members of CFC=s Florida operations and they otherwise receive director compensation fees in accordance with the fee structure and policies generally applicable to directors of CFB.
        (b) Upon closing and for a period of at least two years, CFC will nominate as part of management's slate for its Board of Directors, a resident of Florida, who shall be reasonably acceptable to the Citrus Board of Directors.
        6.15. AGREEMENTS WITH CITRUS OFFICER. Upon closing, CFC shall cause Citrus to enter into an employment agreement with Randy O. Burden in substantially the form set forth on Schedule 6.15 (the "Employment Agreement").
        6.16. PROHIBITED ACTIONS. (a) Except as expressly provided in this Reorganization Agreement, as agreed to by CFC or as required by applicable law, rules or regulations (including the fiduciary duties of the Citrus directors under applicable law), during the period from the date of this Reorganization Agreement to the Effective Time, Citrus shall (i) take no action which would adversely affect or delay the ability of the parties hereto to obtain any necessary Regulatory Approvals or Authorizations required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Reorganization Agreement and (ii) take no action that could reasonably be expected to have a Material Adverse Effect on Citrus.
        (b) Except as expressly provided in this Reorganization Agreement, as agreed to by Citrus or as required by applicable law, rules or regulations, during the period from the date of this Reorganization Agreement to the Effective Time, CFC shall, and shall cause its subsidiaries to, (i) take no action which would adversely affect or delay the ability of the parties hereto to obtain any necessary Regulatory Approvals or Authorizations required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Reorganization Agreement and (ii) take no action that could reasonably be expected to have a Material Adverse Effect on CFC.
        6.17. NAME. CFC agrees to cause Citrus Bank to utilize the name "Citrus Bank" following Closing.

              SECTION VII. CONDITIONS TO CFC'S OBLIGATIONS TO CLOSE
        The obligations of CFC to consummate the transactions contemplated in this Reorganization Agreement are subject to the satisfaction of the following conditions at or before the Closing Date:
        7.1. PERFORMANCE OF ACTS AND REPRESENTATIONS BY CITRUS. Each of the acts and undertakings of Citrus to be performed on or before the Closing Date pursuant to the terms of this Reorganization Agreement shall have been duly authorized and duly performed, and each of the representations and warranties of Citrus set forth in this Reorganization Agreement shall be true in all material respects on the Closing Date, except as to transactions contemplated by this Reorganization Agreement or representations which are as of a specific date.

        7.2. OPINION OF COUNSEL FOR CITRUS. Citrus shall have furnished CFC with an opinion of its counsel, dated as of the Closing Date, and in form and substance reasonably satisfactory to CFC and its counsel, to the effect that, except as disclosed herein: (i) Citrus is duly organized, validly existing and in good standing under the laws of the State of Florida; (ii) the consummation of the transactions contemplated by this Reorganization Agreement will not (A) violate any provision of Citrus' Articles of Incorporation or Bylaws, as applicable, (B) violate any provision of, result in the termination of, or result in the acceleration of any obligation under, any agreement listed on
Schedule 3.18 or any order, arbitration award, judgment or decree known to counsel to which Citrus is a party, or by which it is bound, except as such would not, in the aggregate, have a Material Adverse Effect, except as disclosed on schedules to the Reorganization Agreement, or (C) violate or conflict with any other restriction of any kind or character of which such counsel has knowledge and to which Citrus is subject; (iii) all of the shares of Citrus Common Stock are validly authorized and issued, fully paid and non-assessable;
(iv) Citrus has the legal right and power, and all authorizations and approvals required by law, to enter into this Reorganization Agreement, and to consummate the transactions contemplated herein and all applicable regulatory waiting periods have passed; (v) other than filings and registrations required under applicable law to be made by CFC, all filings and registrations with, and notifications to, all Federal and state authorities required on the part of Citrus for the consummation of the Merger have been made; (vi) Citrus has full corporate power and authority to enter into this Reorganization Agreement, and this Reorganization Agreement has been duly authorized, executed and delivered by Citrus and constitutes a valid and legally binding obligation of Citrus enforceable against Citrus in accordance with its terms, except as such enforceability may be limited by (x) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors of FDIC-insured institutions or the relief of debtors generally, (y) laws relating to the safety and soundness of depository institutions, and (z) general principles of equity; (vii) to the best knowledge of such counsel, no material suit or proceeding is pending or threatened against Citrus or other parties which would have a Material Adverse Effect on Citrus' business or properties or its ability to make the representations and warranties and perform the obligations set forth herein, and (viii) Citrus has perfected security interest in the collateral referenced in that certain Settlement Agreement and Stipulation For Entry of Final Judgment entered into as of March 31, 1998 between Citrus and Orange Co. South Auto Auctions, among other parties, and based on counsel's review of public filings, such security interest is prior to all other security interests which may be perfected by filing.
        7.3. CONDUCT OF BUSINESS. There shall have been no Material Adverse Event with respect to Citrus from the date hereof through the Closing Date.
        7.4. CONSENTS. All Regulatory Approvals and other authorizations necessary, in the reasonable opinion of counsel for CFC, to the consummation of the transactions contemplated hereby shall have been obtained, and no governmental agency or department or judicial authority shall have issued any order, writ, injunction or decree prohibiting the consummation of the transactions contemplated hereby. Regulatory Approvals shall have been obtained without the imposition of any condition or requirement that, in the reasonable judgment of CFC, renders the consummation of this transaction unduly burdensome (excluding conditions or requirements that are typically imposed in transactions of the type contemplated herein).
        7.5. CERTIFICATES. CFC shall have been furnished with such certificates of officers of Citrus, in form and substance reasonably satisfactory to CFC, dated as of the Closing Date, certifying to such matters as CFC may reasonably request, including but not limited to the fulfillment of the conditions specified in this Section VII.
        7.6. SHAREHOLDER APPROVAL. The Shareholder Approval shall have been obtained.
        7.7. SECURITIES LAWS. The Registration Statement shall have been declared effective. No order suspending the sale of the shares of CFC Common Stock in any jurisdiction shall have been issued, and no proceedings for that purpose shall have been instituted.
        7.8. EMPLOYMENT AGREEMENT. The Employment Agreement shall have been executed.
        7.9. LIMIT ON DISSENT. The holders of 10% or more of the Citrus Common Stock outstanding at the time of the Shareholders' Meeting shall not have dissented to the Merger by demanding payment for fair value of their shares in the manner provided by applicable law.
        7.10. POOLING-OF-INTERESTS. CFC shall have received reasonable assurance from KPMG Peat Marwick LLP that the Merger will qualify for pooling-of-interests accounting treatment under general accepted accounting practices.
        7.11. PROVISION FOR LOAN LOSSES. Citrus shall have made a provision for loan losses of at least $750,000 in the first quarter of 1999, which provision shall be in addition to the provision for loan losses that otherwise would have been made by Citrus during such quarter.

          SECTION VIII. CONDITIONS TO THE OBLIGATION OF CITRUS TO CLOSE
        The obligation of Citrus to consummate the transactions contemplated in this Reorganization Agreement is subject to the satisfaction of the following conditions at or before the Closing Date:
        8.1. PERFORMANCE OF ACTS AND REPRESENTATIONS BY CFC. Each of the acts and undertakings of CFC to be performed on or before the Closing Date pursuant to the terms of this Reorganization Agreement shall have been duly authorized and duly performed, and each of the representations and warranties of CFC set forth in this Reorganization Agreement shall be true in all material respects on the Closing Date, except as to transactions contemplated by this Reorganization Agreement or representations which are as of a specific date.

        8.2. OPINION OF COUNSEL FOR CFC. CFC shall have furnished Citrus with an opinion of its counsel, dated as of the Closing Date, and in form and substance reasonably satisfactory to Citrus and its counsel, to the effect that, except as disclosed herein: (i) CFC and Subsidiary Bank are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation; (ii) the consummation of the transactions contemplated by this Reorganization Agreement will not (A) violate any provision of CFC's or Subsidiary Bank's Articles of Incorporation, Bylaws or other charter documents, (B) violate any provision of, result in the termination of, or result in the acceleration of any obligation under, any mortgage, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment or decree known to counsel to which CFC is a party, or by which it is bound, except as such would not, in the aggregate, have a Material Adverse Effect on the business or financial condition of CFC, or (C) violate or conflict with any other restriction of any kind or character of which such counsel has knowledge and to which CFC is subject; (iii) all of the shares of CFC Common Stock to be issued in connection with the Merger will be, when issued, validly authorized and issued, fully paid and non-assessable; (iv) CFC has the legal right and power, and all authorizations and approvals required by law, to enter into this Reorganization Agreement, and to consummate the transactions contemplated herein and all applicable regulatory waiting periods have passed, and Subsidiary Bank has the legal right and power, and all authorizations and approvals required by law, to enter into the Plan of Merger, and to consummate the transactions contemplated therein; (v) all filings and registrations with, and notifications to, all Federal and state authorities required on the part of CFC and Subsidiary Bank for the consummation of the Merger have been made; (vi) CFC has full corporate power and authority to enter into this Reorganization Agreement, and this Reorganization Agreement has been duly authorized, executed and delivered by CFC and constitutes a valid and legally binding obligation of CFC enforceable against CFC in accordance with its terms, except as such enforceability may be limited by (x) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors of FDIC-insured institutions or the relief of debtors generally, (y) laws relating to the safety and soundness of depository institutions, and (z) general principles of equity; (vii) to the best knowledge of such counsel, no material suit or proceeding is pending or threatened against CFC or other parties which would have a Material Adverse Effect on CFC's business or properties or its abilities to make the representations and warranties and perform the obligations set forth herein, and (viii) the Registration Statement became effective on [date] and no stop order suspending the effectiveness of the Registration Statement or any part thereof has been issued and no proceedings for that purpose have been instituted or are pending under the Securities Act.
        8.3. CONDUCT OF BUSINESS. There shall have been no Material Adverse Event with respect to CFC from the date hereof through the Closing Date.
        8.4. CONSENTS. All Regulatory Approvals or other authorizations necessary, in the reasonable opinion of counsel for Citrus, to the consummation of the transactions contemplated hereby shall have been obtained, and no governmental agency or department or judicial authority shall have issued any order, writ, injunction or decree prohibiting the consummation of the transactions contemplated hereby. Approvals of all applicable regulatory agencies shall have been obtained without the imposition of any condition or requirements that, in the reasonable judgment of Citrus, renders the consummation of this transaction unduly burdensome (excluding conditions or requirements that are typically imposed in transactions of the type contemplated herein).
        8.5. CERTIFICATES. Citrus shall have been furnished with such certificates of officers of CFC, in form and substance reasonably satisfactory to Citrus, dated as of the Closing Date, certifying to such matters as Citrus may reasonably request, including but not limited to the fulfillment of the conditions specified in this Section VIII.
        8.6. TAX OPINION. Citrus shall have received from Wyche, Burgess, Freeman & Parham, P.A. a tax opinion, reasonably satisfactory to Citrus, opining, subject to reasonable qualifications, that the Merger shall, upon compliance with reasonable conditions, qualify as a tax-free reorganization under Section 368(a) of the Code.
        8.7. SHAREHOLDER APPROVAL. The Shareholder Approval shall have been obtained.
        8.8. SECURITIES LAWS. The Registration Statement shall have been declared effective. No order suspending the sale of the shares of CFC Common Stock in any jurisdiction shall have been issued, and no proceedings for that purpose shall have been instituted.
        8.9. EMPLOYMENT AGREEMENT. The Employment Agreement shall have been executed.
        8.10. FAIRNESS OPINION. Citrus shall have received a fairness opinion from an investment banker acceptable to Citrus in all reasonable respects (and dated within five business days of the mailing date of the Proxy Statement) to the effect that the Merger is fair, from a financial point of view, to the Citrus shareholders (it being acknowledged that if the Merger is treated as a "purchase" for accounting purposes, that such fairness opinion shall be updated to consider such fact when setting forth its opinion).

                             SECTION IX. TERMINATION
        9.1. TERMINATION. This Reorganization Agreement may be terminated at any time prior to the Closing Date:
               (a)    by mutual consent of the parties;
               (b) by either CFC or Citrus, at that party's option, (A) if a permanent injunction or other order (including any order denying any required regulatory consent or approval) shall have been issued by any Federal or state court of competent jurisdiction in the United States or by any United States Federal or state governmental or regulatory body, which order prevents the consummation of the transactions contemplated herein, or (B) if the Shareholder Approval is not received at the Shareholders' Meeting;
               (c) by either CFC or Citrus if the other party (or any of its subsidiaries) has failed to comply with the agreements or fulfill the conditions contained herein, provided, however, that any such failure of compliance or fulfillment must result in a Material Adverse Event and the breaching party must be given notice of the failure to comply and a reasonable period of time to cure;
               (d) by either CFC or Citrus as set forth in Section 2.2 hereof;
               (e) by CFC if the Fair Market Value of the CFC Common Stock on the day
        before the Closing Date is $25.91 or higher; or
               (f) by Citrus if the Fair Market Value of the CFC Common Stock on the day before the Closing Date is $17.27 or lower.

                           SECTION X. INDEMNIFICATION
        10.1. INFORMATION FOR APPLICATION AND STATEMENTS. Each of CFC and Citrus represents and warrants that all information concerning it which is or will be included in any statement and application made to any governmental agency (including the Registration Statement) in connection with the transactions contemplated by the Agreement shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. Each of CFC and Citrus so representing and warranting will indemnify and hold harmless the other, each of its directors and officers, who controls the other within the meaning of the Securities Act, from and against any and all losses, claims, damages, expenses or liabilities to which any of them may become subject under applicable laws and rules and regulations thereunder and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any actions whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any such application or statement or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by the representing and warranting party expressly for use therein. Each of CFC and Citrus agrees, at any time upon the request of the other, to furnish to the other a written letter or statement confirming the accuracy of the information contained in any proxy statement, registration statement, report or other application or statement, or in any draft of any such document, and confirming that the information contained in such document or draft was furnished expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or draft or indicating the information not furnished expressly for use therein. The indemnity agreement contained in this Section X shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the other party.
        10.2. INDEMNIFICATION OF OFFICERS AND DIRECTORS. (a) CFC covenants and agrees that it will cause each person who is an officer or director of Citrus (an "Indemnitee") on the Closing Date to be indemnified for any costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") arising out of such person's service as an officer or director of Citrus to the fullest extent to which such indemnification is permitted under applicable law and the Articles of Incorporation and Bylaws of Citrus in effect on the date hereof (except that this provision shall not be construed so as to cause CFC or Citrus to violate applicable law). Except for expenses associated with claims described in the immediately succeeding sentence and except for, in particular, expenses associated with any claims or threatened or actual litigation between Indemnitees and CFC, CFC, upon request of such Indemnitees, shall advance expenses in connection with such indemnification, provided that such advancement need be made if and only to the extent that such advancement would have been proper under applicable law. Notwithstanding anything to the contrary herein, this indemnification shall not extend to claims against an Indemnitee by CFC. The provisions of this Section X shall survive the closing and shall be enforceable directly by each officer and director of Citrus benefited by this
Section X.
        (b) Any Indemnitee wishing to claim indemnification under this Section X, upon learning of such claims or liabilities, shall promptly notify CFC thereof; provided, that the failure so to notify shall not affect the obligations of CFC hereunder unless such failure materially increases CFC's liability hereunder. In the event of any litigation giving rise to a claim hereunder, (i) CFC shall have the right to assume the defense thereof, if it so elects, and CFC shall pay all reasonable fees and expenses of counsel for the Indemnitees promptly as statements therefor are received; provided, however, that CFC shall be obligated pursuant to this Section to pay for only one firm of counsel for all Indemnitees in any jurisdiction for any single action, suit or proceeding or any group of actions, suits or proceedings arising out of or related to a common body of facts, (ii) the Indemnitees shall cooperate in the defense of any such matter, (iii) CFC shall not be liable for any settlement effected without its prior written consent and (iv) CFC shall have no obligation hereunder in the event a Federal banking agency or a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of an Indemnitee in the manner contemplated hereby is prohibited by applicable law.
        10.3. INSURANCE. Citrus and CFC shall use their reasonable best efforts to maintain Citrus' existing directors' and officers' liability insurance policy (or a policy, similar to Citrus' existing policy, providing comparable coverage on terms no less favorable) past the Closing Date covering persons who are currently covered by such insurance; provided that CFC or Citrus shall not make a premium payment in respect of such policy (or replacement policy) which exceeds $25,000 and provided further that Citrus and CFC shall obtain the maximum amount of such coverage as can be obtained by paying a premium of $25,000. CFC shall take no action to terminate prematurely such policy.

        10.4. ATTORNEYS FEES. In the event of litigation between CFC and an Indemnitee regarding this Section X, the prevailing party in such litigation shall be entitled to recover from the losing party all reasonable attorneys fees and costs incurred in connection with such litigation; provided, however, that this Section 10.4 shall be applicable only to those Indemnitees who execute and deliver to CFC before Closing an undertaking whereby they expressly agree to be obligated to reimburse CFC if applicable under this Section 10.4.

                            SECTION XI. MISCELLANEOUS
        11.1. RELIANCE. Notwithstanding any investigation made by or on behalf of the parties, whether before or after the Closing Date, the parties shall be entitled to rely upon the representations and warranties given or made by the other party(ies) herein.
        11.2. ENTIRE AGREEMENT. This Reorganization Agreement, including any schedules, exhibits, lists and other documents referred to herein which form a part hereof, contains the entire agreement of the parties with respect to the subject matter contained herein and there are no agreements, warranties, covenants or undertakings other than those expressly set forth herein.
        11.3. BINDING AGREEMENT. This Reorganization Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Agreement shall not be assigned by any of the parties hereto without the prior written consent of the other parties hereto.
        11.4. NOTICES. Any notice given hereunder shall be in writing and shall be deemed delivered and received upon reasonable proof of receipt. Unless written designation of a different address is filed with each of the other parties hereto, notice shall be transmitted to the following addresses:

        For CFC:             William S. Hummers III
                             Carolina First Corporation
                             102 South Main Street
                             Greenville, South Carolina 29601
                             Fax: 864-239-4605

        Copy to:             William P. Crawford, Jr.
                             Wyche, Burgess, Freeman & Parham, P.A.
                             Post Office Box 728
                             Greenville, South Carolina 29602
                             Fax: 864-242-8324

        For Citrus:          Randy O. Burden
                             Citrus Bank
                             2861 South Delaney Avenue
                             Orlando, Florida 32806
                             Fax: 407-428-9234

        Copies to:           John P. Greeley
                             Smith, Mackinnon, Greeley, Bowdoin & Edwards, P.A.
                             255 South Orange Ave., Suite 800
                             Orlando, Florida 32801
                             Fax: 407-843-2448

        11.5. COUNTERPARTS. This Reorganization Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
        11.6. HEADINGS. The section and paragraph headings contained in this Reorganization Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Reorganization Agreement.
        11.7. LAW GOVERNING. This Reorganization Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina.
        11.8. AMENDMENT. This Reorganization Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.
        11.9. WAIVER. Any term, provision or condition of this Reorganization Agreement (other than that required by law) may be waived in writing at any time by the party which is entitled to the benefits thereof.
                                   END OF PAGE

        IN WITNESS WHEREOF, this Reorganization Agreement has been duly entered as of the date first written above.

WITNESS:
                         CAROLINA FIRST CORPORATION

/s/ ________________     By:   /s/ William S.  Hummers III
                               William S. Hummers III, Executive Vice President
/s/ ________________

                         CITRUS BANK


/s/ ________________     By: /s/ Randy O. Burden
                             Randy O. Burden
/s/ ________________         Chairman


SCHEDULES (Omitted)
Schedule 3.5:  Capitalization Exceptions
Schedule 3.6:  Violations
Schedule 3.11: Material Liabilities or Obligations Not Disclosed in Citrus
               Financial Statements
Schedule 3.12: Exceptions to No Liens
Schedule 3.13: Litigation
Schedule 3.16: Proposed Expenditures Exceeding $50,000
Schedule 3.17: Insurance
Schedule 3.18: Contracts or Other Commitments of Citrus; Other Material
               Contracts
Schedule 3.19: Citrus Employee Benefit and Welfare Plans
Schedule 3.21  Exceptions to Citrus' Environmental Representations
Schedule 3.23: Classified Assets
Schedule 3.24: Derivatives Contracts, Etc.
Schedule 4.5:  Exceptions to CFC Capitalization Representations
Schedule 4.6:  Violations
Schedule 4.10: CFC Tax Matters
Schedule 4.11: Material Liabilities or Obligations Not Disclosed in the CFC
               Financial Statements
Schedule 4.12: Litigation
Schedule 4.14: CFC Employee Benefit and Welfare Plans
Schedule 4.16: Derivatives Contracts, Etc.
Schedule 6.15: Employment Agreements

                                   APPENDIX A
                       PLAN OF MERGER OF [SUBSIDIARY BANK]
                            WITH AND INTO CITRUS BANK

        Pursuant to this Plan of Merger (the "Plan of Merger"), [Subsidiary Bank], ("Subsidiary Bank"), a wholly-owned banking subsidiary of CFC, shall be merged with and into Citrus Bank ("Citrus"), a Florida state banking corporation headquartered in Orlando, Florida,

                             ARTICLE I. DEFINITIONS

        The capitalized terms set forth below shall have the indicated meanings. Defined terms used herein, and not otherwise defined herein, shall have the meanings ascribed to such terms in the Reorganization Agreement.
        1.1. "Articles of Merger" shall mean the Articles of Merger to be executed by Subsidiary Bank and Citrus in a form appropriate for filing with the with the appropriate Regulatory Authorities and/or state agencies or offices relating to the effective consummation of the Merger.
        1.2. "CFC" shall mean the Carolina First Corporation, a South Carolina corporation headquartered in Greenville, South Carolina.
        1.3. "CFC Common Stock" shall mean the common stock, par value $1.00 per share, of CFC.
        1.4. "Citrus" shall mean Citrus Bank, a Florida state banking corporation headquartered in Orlando, Florida.
        1.5. "Citrus Common Stock" shall mean the common stock, par value $4.00 per share, of Citrus.
        1.6. "Conversion Ratio" shall mean the number of shares of CFC Common Stock issuable in exchange for one share of Citrus Common Stock, as calculated pursuant to Section 3.1 hereof.
        1.7. "Effective Time" shall mean the date and time which the Merger becomes effective as more particularly set forth in Section 2.2 hereof. Subject to the terms and conditions hereof, the Effective Time shall be such time on such date as CFC shall notify Citrus in writing not less than five days prior thereto, which date shall not be more than 30 days after all conditions have been satisfied or waived in writing.
        1.8. "Fair Market Value" shall mean the average of the closing prices as quoted on the Nasdaq National Market for CFC Common Stock for the 30 days in which CFC Common Stock was traded immediately prior to the Closing Date; provided, however, that the Fair Market Value shall never be deemed to be lower than $18.35 per share or higher than $24.83 per share; provided, further, that if prior to the Effective Time, any other Person shall have publicly announced an intention to acquire control of CFC by merger or otherwise or CFC shall have publicly acknowledged that it is seeking to be acquired by another Person or is discussing being acquired by another Person, then the average of the closing prices as quoted on the Nasdaq National Market for CFC Common Stock for the 30 days for which the CFC Common Stock was traded immediately prior to such announcement or acknowledgment shall be determined and, if such average is less than the average determined pursuant to the first clause and first proviso of this sentence, then the smaller average shall be the Fair Market Value.
        1.9. "Subsidiary Bank" shall mean [a wholly-owned banking subsidiary of CFC].
        1.10. "Merger" shall mean the merger of Subsidiary Bank with and into Citrus, as more particularly set forth herein and in the Reorganization Agreement.
        1.11. "Person" shall mean an individual, a partnership, a corporation, a commercial bank, an industrial bank, a savings association, a savings bank, a limited liability company, an association, a joint stock company, a trust, a business trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).
        1.12. "Reorganization Agreement" shall mean the Reorganization Agreement between CFC and Citrus dated as of the date hereof, to which this Plan of Merger is attached as Appendix A.

        1.13. "Rights" shall mean warrants, calls, commitments, options, rights (whether stock appreciation rights, conversion rights, exchange rights, profit participation rights, or otherwise), securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, and other arrangements or commitments which obligate a Person to issue, otherwise cause to become outstanding, sell, transfer, pledge, or otherwise dispose of any of its capital stock or other ownership interests, or any voting rights thereof or therein, or to pay monetary sums by reference to the existence or market valuation, or in lieu and place, of any of its capital stock or ownership interests therein.
        1.14. "Shareholder Approvals" shall mean, as the context may require, the duly authorized written consent of CFC to the Merger; and the approval of the Merger by the requisite vote of the shareholders of Citrus at the Shareholders' Meeting.
        1.15. "Shareholders' Meeting" shall mean the meeting of the shareholders of Citrus at which the Merger shall be voted upon.
        1.16. "Surviving Corporation" shall mean Citrus after consummation of the Merger.


                             ARTICLE II. THE MERGER

        2.1. LOCATIONS OF CONSTITUENT PARTIES. The names and specific locations of offices, branches and trust offices of each of the constituent banks party to the Merger are as follows:


Name                  Address of Main Office                                    Address of Other Offices
----                  ----------------------                                    ------------------------
Citrus Bank           2861 S. Delaney Ave., Orlando, FL 32806                   __________________________________
                                                                                __________________________________
                                                                                __________________________________


[Subsidiary Bank]  [address]


        2.2. MERGER. At the Effective Time, subject to the terms and conditions of the Reorganization Agreement and this Plan of Merger, Subsidiary Bank shall merge with and into Citrus, the separate existence of Subsidiary Bank shall cease, and Citrus (the "Surviving Corporation") shall survive and the name of the Surviving Corporation shall be "Citrus Bank." By virtue of the Merger and without any action on the part of the holders thereof, each of the shares of Citrus Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration referenced in Article III below. Each of the shares of Subsidiary Bank capital stock outstanding immediately prior to the Effective Time shall be canceled.
        2.3. EFFECTIVE TIME. The Merger shall become effective on the date and at the time specified in the Articles of Merger, and in the form to be filed with the Florida Secretary of State and the OCC, as applicable.
        2.4. CAPITALIZATION. The capital stock of the Surviving Corporation shall be 2,000,000 shares of common stock, $4.00 par value per share, 100 shares of which shall be issued to CFC. No other class of shares shall be authorized or issued. The retained earnings of the Surviving Corporation, which was approximately $_______ as of March 31, 1999, shall remain unchanged as a result of the Merger.
        2.5. ARTICLES OF INCORPORATION. The Articles of Incorporation of Citrus as in effect at the Effective Time shall be and remain the articles of incorporation of the Surviving Corporation. A copy of the Articles of Incorporation is attached hereto as Schedule A to this Plan of Merger.
        2.6. BYLAWS. The Bylaws of Citrus, as in effect at the Effective Time, shall continue in full force and effect as the bylaws of the Surviving Corporation until otherwise amended as provided by law or by such bylaws.
        2.7. PROPERTIES AND LIABILITIES OF CITRUS AND SUBSIDIARY BANK; MANAGEMENT. At the Effective Time, the separate existence and corporate organization of Subsidiary Bank shall cease, and Citrus shall thereupon and thereafter, to the extent consistent with applicable law and with its Articles of Incorporation and the changes, if any, provided by the Merger, possess all the rights, privileges, immunities, liabilities and franchises, of a public as well as a private nature, of Subsidiary Bank without further act or deed.
        2.8. RESULTING BANK OFFICES. The name and specific location of the proposed main office and each existing and proposed branch office and trust service office of the Surviving Corporation is as set forth above in Section 2.1 for Citrus.

                                  Appendix A-2

        2.9. EXECUTIVE OFFICERS. The names and positions of the executive officers of the Surviving Corporation are as follows:

        Name                        Position
        --------------------        ----------------------------------




        2.10. DIRECTORS. The names and addresses of the directors of the Surviving Corporation are as follows:

        Name                        Address
        --------------------        ----------------------------------




        2.11. TRUST POWERS. The Surviving Corporation shall have trust powers to the extent permitted by applicable law.


                        ARTICLE III. MERGER CONSIDERATION

        3.1. MERGER CONSIDERATION. In connection with the Merger, each share of Citrus Common Stock issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, be exchanged for and converted into shares of CFC Common Stock having a Fair Market Value equal to $37.07 (such ratio being hereinafter referred to as the "Conversion Ratio").
        3.2. CITRUS COMMON STOCK. Upon consummation of the Merger, Citrus shall issue 100 shares of its Common Stock to CFC, which shares shall constitute all outstanding capital stock of Citrus.
        3.3. AUTHORIZED OR TREASURY SHARES. Any and all shares of Citrus
Common Stock held as treasury shares by Citrus or authorized but unissued shares shall be canceled and retired at the Effective Time, and no consideration shall be issued or given in exchange therefor.
        3.4. FRACTIONAL SHARES. No fractional shares of CFC Common Stock will be issued as a result of the Merger. In lieu of the issuance of fractional shares pursuant to Section 3.1 hereof, cash will be paid to the holders of the Citrus Common Stock in respect of any fractional share that would otherwise be issuable based on the Fair Market Value.
        3.5. EQUITABLE ADJUSTMENTS. In the event of any change in the outstanding CFC Common Stock by reason of a stock dividend, stock split, stock consolidation, recapitalization, reorganization, merger, split up or the like, the Conversion Ratio and all stock prices set forth in this Article III shall be appropriately adjusted so as to preserve, but not increase, the benefits of this Plan of Merger to the holders of Citrus Common Stock.
        3.6. TRANSFERS. At the Effective Time, the stock transfer books of Citrus shall be closed and no transfer of Citrus Common Stock shall thereafter be made or recognized. Any other provision of this Plan of Merger notwithstanding, none of the parties to the Reorganization Agreement or any affiliate of the foregoing shall be liable to a holder of Citrus Common Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law.
        3.7. DISSENTERS RIGHTS. All shares of Citrus shall be converted into shares of CFC Common Stock as provided herein. Shares that otherwise would have been issued to Citrus shareholders, but for the exercise and perfection of dissenters rights, shall not be issued.

                                  Appendix A-3

                ARTICLE IV. EXCHANGE OF COMMON STOCK CERTIFICATES

        4.1. ISSUANCE OF CFC CERTIFICATES; CASH FOR FRACTIONAL SHARES. As soon as practicable after the Effective Time (but in no event more than five days after the Effective Time), CFC or its transfer agent (in such capacity, the "Exchange Agent") shall mail, or cause to be mailed, and otherwise make available to each record holder of Citrus Common Stock, a form of the letter of transmittal and instructions for use in effecting surrender and exchange of certificates which immediately before the Effective Time represented shares of Citrus Common Stock ("Certificates") for payment therefor. Upon receipt of such notice and transmittal form, each holder of Certificates at the Effective Time shall surrender the Certificate or Certificates to the Exchange Agent, and shall promptly upon surrender receive in exchange therefor the Merger Consideration provided in Article III of this Plan of Merger. If any portion of the payment to be made upon surrender and exchange of a Certificate is to be paid to a person other than the person in whose name the Certificate is registered, it shall be a condition of such payment that the Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay in advance any transfer or other taxes or establish to the satisfaction of CFC that no such tax is applicable. Upon surrender, each Certificate shall be canceled. In addition, Certificates surrendered for exchange by any person constituting an affiliate of Citrus for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged for certificates representing shares of CFC Common Stock until CFC has received the written agreement from such person as provided for in
Section 6.4 of the Reorganization Agreement. Adequate provisions shall be made to permit Certificates to be surrendered and exchanged in person not later than the business day following the Effective Time.
        4.2. AUTHORIZED WITHHOLDINGS. CFC shall not be obligated to deliver the consideration to which any former holder of Citrus Common Stock is entitled as a result of the Merger until such holder surrenders his or her Certificate or Certificates representing the shares of Citrus Common Stock for exchange as provided in this Article IV, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be reasonably required in each case by CFC or Citrus. In addition, no dividend or other distribution payable to the holders of record of CFC Common Stock as of any time subsequent to the Effective Time shall be paid to the holder of any Certificate representing shares of Citrus Common Stock issued and outstanding at the Effective Time until such holder surrenders such Certificate for exchange as provided in Section 3.1 above. However, upon surrender of the Citrus Common Stock Certificate both the CFC Common Stock certificate, together with all such withheld dividends or other distributions and any withheld cash payments in respect of fractional share interest, but without any obligation for payment of interest by such withholding, shall be delivered and paid with respect to each share represented by such Certificate.
        4.3. LIMITED RIGHTS OF FORMER CITRUS SHAREHOLDERS. After the Effective Time, each outstanding Certificate representing shares of Citrus Common Stock prior to the Effective Time shall be deemed for all corporate purposes (other than voting and the payment of dividends and other distributions to which the former shareholder of Citrus Common Stock may be entitled) to evidence only the right of the holder thereof to surrender such Certificate and receive the requisite number of shares of CFC Common Stock in exchange therefor (and cash in lieu of fractional shares) as provided in this Plan of Merger.


                    ARTICLE V. STOCK OPTIONS AND OTHER RIGHTS

        5.1. OPTIONS. Rights to purchase Citrus Common Stock set forth on
Schedule 3.5 to the Reorganization Agreement shall be converted into the right to purchase CFC Common Stock based on the Conversion Ratio (i.e, a number of shares of CFC Common Stock equal to the number of shares of Citrus Common Stock subject to the Right multiplied by the Conversion Ratio, and with an exercise price equal to the quotient obtained by dividing the stated exercise price of the Right by the Conversion Ratio), subject in all cases to the exercise, termination and other provisions of agreements associated with such Rights.

                                  Appendix A-4

                            ARTICLE VI. MISCELLANEOUS

        6.1. CONDITIONS PRECEDENT. Consummation of the Merger is conditioned upon the fulfillment of the conditions precedent set forth in Section VII and
Section VIII of the Reorganization Agreement, subject to waiver of any such conditions, if appropriate, as provided thereunder.
        6.2. TERMINATION. This Plan of Merger may be terminated at any time prior to the Effective Time as provided in Section IX of the Reorganization Agreement.
        6.3. AMENDMENTS. To the extent permitted by law, this Plan of Merger may be amended by a subsequent writing signed by all of the parties to the Reorganization Agreement upon the approval of the board of directors of both of the parties thereto; provided, however, that this Plan of Merger may not be amended after the Shareholders' Meeting except in accordance with applicable law.
        6.4. APPROVALS. This Plan of Merger is subject to approval by the Florida Department of Banking and Finance and the approval of holders of at least a majority of the outstanding voting stock of Citrus and two-thirds of the outstanding voting stock of [Subsidiary Bank].

ATTACHMENTS:
SCHEDULE A: ARTICLES OF INCORPORATION



                                  Appendix A-5

                                                                         ANNEX B

                        [ALLEN C. EWING & CO. LETTERHEAD]


                                   May 6, 1999



The Board of Directors
Citrus Bank
2861 South Delaney Avenue
Orlando, Florida  32806

Members of the Board:

        Citrus Bank ("Citrus") and Carolina First Corporation ("CFC"), have entered into a definitive Reorganization Agreement dated as of March 18, 1999 (the "Agreement") providing for Citrus to be acquired by CFC pursuant to the merger of a wholly-owned banking subsidiary of CFC ("CFC Subsidiary") with and into Citrus. The Agreement provides, among other things, that each share of outstanding common stock, par value $4.00 per share, of Citrus ("Citrus Common Stock"), including any shares issued upon the exercise of Citrus stock options prior to the Effective Time of the Merger (as defined in the Agreement), will be converted in the Merger into such number of shares of common stock, par value $1.00 per share, of CFC ("CFC Common Stock") having a Fair Market Value (as defined in the Agreement) equal to $37.07 (such ratio referred to as the "Conversion Ratio").

        The Agreement also provides that, for the purpose of calculating the Conversion Ratio, the Fair Market Value per share of CFC Common Stock shall never be deemed to be lower than $18.35 or higher than $24.83. Reference should be made to the Agreement for a more complete description of the terms and conditions of the Merger.

        You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of Citrus, of the consideration to be received by the shareholders of Citrus in the Merger. We previously delivered a written opinion to you with respect to this matter on April 5, 1999. The purpose of this letter is to update our earlier opinion to the date of this letter.

        Allen C. Ewing & Co. is a registered broker-dealer under the Securities Exchange Act of 1934 and a member of the National Association of Securities Dealers, Inc. As part of its investment banking business, Allen C. Ewing & Co. is regularly engaged in the valuation of securities of banking and thrift companies in connection with mergers and acquisitions, underwritings, private placements, trading and market making activities, and valuations for various other purposes.

        Allen C. Ewing & Co. was engaged by Citrus on February 9, 1999 as the financial advisor

The Board of Directors
Citrus Bank
Page 2
May 6, 1999



to Citrus in connection with the Merger and will receive compensation from Citrus upon consummation of the Merger. In the ordinary course of its business as a broker-dealer, Allen C. Ewing & Co. may, from time to time, purchase securities from, and sell securities to, banking and thrift companies and, as a market maker in securities, may from time to time have a long or short position in, and buy or sell, debt or equity securities of banking and thrift companies for its own account and for the accounts of its customers. As of the date of this opinion, Allen C. Ewing & Co. made a net trading market in CFC Common Stock and, as of the close of business on such date, held a net long position in CFC Common Stock. Ewing had no such position in the securities of Citrus as of the date of this opinion. However, as of such date, certain officers, directors, and affiliates of Allen C. Ewing & Co. beneficially own a total of 51,500 shares of Citrus Common Stock, owned of record by Ewing/Florida Bank Stock Fund, Limited Partnership ("E/FBSF"), an investment fund organized by certain such officers, directors, and affiliates. Allen C. Ewing & Co. serves as financial advisor to E/FBSF.

        In arriving at the opinion expressed in this letter, we have reviewed, analyzed, and relied upon information and material bearing upon the Merger and the financial and operating condition of Citrus and CFC, including, among other things, the following: (i) the Agreement; (ii) audited financial statements for Citrus for the four years ended December 31, 1998; (iii) certain unaudited financial information for Citrus for various periods during the year 1999; (iv) Annual Reports to Shareholders and Annual Reports on Form 10-K for CFC for the three years ended December 31, 1998; (v) certain unaudited financial information for CFC for the three months ended March 31, 1999; (vi) other financial information concerning the business and operations of Citrus furnished to us by Citrus for purposes of our analysis, including certain internal forecasts for Citrus prepared by its senior management; (vii) information concerning the limited market for the shares of Citrus Common Stock; and (viii) certain publicly available information concerning the trading of, and the trading market for, CFC Common Stock. We have also held discussions with the management of Citrus and CFC concerning their respective operations, financial condition, and prospects, as well as the results of regulatory examinations.

        We have also considered such further financial, economic, regulatory, and other factors as we have deemed relevant and appropriate under the circumstances, including among others the following: (i) discussions with certain other banking companies regarding possible interest in an acquisition of Citrus; (ii) certain publicly available information concerning the financial terms of certain mergers and acquisitions of other financial institutions in Florida and the financial position and operating performance of the institutions acquired in those transactions; and (iii) certain publicly available information concerning the trading of, and the trading market for, the publicly-traded common stocks of certain other financial institutions. We have also taken into account our assessment of general economic, market, and financial conditions and our experience in other

The Board of Directors
Citrus Bank
Page 3
May 6, 1999



transactions, as well as our experience in securities valuation and our knowledge of the banking and thrift industry generally.

        In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available, including that referred to above, and we have not attempted independently to verify such information. We have relied upon the management of Citrus as to the reasonableness and achievability of the financial and operational forecasts and projections (and the assumptions and basis therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by management. We have also assumed, without independent verification, that the allowances for loan and other losses of Citrus and CFC are adequate to cover any such losses. We have not made or obtained any inspections, evaluations, or appraisals of any of the assets or liabilities of Citrus, CFC Subsidiary, or CFC, nor have we examined any individual loan, property, or securities files.

        Based upon and subject to the foregoing, we are of the opinion that the consideration to be received by the shareholders of Citrus in the Merger, as described in the Agreement, is fair, from a financial point of view, to the shareholders of Citrus. This opinion is necessarily based upon conditions as they exist and can be evaluated on the date of this letter and the information made available to us through such date.

                                            Very truly yours,

                                            ALLEN C. EWING & CO.



                                            By:/s/ Brian C. Beach
                                               ---------------------------
                                               Brian C. Beach
                                               Senior Vice President

                                     ANNEX C

                         TITLE XXXVIII BANKS AND BANKING
                      CHAPTER 658 BANKS AND TRUST COMPANIES

658.44 Approval by stockholders; rights of dissenters; preemptive rights.

(1) The department shall not issue a certificate of merger to a resulting state bank or trust company unless the plan of merger and merger agreement, as adopted by a majority of the entire board of directors of each constituent bank or trust company, and as approved by each appropriate federal regulatory agency and by the department, has been approved:

        (a) By the stockholders of each constituent national bank as provided by, and in accordance with the procedures required by, the laws of the United States applicable thereto, and

        (b) After notice as hereinafter provided, by the affirmative vote or written consent of the holders of at least a majority of the shares entitled to vote thereon of each constituent state bank or state trust company, unless any class of shares of any constituent state bank or state trust company is entitled to vote thereon as a class, in which event as to such constituent state bank or state trust company the plan of merger and merger agreement shall be approved by the stockholders upon receiving the affirmative vote or written consent of the holders of a majority of the shares of each class of shares entitled to vote thereon as a class and of the total shares entitled to vote thereon. Such vote of stockholders of a constituent state bank or state trust company shall be at an annual or special meeting of stockholders or by written consent of the stockholders without a meeting as provided in s. 607.0704.

Approval by the stockholders of a constituent bank or trust company of a plan of merger and merger agreement shall constitute the adoption by the stockholders of the articles of incorporation of the resulting state bank or state trust company as set forth in the plan of merger and merger agreement.

(2) Written notice of the meeting of, or proposed written consent action by, the stockholders of each constituent state bank or state trust company shall be given to each stockholder of record, whether or not entitled to vote, and whether the meeting is an annual or a special meeting or whether the vote is to be by written consent pursuant to s. 607.0704, and the notice shall state that the purpose or one of the purposes of the meeting, or of the proposed action by the stockholders without a meeting, is to consider the proposed plan of merger and merger agreement. Except to the extent provided otherwise with respect to stockholders of a resulting bank or trust company pursuant to subsection (7), the notice shall also state that dissenting stockholders will be entitled to payment in cash of the value of only those shares held by the stockholders:

        (a) Which at a meeting of the stockholders are voted against the approval of the plan of merger and merger agreement;

        (b) As to which, if the proposed action is to be by written consent of stockholders pursuant to s. 607.0704, such written consent is not given by the holder thereof; or

        (c) With respect to which the holder thereof has given written notice to the constituent state bank or trust company, at or prior to the meeting of the stockholders or on or prior to the date specified for action by the stockholders without a meeting pursuant to s. 607.0704 in the notice of such proposed action, that the stockholder dissents from the plan of merger and merger agreement.

Hereinafter in this section, the term "dissenting shares" means and includes only those shares, which may be all or less than all the shares of any class owned by a stockholder, described in paragraphs (a), (b), and (c).

(3) On or promptly after the effective date of the merger, the resulting state bank or trust company, or a bank holding company which, as set out in the plan of merger or merger agreement, is offering shares rights, obligations, or other securities or property in exchange for shares of the constituent banks or trust companies, may fix an amount which it considers to be not more than the fair market value of the shares of a constituent bank or trust company and which it will pay to the holders of dissenting shares of that constituent bank or trust company and, if it fixes such amount, shall offer to pay such amount to the holders of all dissenting shares of that constituent bank or trust company. The amount payable pursuant to any such offer which is accepted by the holders of dissenting shares, and the amount payable to the holders of dissenting shares pursuant to an appraisal, shall constitute a debt of the resulting state bank or state trust company.

(4) The owners of dissenting shares who have accepted an offer made pursuant to subsection (3) shall be entitled to receive the amount so offered for such shares in cash upon surrendering the stock certificates representing such shares at any time within 30 days after the effective date of the merger, and the owners of dissenting shares, the value of which is to be determined by appraisal, shall be entitled to receive the value of such shares in cash upon surrender of the stock certificates representing such shares at any time within 30 days after the value of such shares has been determined by appraisal made on or after the effective date of the merger.

(5) The value of dissenting shares of each constituent state bank or state trust company, the owners of which have not accepted an offer for such shares made pursuant to subsection (3), shall be determined as of the effective date of the merger by three appraisers, one to be selected by the owners of at least two-thirds of such dissenting shares, one to be selected by the board of directors of the resulting state bank, and the third to be selected by the two so chosen. The value agreed upon by any two of the appraisers shall control and be final and binding on all parties. If, within 90 days from the effective date of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such dissenting shares, the department shall cause an appraisal of such dissenting shares to be made which will be final and binding on all parties. The expenses of appraisal shall be paid by the resulting state bank or trust company.

(6) Upon the effective date of the merger, all the shares of stock of every class of each constituent bank or trust company, whether or not surrendered by the holders thereof, shall be void and deemed to be canceled, and no voting or other rights of any kind shall pertain thereto or to the holders thereof except only such rights as may be expressly provided in the plan of merger and merger agreement or expressly provided by law.

(7) The provisions of subsection (6) and, unless agreed by all the constituent banks and trust companies and expressly provided in the plan of merger and merger agreement, subsections (3), (4), and (5) are not applicable to a resulting bank or trust company or to the shares or holders of shares of a resulting bank or trust company the cash, shares, rights, obligations, or other securities or property of which, in whole or in part, is provided in the plan of merger or merger agreement to be exchanged for the shares of the other constituent banks or trust companies.

(8) The stock, rights, obligations, and other securities of a resulting bank or trust company may be issued as provided by the terms of the plan of merger and merger agreement, free from any preemptive rights of the holders of any of the shares of stock or of any of the rights, obligations, or other securities of such resulting bank or trust company or of any of the constituent banks or trust companies.

(9) After approval of the plan of merger and merger agreement by the stockholders as provided in subsection (1), there shall be filed with the department, within 30 days after the time limit in s. 658.43(5), a fully executed counterpart of the plan of merger and merger agreement as so approved if it differs in any respect from any fully executed counterpart thereof theretofore filed with the department, and copies of the resolutions approving the same by the stockholders of each constituent bank or trust company, certified by the president, or chief executive officer if other than the president, and the cashier or corporate secretary of each constituent bank or trust company, respectively, with the corporate seal impressed thereon.

                                       C-2